As filed with the Securities and Exchange Commission on December 12, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ARTISOFT, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	86-0446453
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

One Memorial Drive

Cambridge, Massachusetts 02142

617.354.0600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Y. Tauscher

Chairman, President and Chief Executive Officer

One Memorial Drive

Cambridge, Massachusetts 02142

617.354.0600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Victor B. Zanetti, Esq.

Quentin Collin Faust, Esq.

Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, Texas 75201

Telephone: 214.659.4400

Facsimile: 214.659.4401

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common stock, $0.01 par value	24,328,010	(1)	$39,168,096.10	$4,190.99
Common stock, $0.01 par value	10,120,684	(2)	$16,294,301.24	$1,743.49
Common stock, $0.01 par value	12,548,460	(3)	$20,203,020.60	$2,161.72

(1)	Includes (a) 24,159,468 shares of our common stock, $0.01 par value per share issued and sold pursuant to a stock purchase agreement dated as of September 28, 2004, and (b) 168,542 shares of our common stock issuable upon exercise of a warrant to purchase 168,542 shares of our common stock issued to ThinkEquity Partners, LLC.
(2)	Includes (a) 2,627,002 shares of our common stock, issued upon conversion of our Series C convertible preferred stock, $1.00 par value per share, (b) 2,627,002 shares of common stock issuable upon exercise of warrants, (c) 977,794 shares of common stock issued pursuant to a purchase agreement dated as of August 8, 2002, (d) 3,422,220 shares of common stock issued upon conversion of our Series B convertible preferred stock, $1.00 par value per share, and (e) 466,666 shares of common stock issuable upon exercise of warrants to purchase 466,666 shares of our common stock issued pursuant to a purchase agreement dated as of August 8, 2001 (e) an indeterminate number of additional shares of common stock as may from time to time become issuable upon exercise of the warrants as a result of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act. In this registration statement, unless otherwise noted, all common stock per share and other data reflect a one-for-six reverse split of its common stock effected on April 22, 2003, notwithstanding the date of any such reference.
(3)	Includes (a) 11,329,785 shares of our common stock issued and sold pursuant to a stock purchase agreement dated as of September 28, 2005, and (b) 1,218,675 shares of our common stock issuable upon exercise of warrants to purchase an aggregate of 1,218,675 shares of our stock and issued to various individuals who were party to the September 28, 2004 stock purchase agreement.
(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the per share bid and asked prices of the common stock on the OTC Bulletin Board on December 5, 2005.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 12, 2005

P R O S P E C T U S

46,997,154 Shares

Artisoft, Inc.

Common Stock

This prospectus relates to resales of:

•	3,422,220 shares of our common stock issued upon conversion of 2,800,000 shares of our Series B preferred stock;

•	977,794 shares of our common stock issued pursuant to a purchase agreement dated as of August 8, 2002;

•	2,627,002 shares of our common stock issued upon conversion of 2,627,002 shares of our Series C preferred stock;

•	2,627,002 shares of our common stock issuable upon exercise of warrants issued pursuant to a purchase agreement dated as of June 27, 2003;

•	466,666 shares of our common stock issuable upon exercise of warrants issued pursuant to a purchase agreement dated as of August 8, 2001;

•	24,159,468 shares of our common stock issued and sold pursuant to a stock purchase agreement dated as of September 28, 2004;

•	168,542 shares of our common stock issuable upon exercise of a warrant to purchase 168,542 shares of our common stock issued to ThinkEquity Partners, LLC on September 28, 2004;

•	11,329,785 shares of our common stock, issued and sold pursuant to a stock purchase agreement dated as of September 28, 2005; and

•	1,218,675 shares of our common stock issuable upon exercise of warrants to purchase an aggregate of 1,218,675 shares of our stock and issued to various individuals who were party to the September 28, 2004 stock purchase agreement.

To be offered for sale from time to time by the selling stockholders identified in this prospectus.

The selling stockholders may sell the shares at fixed prices, prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 24 for more information about how a selling stockholder may sell its shares of common stock. This offering is not being underwritten.

All of the shares being offered by this prospectus are being offered by the selling stockholders. We will not receive any proceeds from the sale of the shares of our common stock in this offering. However, upon exercise of any of the outstanding warrants, we will receive the exercise price of such warrants, unless the warrant holder elects a net issue or “cashless” exercise. As of the date of this prospectus, the per share exercise price of the outstanding warrants ranges from $.01 to $2.85.

Our common stock is not listed on any national securities exchange or the NASDAQ Stock Market; however, certain trading information is referenced on the over-the-counter electronic bulletin board (also referred to as the OTC Bulletin Board) under the symbol “ASFT.OB.” If we do not resume trading on a national exchange or the NASDAQ Stock Market, trading in our common stock may only be conducted based on trading information referenced by the National Quotation Service Bureau, also referred to as the Pink Sheets. On December 5, 2005, the last bid price of our common stock, as quoted on the OTC Bulletin Board, was $1.58 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

December 12, 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. References to “we,” “our,” “our company” or “Artisoft” refer to Artisoft, Inc. and its subsidiaries.

Our Company

We develop, market and sell business phone systems software, hardware and associated services. We sell our products through distributors, resellers and system integrators such as AT&T, Fujitsu, IBM and Scansource, and we engage in alliances with those parties and other technology vendors to assist us in selling and marketing our products. Most of our end user customers rely upon resellers or systems integrators to implement our products, and these resellers and systems integrators can significantly influence our customers’ purchasing decisions. We market and sell our products in the United States, Europe and Latin America. We also have distributor relationships in Africa, Asia, Australia and Middle East.

We were formed in 1982 and reincorporated by merger in Delaware in July 1991. We manufactured network interface cards and certain other communication devices until the year ended June 30, 1998. From the year ended June 30, 1996 to the year ended June 30, 1998, we were engaged in the design, development, sales and support of business communications software, including Visual Voice, a computer telephony development toolkit, and LANtastic, a local area network peer-to-peer operating system. Since March 1998, our company has focused on the development of computer telephony products and associated services. We sold our Visual Voice product line in December 1999, and we formally ended our affiliation with Visual Voice in July 2000. In June 2000, we sold our communications software group, which ended our involvement in the LANtastic product line. Since June 2000, we have focused on business phone systems, initially with the software-based phone system, TeleVantage.

On September 28, 2004, we acquired substantially all of the assets, other than patents and patent rights, of Vertical Networks, Inc. We have also received a patent license for the use of all of Vertical Networks’ patents and patent applications other than Vertical Networks’ rights under specified patents that do not relate to the business we purchased. In addition, we assumed specific liabilities of Vertical Networks. As a result of the acquisition, we now offer our enterprise customers and dealer network the InstantOffice telephony system and associated software. The combination of these two IP-PBX providers created a company with more than 15 years of collective telephony experience. In January 2005, we began doing business as Vertical Communications, Inc., emphasizing the key vertical markets we serve. The acquisition was financed with a portion of the proceeds from a $27.5 million common stock financing also completed on September 28, 2004 and shortly thereafter, pursuant to which we sold a total of 24,159,468 shares of our common stock to several investors at a per share purchase price of $1.1386. In connection with the 2004 equity financing, the holders of all shares of our preferred stock converted those shares into common stock.

On September 1, 2005, the United States Bankruptcy Court for the District of Delaware approved an asset purchase agreement by and among us, Comdial Corporation, a Delaware corporation, and Vertical Communications Acquisition Corporation, our wholly-owned subsidiary. Pursuant to this asset purchase agreement, we, through our subsidiary, acquired substantially all of Comdial’s assets and assumed certain liabilities of Comdial, all as set forth in the asset purchase agreement. On September 28, 2005, we completed the acquisition of the Comdial assets. With the acquisition of the Comdial assets we have added three additional phone systems product lines to our product offerings.

We financed the acquisition of the Comdial assets with the proceeds of a common stock financing completed pursuant to a stock purchase agreement entered into on September 28, 2005, between us and certain investors, together with amounts borrowed under a loan and security agreement, also entered into on September 28, 2005, by and among us, Silicon Valley Bank and our acquisition subsidiary. We also executed a promissory note in favor of Comdial in the original principal amount of $2,500,000.

We acquired the Comdial assets principally for Comdial’s customer relationships and dealer distribution network. In addition, its products and a team of telephony experts are expected to add value to our company, accelerate our growth and help us realize our vision faster. The combination of our company and the Comdial assets and personnel is expected to make us a significant player within the IP-PBX space, with the momentum to make a greater impact on the IP telephony market. With reported Comdial revenues of $39.6 million for the 12 months ended December 31, 2004, the addition of the Comdial assets more than doubles our size from a revenue perspective. We believe that dealers and customers will benefit from our larger combined research and development investment, which will accelerate the development and delivery of next-generation products. Likewise, we expect to benefit from larger consolidated marketing expenditures, which will allow us to launch more robust awareness and demand generation programs designed to raise our profile, increase the number of transactions we participate in, and improve our win rate. In addition, we believe that the combination of our historic products and our new Comdial products will create a more complete end-to-end product offering for customers.

Corporate Information

Our executive offices are located at One Memorial Drive, Cambridge, Massachusetts 02142 and our telephone number is 617.354.0600. Our website address is www.vertical.com. Information contained on our website does not constitute part of this prospectus.

The Offering

Common stock offered by selling stockholders	46,997,154 shares

Use of proceeds	We will not receive any proceeds from the sale of common stock. However, upon exercise of the outstanding warrants, we will receive the exercise price of the warrants. As of the date of this prospectus, the per share exercise price of the outstanding warrants ranges from $0.01 to $2.85.

Risk factors Please refer to “ Risk Factors” beginning on page 5 to read about these and other factors that you should consider before buying shares of our common stock.

This offering involves substantial risk. You should consider, among other factors identified in this prospectus, the following:

•        We have a history of losses and expect to incur further losses.

•        Failure to successfully integrate the acquired operations of Vertical Networks and Comdial could have a material adverse effect on our combined operations.

•        We will need additional working capital, the lack of which would likely have a significant negative impact on our current level of operations.

•        Our disclosure controls and procedures are not effective.

•        Our former and current independent registered public accounting firms have indicated that we have certain material weaknesses with our internal controls and as a result, our internal controls over financial reporting may not be effective.

•        We have not timely filed several of our required reports under the Securities Exchange Act of 1934 and may fail to timely file required Exchange Act reports in the future.

•        Our stockholders could be adversely affected if M/C Venture Partners, our principal stockholder, uses its influence in a manner adverse to our stockholders’ interests.

OTC Bulletin Board symbol	ASFT.OB

Summary Financial Data

The following table sets forth a summary of our consolidated statement of operations data for the periods presented. The following information is based on historical results of operations of our Company for the years ended June 30, 2005, 2004, 2003, 2002 and 2001, and three months ended September 30, 2004 and 2005. This information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to the financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results for any future period.

	Year Ended June 30,					Three Months Ended September 30,
	2001	2002	2003	2004	2005	2004	2005
						(unaudited)
	(in thousands, except share data)
Statement of Operations Data:
Revenues, net	$6,259	$6,070	$6,606	$8,991	$17,460	$2,934	$9,887
Operating Expenses:
Sales and marketing	8,884	5,893	5,538	5,863	12,632	1,798	3,670
Product development	4,701	3,486	3,082	3,204	8,215	873	2,610
General and administrative	4,922	4,414	4,834	2,832	6,238	1,302	1,909
Non-cash compensation	—	—	6	—	1,902	—	1,168
Amortization of intangible Assets	—	—	—	—	532	—	179
Total operating expenses	18,507	13,793	13,460	11,899	29,519	3,973	9,536
Loss from operations	(14,491)	(8,605)	(7,090)	(3,172)	(15,361)	(1,404)	(3,295)

Net loss	$(13,961)	$(8,417)	$(7,029)	$(3,154)	$(15,531)	$(1,406)	$(3,362)

Loss applicable to common shareholders per share—basic and diluted	$(5.41)	$(4.26)	$(2.43)	$(0.87)	$(0.58)	$(0.61)	$(0.10)

At September 30, 2005
(in thousands and unaudited)
Balance Sheet Data:
Cash and cash equivalents	$4,738
Total current assets	29,439
Total current liabilities	32,072
Net stockholders’ equity (deficit)	24,919

RISK FACTORS

We caution you that the following important factors, among others, in the future could cause our actual results to differ materially from those expressed in forward-looking statements made by, or on behalf of, us in filings with the Securities and Exchange Commission (the “Commission”), press releases, communications with investors and oral statements. Any or all of our forward-looking statements in this prospectus, and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion below are important in determining future results. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our reports filed with the Commission.

We have a history of losses and expect to incur future losses.

We had operating losses for the year ended June 30, 2005 and the three months ended September 30, 2005 and in each of the last 12 fiscal quarters. We also had negative cash flow from operating activities in the year ended June 30, 2005 and in six out of the last ten fiscal years. If our revenues do not increase significantly, without a corresponding decrease in expenses, we may never achieve profitability, on a sustained basis or at all, or generate positive cash flow in the future. In that case our business will fail. We expect to incur significant future operating losses and negative cash flows. Vertical Networks also incurred operating losses in each of our last three fiscal years, and had negative cash flow from operating activity many of which were acquired when we acquired most of the assets of Vertical Networks. Comdial’s revenues and operating results have experienced fluctuations in the past and may cause our revenues and operating results to vary in the future. Comdial’s revenues and operating results have varied significantly in the past due to various factors, including changes in market acceptance of Comdial’s services, regulatory changes that may affect the marketability of Comdial’s services, budgetary cycles of Comdial’s principal clients, the mix and timing of client projects, and one-time nonrecurring and unusual charges. As a result, the operations acquired from Vertical Networks and Comdial may not consistently generate profits or positive cash flow, which would likely have a material negative impact on our business, our financial condition and our results of operations.

We may need additional working capital, the lack of which would likely have a significant negative impact on our current level of operations.

The Comdial acquisition consumed significant amounts of working capital and the Comdial assets were acquired with limited working capital, as a result of which we had negative working capital at September 30, 2005, and we may require additional capital in the future to fund our operations, finance investments in product development and corporate infrastructure, expand in our various geographic markets and respond to competitive pressures and opportunities for growth. Failure to obtain additional funding could prevent us from making expenditures that are needed to allow us to grow or maintain our operations. We cannot assure you that additional financing will be available on favorable terms, or at all. If funds are not available when required for our working capital needs or other transactions, our ability to carry out our business plan could be adversely affected, and we may be required to scale back our growth and operations to reflect the extent of available funding. If we are able to arrange for additional credit facilities from lenders, the debt instruments are likely to include limitations on our ability to incur other indebtedness, to pay dividends, to create liens, to sell or purchase our capital stock, to sell assets or to make acquisitions or enter into other transactions. Such restrictions may adversely affect our ability to finance our future operations or capital needs or to engage in other business activities, including, without limitation, acquisitions of additional businesses. Some restrictions exist under a promissory note issued as part of the Comdial acquisition, the 2005 Debt Financing, and the 2004 and 2005 Stock Purchase Agreements as discussed in pages 9 through 11 below. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. These securities would likely have rights, preferences or privileges senior to those of our holders of common stock. In addition, we may seek to obtain a working capital or other traditional loan facility from a bank or other lending source. The inability to obtain substantial increases in our working capital resources will likely have a material negative impact on our business, our financial condition and our results of operations.

Our disclosure controls and procedures are not effective.

Our Chief Executive Officer and Chief Financial Officer have determined that as of September 30, 2005, our disclosure controls and procedures were not effective to ensure that information we are required to disclose in our Exchange Act reports is recorded, processed, summarized and reported within the time specified by the Commission’s rules and forms. This determination was made, in part, because we failed to timely file our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004, December 31, 2004, and March 31, 2005, an amendment to our Current Report on Form 8-K originally filed September 29, 2004 to disclose certain financial data in connection with our acquisition of Vertical Networks, our Current Report on Form 8-K relating to the execution of an office lease dated July 6, 2005 and our Current Report on Form 8-K relating to our default under the terms of our loan and security agreement with Silicon Valley Bank. Our management also believes that we currently lack sufficient resources to address the financial reporting related to significant and complex business transactions.

Our former and current independent registered public accounting firms have indicated that we have certain material weaknesses with our internal controls and, as a result, our internal controls over financial reporting may not be effective.

Our former independent registered public accounting firm, KPMG LLP, advised management and the audit committee that, in connection with its review of our financial statements for the three-month period ended December 31, 2004, KPMG noted certain matters involving internal control and its operation that it considered to be a material weakness that constituted reportable conditions under standards established by the American Institute of Certified Public Accountants. Reportable conditions are matters coming to an independent registered public accounting firm’s attention that, in its judgment, relate to significant deficiencies in the design or operation of internal control and could adversely affect the organization’s ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements. KPMG advised management and our audit committee that it considered the following to constitute reportable conditions related to internal control and their operations: we did not have adequate staffing in our finance group with the appropriate level of experience to effectively control the increased level of transaction activity, address the complex accounting matters and manage the increased financial reporting complexities resulting from the acquisition of Vertical Networks and the associated integration activities.

Our current independent registered public accounting firm, Vitale Caturano and Company Ltd. advised management and the audit committee that, in connection with their audit of our financial statements for the year ended June 30, 2005, Vitale Caturano and Company noted certain matters involving internal control and our operation that it considered to be material weaknesses that constituted reportable conditions under standards established by the American Institute of Certified Public Accountants. Vitale Caturano and Company Ltd. advised management and the audit committee that it considered the following to constitute a material weakness in internal control and operations: we did not have adequate staffing in our accounting and finance group with the appropriate level of experience to effectively accomplish timely and accurate closings, control the increased level of transaction activity, address the complex accounting matters and manage the increased financial reporting complexities resulting from recent acquisitions.

We are also in the preliminary stages of preparing for our report on internal controls over financial reporting, which must be filed with the annual report for our fiscal year ending June 30, 2008. The effectiveness of our controls and procedures may be limited by a variety of risks, including, without limitation, faulty human judgment and simple errors, omissions, or mistakes; the collusion of two or more people or inappropriate management override of procedures; and imprecision in estimating and judging cost-benefit relationships in designing controls. At this point in the process, it is not possible to ascertain whether this report will disclose any significant deficiencies or material weaknesses in our internal controls over financial reporting or even whether we will be able to conclude, after such analysis, that our internal controls are effective; however, our recent failure to timely file certain Exchange Act reports, as well as the matters discussed above, resulted in our auditor determining that we currently have a material weakness in our internal controls system. Upon a determination that we have such a material weakness, we will be required to report that our internal controls over financial accounting are not effective. If we fail to have effective internal controls and procedures for financial reporting in place, we could be unable to provide timely and reliable financial information.

We have not timely filed several of our required reports under the Exchange Act and may fail to timely file required Exchange Act reports in the future.

We failed to timely file our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004, December 31, 2004, and March 31, 2005, an amendment to our Current Report on Form 8-K originally filed September 29, 2004 to disclose certain financial data in connection with our acquisition of Vertical Networks, our Current Report on Form 8-K relating to the execution of an office lease dated July 6, 2005 and our Current Report on Form 8-K relating to our default under the terms of our loan and security agreement with Silicon Valley Bank. We filed the Quarterly Report for the quarter ended September 30, 2004 on January 25, 2005, filed the Quarterly Report for the quarter ended December 31, 2004 on April 1, 2005, filed the Quarterly Report for the quarter ended March 31, 2005 on June 3, 2005, filed our amendment to our Form 8-K on April 20, 2005, and our 8-K on July 14, 2005. As a result, we will be ineligible to register our securities on Form S-3 until at least 12 months after July 14, 2005, and ineligible to qualify for the safe harbor provisions for resale of restricted securities under Rule 144 of the Exchange Act. Inability to register securities on Form S-3 or sell restricted securities under the safe harbor provisions of Rule 144 limits the liquidity of our securities and restricts the market for our securities.

In addition, failure to remain current in our Exchange Act reporting requirements in the future may result in our common stock being de-listed from the OTC Bulletin Board and adversely affect our ability to list our common stock on a national exchange or the NASDAQ Stock Market. If our common stock was to be de-listed from the OTC Bulletin Board, the market for our common stock would become severely restricted and holders of our common stock may be unable to sell their shares. We agreed in our September 28, 2005 stock purchase agreement to seek a listing of our common stock on a national exchange or the NASDAQ Stock Market. If we are unable to list our securities on a national exchange or the NASDAQ Stock Market because we have failed to remain current in our Exchange Act reporting requirements, we may be subject to claims by M/C Venture Partners V, L.P., our principal stockholder (together with its affiliates “M/C Venture Partners”), for indemnification, liability for breach of contract or other common law remedies.

If we do not resume trading on a national exchange or the NASDAQ Stock Market and if we are de-listed from the OTC Bulletin Board, trading in our common stock may only be conducted based on trading information referenced on the “Pink Sheets”. Being quoted on the “Pink Sheets” could damage our general business reputation and could impair our ability to raise additional capital. Securities quoted on the “Pink Sheets” tend to be less liquid and subject to volatile stock prices.

Our stockholders could be adversely affected if M/C Venture Partners uses its influence in a manner adverse to our stockholders’ interests.

As of October 31, 2005, M/C Venture Partners beneficially owned approximately 48.5% of our common stock. Based upon its substantial stock ownership and their director rights, M/C Venture Partners is in a position to exert substantial influence over matters submitted to our stockholders for approval and our management and affairs, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, M/C Venture Partners currently maintains the contractual right to nominate two members to our seven member board of directors and has a shared right with our board of directors to nominate an additional two members. Accordingly, such concentration of ownership and ability to appoint members to our board of directors may have the effect of delaying, deterring or preventing a change in control of our company, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to take control of our company, which in turn could have a negative effect on the market price of our stock. These actions could also be adverse to our other stockholders’ interests.

We have failed to meet certain covenants under our loan and security agreement with Silicon Valley Bank, and our payment obligations may be accelerated.

We are obligated to make certain payments of principal and interest for both a term loan and a revolving loan under a loan and security agreement with Silicon Valley Bank entered into on September 25, 2005. In addition, we are obligated to take certain actions and refrain from taking certain actions during the term of the loan agreement, including, without limitation, meeting certain financial covenants, some of which are not completely within our ability to control. Upon the failure to meet our payment obligations, or the failure to comply with any affirmative or negative covenant, or should any other situation arise which constitutes an “Event of Default” under the loan agreement, Silicon Valley Bank could elect, among other things, to accelerate our indebtedness under the term loan and the revolving loan, or to take possession of, sell, lease, or otherwise dispose of any of our assets, including the Comdial assets, which were pledged as collateral under the loan agreement. We are currently not in compliance with the minimum tangible net worth covenant as measured at the end of each of September 30, 2005, and October 31, 2005, and will likely determine that we are in violation as of November 30, 2005. We are currently in discussions with Silicon Valley Bank to obtain a retroactive waiver of these defaults as well as an amendment to the loan and security agreement to lower our requirements under the minimum tangible net worth covenant. Unless and until we obtain such a waiver and or amendment, Silicon Valley Bank has the right to take any of the actions referenced above, including, without limitation, declaring our loan immediately due and payable. We can offer no assurances that we will be able to obtain such a waiver and amendment from Silicon Valley Bank. In the event that Silicon Valley Bank declares the term loan and/or revolving loan immediately due and payable or seeks to foreclose on any of our assets, it would likely have a material adverse affect on our liquidity, our financial position and our results of operations.

If we fail to meet our obligations under the promissory note held by Comdial, our payment obligations may be accelerated.

Under the terms of the promissory note we issued to Comdial on September 28, 2005, if certain events occur, including, without limitation, our failure to pay any installment of principal or interest due under the Comdial note, then the Comdial bankruptcy estate may, among other things, elect to accelerate our obligations under the Comdial note and declare the outstanding principal balance of and accrued but unpaid interest immediately due and payable. It could also elect to increase the interest rate of the Comdial note from 8% to 10% per year. Should we be unable to make immediate repayment of the Comdial note at the time of an acceleration demand, the Comdial bankruptcy estate could elect to pursue its rights under the security agreement that secured our obligations under the Comdial note by granting a security interest on all of our assets and the assets of Vertical Communications Acquisition Corporation. In the event that the Comdial bankruptcy estate declares the Comdial note immediately due and payable or seeks to foreclose on any of our assets under the security agreement, it would likely have a material adverse affect on our liquidity, our financial position and our results of operations.

If we fail to cause this registration statement to be declared effective in accordance to the timetable set forth in the September 28, 2005 Stock Purchase Agreement, we will be subject to liquidated damages or liability for breach of contract.

Pursuant to the stock purchase agreement we entered into on September 28, 2005 (the “2005 Stock Purchase Agreement”), we agreed to register the shares of our common stock issued to the investors (referred to as the “2005 Investors”) for resale under the Securities Act of 1933. We have agreed to file a registration statement covering these shares no later than December 12, 2005. We have filed this registration statement relating to these shares of common stock, among others, on December 8, 2005 (the “Filing Date”). We have further agreed to use our best efforts to cause the registration statement to become effective in certain events but no later than 90 days after the Filing Date (referred to as the “Required Effective Date”). We will be liable for liquidated damages to each 2005 Investor (a) if the registration statement is not declared effective by the Commission on or prior to the required Effective Date; or (c) if this registration statement (after its effectiveness date) ceases to be effective and available to the 2005 Investors for any continuous period that exceeds 30 days or for one or more periods that exceed in the aggregate 60 days in any 12-month period. Our obligations to register shares under the stock purchase agreement entered into on September 28, 2004 (referred to as the “2004 Stock Purchase Agreement”) and certain prior registration rights agreements, as amended, is identical to the schedule for registration under the 2005 Stock Purchase Agreement.

In the event of a registration default, we shall pay as liquidated damages to the 2005 Investors, and the investors who were parties to the 2004 Stock Purchase Agreement (the “2004 Investors”) for each 30-day period of a registration default, an amount in cash equal to 1% of the aggregate purchase price paid by the 2005 Investor or 2004 Investor, as the case may be, pursuant to the 2005 Stock Purchase Agreement or the 2004 Stock Purchase Agreement; provided that in no event will the aggregate amount of cash to be paid as liquidated damages exceed 9% of the aggregate purchase price paid by any respective 2005 Investor or 2004 Investor.

Should we become obligated to make payment of these liquidated damages, it will likely have a material adverse affect on our liquidity, our financial position and our results of operations, particularly if we became obligated to make payment in full of all liquidated damages potential due and payable under these agreements.

If we fail to amend our certificate of incorporation to, among other things, increase the amount of our authorized shares of common stock on or before April 15, 2006, we will be obligated to make a $1.375 million cash payment to the 2004 Investors.

We are agreed to present an amendment to our certificate of incorporation for consideration at a meeting of our stockholders to be held on or before April 15, 2006, to, among other things, increase the amount of our authorized shares of common stock to 250,000,000 shares, in lieu of making a cash payment in the amount of $1.375 million for liquidated damages under the 2004 Stock Purchase Agreement accrued through August 31, 2005. In the event this amendment is not effective on or before April 15, 2006 and M/C Venture Partners and Special Situations Fund III, L.P. (together with its affiliates, “Special Situations Funds”) have voted their shares in favor of this amendment, which they are obligated to do under the terms of a voting agreement, then we will be required to make a cash payment of the accrued liquidated damages to the 2004 Investors, at which time the warrants issued in satisfaction of the accrued liquidated damages which will expire unexercised. Should we become obligated to make immediate payment of these amounts to the 2004 Investors, it would reduce our available working capital and will likely have a material adverse affect on our liquidity, our financial condition and our results of operations. This amendment to increase our authorized shares of common stock was approved by holders of over 80% of our issued and outstanding common stock pursuant to a written consent of the stockholders in lieu of annual meeting executed on November 18, 2005.

Restrictive covenants in the 2005 Stock Purchase Agreement and the 2004 Stock Purchase Agreement may limit our ability to pursue our business strategies.

We have agreed under the terms of the 2004 Stock Purchase Agreement and the 2005 Stock Purchase Agreement that we will not, without the prior consent of M/C Venture Partners,

•	enter into a transaction involving a change in control of our company;

•	incur indebtedness in excess of $3.0 million, subject to specified exceptions;

•	create any security with an equity component unless that security is junior to the common stock;

•	issue any equity securities;

•	transfer our intellectual property;

•	repurchase, redeem or pay dividends on any shares of capital stock (subject to limited exceptions);

•	grant stock options that are not authorized by a vote of our board of directors or our compensation committee;

•	liquidate or dissolve;

•	change the size of our board of directors;

•	amend our certificate of incorporation or bylaws, other than to effect certain specific amendments,

•	change the nature of our business;

•	alter the voting rights of shares of our capital stock in a disparate manner; or

•	take any action which would cause an adjustment to the exercise price or number of shares to be delivered under the warrants, the company issued on September 28, 2005 to the 2004 Investors.

We have agreed under the 2004 Stock Purchase Agreement that we will not, without the prior consent of M/C Venture Partners,

•	enter into a transaction involving a change in control;

•	incur indebtedness in excess of $3.0 million;

•	create any security with an equity component unless that security is junior to the common stock or, subject to specified exceptions, issue any equity securities;

•	transfer our intellectual property;

•	repurchase, redeem or pay dividends on any shares of capital stock (subject to limited exceptions);

•	grant stock options that are not authorized by a vote of our board of directors or our compensation committee;

•	liquidate or dissolve;

•	change the size of our board of directors;

•	amend our certificate of incorporation or bylaws;

•	change the nature of our business; or

•	alter the voting rights of shares of our capital stock in a disparate manner.

If we do not comply with these covenants, we will be subject to claims for indemnification, liability for breach of contract and other common law remedies. Compliance with these covenants may limit our ability to pursue growth opportunities or address concerns with our operations. Our ability to comply with these covenants and restrictions may be affected by changes in the economic or business conditions or events beyond our control.

Restrictive covenants in the Silicon Valley Bank loan and security agreement may limit our ability to pursue our business strategies.

Under the terms of the Silicon Valley Bank loan and security agreement, we are not permitted to take certain actions, without the prior written consent of Silicon Valley Bank, including, without limitation, the following:

•	merging or consolidating with another corporation or entity except that we may merge with Vertical Communications Acquisition Corporation;

•	acquire any assets, except in the ordinary course of business;

•	enter into any other transaction outside the ordinary course of business;

•	sell or transfer any collateral pledged to Silicon Valley Bank under the Silicon Valley Bank loan agreement, except for the sale of finished inventory in the ordinary course of our business, and except for the sale of obsolete or unneeded equipment in the ordinary course of business and transfers between us and Vertical Communications Acquisition Corporation;

•	store any inventory or other collateral with any warehouseman or other third party;

•	sell any inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

•	except for advances in the ordinary course of business not exceeding $100,000 in the aggregate outstanding at any time, make any loans of any money or other assets;

•	incur any debts outside the ordinary course of business other than debts outstanding as of the date the Silicon Valley Bank loan agreement;

•	guarantee or otherwise become liable with respect to the obligations of another party or entity;

•	pay or declare any dividends on our common stock (except for dividends payable solely in our capital stock) or dividends paid by Vertical Communications Acquisition Corporation to us;

•	redeem, retire, purchase or otherwise acquire, directly or indirectly, any of our stock;

•	make any change in our capital structure which would have a material adverse effect on us or on the prospect of repayment of the our obligations under the Silicon Valley Bank loan agreement;

•	engage, directly or indirectly, in any business other than the business we currently engage in; or

•	dissolve or elect to dissolve.

If we do not comply with these covenants, we will be subject to claims for indemnification, liability for breach of contract and other common law remedies. Compliance with these covenants may limit our ability to pursue growth opportunities or address concerns with our operations. Our ability to comply with these covenants and restrictions may be affected by changes in the economic or business conditions or events beyond our control.

Failure to successfully integrate the acquired operations of Vertical Networks and Comdial could have a material adverse effect on our combined operations.

Our decisions to acquire the operations of both Vertical Networks and Comdial were based in part, on our belief in the growth opportunities and cost savings we hope to achieve from the integration of those operations into our operations and our plans to expand our product offerings to our customers and future customers. Our success in realizing these and other anticipated benefits could be adversely affected by a number of factors, many of which are outside our control. These challenges include the timely, efficient and successful execution of a number of post-acquisition events, including:

•	integrating the operations and technologies of each company;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of both companies and attracting additional customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating uniform standards, controls, procedures, policies and information systems.

The execution of these post-acquisition events will involve considerable risks and may not be successful. These risks include:

•	the potential disruption of our combined ongoing business and distraction of our management;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two separate companies; and

•	the impairment of relationships with employees, suppliers and customers as a result of the integration of personnel and any reductions in force.

We may not succeed in addressing these risks or any other problems encountered in connection with these acquisitions. The inability to successfully integrate our operations, technology and personnel and those of Vertical Networks and Comdial, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the acquisition.

We may experience difficulties marketing our products following the acquisitions of Vertical Networks and Comdial.

With the acquisition of Vertical Networks, we now market a significant amount of products, primarily InstantOffice and its family of products, to several large enterprise customers, including CVS and Staples. We have little experience marketing our products to, or establishing and maintaining customer relationships with, such large enterprise customers. If we are unable to maintain what are essentially new customers, it would likely result in a decline in sales of InstantOffice, which would likely have a material adverse effect on our ability to generate revenues. If we are unable to add additional large enterprise customers, we may have difficulty in our efforts to increase our revenues and achieve profitability.

The former customers of Comdial may not continue their current buying patterns following our acquisition of the Comdial operations. Any significant delay or reduction in orders for the Comdial products could harm the combined company’s business, financial condition and results of operations. Former customers of Comdial may defer purchasing decisions as they evaluate the likelihood of successful integration of Comdial’s products with our own products and our future product strategy, or consider purchasing products of our competitors. Former Comdial customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing our products. In addition, by increasing the breadth of our business, the acquisition may make it more difficult for us to enter into relationships, including customer relationships, with strategic partners, some of whom may view a combined company as a more direct competitor than either us or Comdial as an independent company.

Integrating our companies may divert management’s attention away from our operations.

Successful integration of our operations, products and personnel with those of Comdial and Vertical Networks may place a significant burden on our management and our internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business, financial condition and operating results.

If we fail to retain key employees, the benefits of the acquisitions could be diminished.

The successful acquisition of the Comdial assets will depend in part on the retention of key personnel, including, without limitation, our Chairman and Chief Executive Officer, Mr. William Y. Tauscher. As a result of the acquisition, our employees and those of Comdial could experience uncertainty about their future roles. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel. There can be no assurance that we will be able to retain our or Comdial’s key management, technical, sales and customer support personnel. If we fail to retain such key employees, we may not realize the anticipated benefits of the acquisition.

Our revenues are highly concentrated among a small number of customers and the loss of one of these customers would harm our business and prospects, perhaps materially.

A significant portion of our revenues is generated by a small number of customers. If we were to lose one or more of these customers, our revenues would decline and our business and prospects would be materially harmed. We expect that even if we are successful in developing relationships with additional customers through the acquisition of the Comdial assets, or through additional sales of our historic products, our revenues will continue to be concentrated. We cannot assure you that we will be able to retain any of our current customers or that we will be able to obtain new customers. Scansource, Inc., through its division Paracon, accounted for 19% of net revenue for the year ended June 30, 2005, while CVS accounted for 92% of deferred revenue as of June 30, 2005.

We do not have long-term contracts with a majority of our customers, which renders our sales channels particularly unstable.

We do not have any long-term agreements with our customers who acquire our products. Accordingly, our customers are not contractually obligated to buy from us in the future. Our customers are not required to make minimum purchases from us or make purchases at any particular time and are free to purchase from our competitors. Also, our customers can stop purchasing our products at any time without penalty. If our customers do not purchase our products in sufficient quantities or on a recurring basis, our business and prospects will suffer. Even if our customers are willing to purchase our products, we cannot assure you that we will be able to sell our products at prices that are favorable to us.

We rely on others to promote and sell our products, and their failure to do so may seriously harm our business.

We depend on distributors and resellers and system integrators to market and sell our products. If these customers do not focus their marketing efforts on software- or server-based phone systems or focus on products competitive with our products, our sales will be materially adversely affected. Failure of distributors, system integrators, and resellers to focus on software- or server-based phone systems may send a negative signal to current and potential customers concerning the viability of our industry or our product offerings. We depend upon the availability of distribution outlets to market our products. Loss of these outlets will harm our ability to broaden our brand acceptance and enhance our reputation in the market. In addition, our operating results would be adversely affected if one of our major distributors, resellers or original equipment manufacturers failed to timely and fully pay us for the products they purchased from us for resale or integration, as the case may be.

If software- and server-based phone systems do not achieve widespread acceptance, we may not be able to continue our operations.

The market for software- and server-based business phone systems is relatively new and rapidly evolving. Businesses have invested substantial resources in the existing telecommunications infrastructure, including traditional private telephone systems, and may be unwilling to replace these systems in the near term or at all. Businesses also may be reluctant to adopt computer telephony systems because of their concern about the current limitations of data networks, including the Internet. For example, end-users sometimes experience delays in receiving calls and reduced voice quality during calls when routing calls over data networks. Moreover, businesses that begin to route calls over the same networks that currently carry only their data also may experience these problems if the networks do not have sufficient capacity to carry all of these communications at the same time. We cannot assure you that businesses will migrate toward computer telephony systems or that computer telephony systems will gain widespread acceptance.

Rapid technological change creates a dependence on development of new products.

The market for telecommunications systems and products has been characterized by rapid technological change and continuing demand for new products and features. Accordingly, the timely introduction of new products and product features, as well as new telecommunications applications are expected to continue to be major factors in our future success. Market needs and expectations will require us to continue to identify, develop, and sell new products and features that keep pace with technological developments and competitive pressures. In addition, technological difficulties occasionally inherent in new products and the time necessary to stabilize new product manufacturing costs may adversely affect operating costs. There can be no assurance that our products will achieve market acceptance, or that we will be able to continue to develop new products, technologies, and applications as required by changing market needs in the future.

Products acquired in the Comdial acquisition may become obsolete.

Comdial offered a variety of communications products which included technologies that are enhanced rapidly in today’s business environment. Comdial measured its product inventories on hand at the lower of costs or market. Comdial also provided allowances for excess and obsolete inventory equal to the difference between the cost of inventory and the estimated market value based on assumptions about product life cycles, product demand and market conditions. The technologies incorporated into our products acquired from Comdial are periodically modified in reaction to both customer requirements and to market conditions. This rapid technology change potentially impacts the carrying value of our inventory on hand purchased from Comdial due to obsolescence.

Disruption in supplies of certain essential components will impair our ability to manage our inventory with distributors and resellers.

As a result of the Vertical Networks and Comdial acquisitions, we now design and distribute the hardware on which many of our products operate. If we are unable to obtain supplies necessary to the manufacture of our hardware, our ability to maintain inventory with our distributors and resellers will be harmed. Continued sales of our hardware-based products are dependent upon continued availability of the components used to manufacture the custom hardware incorporated into the product. We may not be able to secure enough components at reasonable prices or of acceptable quality to build new products in a timely manner in the quantities or configurations needed. Accordingly, our revenues and gross margins could suffer until other sources can be developed. Our operating results would also be adversely affected if, anticipating greater demand than actually develops, we commit to the purchase of more components than we need. We cannot assure you that we will not encounter these problems in the future. Although in many cases we use standard parts and components for our products, certain components are presently available only from a single source or limited sources. We may not be able to diversify sources in a timely manner, which could harm our ability to deliver products to customers and seriously impact present and future sales.

We do not manufacture the hardware utilized by our products. Should we experience a disruption in the supply of these hardware components, it could have a material adverse effect on our ability to sell and service our product lines. The fact that we do not own our manufacturing facilities could have an adverse impact on the supply of our products and on operating results. Financial problems of contract manufacturers on whom we rely, or reservation of manufacturing capacity by other companies, inside or outside of our industry, could either limit supply or increase costs.

As part of its restructuring program, Comdial outsourced substantially all of its manufacturing requirements. Outsourced manufacturing is carried out in three principal locations: Asia, Mexico and the United States. Outsourcing, particularly with international manufacturers, carries certain risks which include, but may not be limited to:

•	the outsourcing contractors’ ability to manufacture products that meet our technical specification and that have minimal defects;

•	the outsourcing contractors’ ability to honor their product warranties;

•	the financial solvency, labor concerns and general business condition of our outsourcing contractors;

•	unexpected changes in regulatory requirements;

•	inadequate protection of intellectual property in foreign countries;

•	political and economic conditions in overseas locations;

•	risks of fire, flood or acts of God affecting manufacturing facilities;

•	our ability to meet our financial obligations with our outsourcing contractors; and

•	risks of transportation, including labor union strikes that cause temporary closures of waterway ports of entry.

In addition, our new outsourcing contractors acquire component parts from various suppliers. Similar risks are involved in such procurement efforts. Due to our new dependency on outsourced manufacturing and the inherent difficulty in replacing outsourced manufacturing capacity in an efficient or expeditious manner, the occurrence of any condition preventing or hindering the manufacture or delivery of manufactured goods by any one or more of our outsourcing contractors would have a material adverse affect on our business in the short term and may have a material adverse affect in the long term.

Undetected flaws in our products may damage our reputation, cause loss of customers and increase customer support costs.

Telecommunications products as complex as our products may contain undetected errors or flaws. The presence of any such errors or flaws could result in damage to our reputation, loss of customers, delay of market acceptance of our products or all of these consequences. Our customers or we may find errors in current or any new products after commencement of commercial shipments. In addition, if our products are flawed or are difficult to use, customer support costs could rise. If we are unable to timely and effectively correct flaws in our products, we will lose customers and our ability to make future sales will be adversely affected. If we are unable to produce reliable products, our reputation will suffer, perhaps irreparably, and our business could fail.

Malfunctions or errors in third-party technology may limit our ability to sell our products and may damage the reputation of our products, perhaps materially.

Our historic products and the Comdial products operate on hardware manufactured by third parties. We are dependent on the reliability of this hardware and, to the extent the hardware has defects, it will affect the performance of our products. If the hardware becomes unreliable, does not perform in a manner that is acceptable to our customers or becomes more expensive, sales of our products could decline. Because many of our products run on Microsoft software products and use other Microsoft Corporation technologies, we must depend on the reliability and quality of such products and technologies. Errors or vulnerabilities in Microsoft products could impair sales of some of our products. Our customers may associate unreliability of the hardware and flaws in Microsoft products with a lack of quality of some of our products, which may cause us to lose customers and hurt future sales. Our ability to remedy malfunctions or errors will depend on the timeliness and availability of repair solutions from the manufacturers. Future success of our products and any new products will depend on the ability of our hardware and software manufacturers to produce reliable products in the future.

Many of our products incorporate technology licensed or acquired from third parties.

We sell products in markets that are characterized by rapid technological changes, evolving industry standards, frequent new product introductions, short product life cycles and increasing levels of integration. Our ability to keep pace with this market depends on our ability to obtain technology from third parties on commercially reasonable terms to allow our products to remain in a competitive posture. If licenses to such technology are not available on commercially reasonable terms and conditions, and we cannot otherwise integrate such technology, our products or our customers’ products could become unmarketable or obsolete, and we could lose market share. In such instances, we could also incur substantial unanticipated costs or scheduling delays to develop substitute technology to deliver competitive products.

We could lose our ability to produce and sell our InstantOffice products if our license agreement for certain patents acquired in the acquisition of the assets of Vertical Networks is terminated.

As part of our agreement to acquire the assets of Vertical Networks, we entered into a separate agreement with Vertical Networks on September 28, 2004. The license agreement, among other things, granted us the license to use certain patents held by Vertical Networks. On November 4, 2005, we received a notice from

Consolidated I.P. Holdings (Formerly Vertical Networks, Inc.) claiming that we have materially breached certain terms of the license agreement. We provided Consolidated I.P. Holdings with a response disputing this claim with the hope of amicably resolving this dispute. We received a letter dated December 8, 2005 from Consolidated I.P. Holdings claiming that we had failed to remedy this alleged breach in the time specified under the license agreement and notifying us that Consolidated I.P. Holdings was terminating the license agreement for the licensed patents. Should Consolidated I.P. Holdings prevail in their claim that we have materially breached the license agreement and that this breach resulted in their ability to so terminate the license agreement, we could be precluded from using the licensed patents. Our inability to use the licensed patents would limit our ability to produce and sell our InstantOffice products, or might necessitate licensing or developing alternate technology, any of which would have a material adverse effect on our financial condition and results of operation.

We are subject to risks associated with international operations.

We conduct business globally. International sales accounted for approximately 8% of net sales for the year ended June 30, 2005, and 15% the year ended June 30, 2004. We also acquire various raw materials and components from international suppliers. We intend to expand our presence in international markets, and we cannot assure you that we will compete successfully in international markets or meet the service and support needs of foreign customers. Our future results could be harmed by a variety of factors relating to international operations, including:

•	difficulties in enforcing agreements and collecting receivables through the legal systems of foreign countries;

•	the longer payment cycles associated with many foreign customers;

•	the possibility that foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade;

•	fluctuations in exchange rates, which may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment is made in local currency;

•	our ability to obtain U.S. export licenses and other required export or import licenses or approvals;

•	changes in the political, regulatory or economic conditions in a country or region;

•	difficulty protecting our intellectual property in foreign countries;

•	terrorism; and

•	difficulties and expense of maintaining foreign offices and distribution channels.

Our market is highly competitive, and if we fail to compete successfully our products will not be successful.

We compete with other companies offering proprietary private branch exchanges, such as Nortel Networks Corporation, Siemens AG, and Avaya, Inc. As we focus on the development and marketing of computer telephony systems, we face intense competition from providers of voice communications systems as well as from data networking companies such as Cisco Systems, Inc. and 3Com Corp. In addition, because the market for our products is subject to rapid technological change, as the market evolves we may face competition in the future from companies that do not currently compete in the software- and server-based phone systems market, including companies that currently compete in other sectors of the technology, communications and software industries. Competition from these potential market entrants may take many forms, including offering products and applications similar to those we offer as part of a larger, bundled offering.

Several of these existing competitors have, and many of our future competitors may have, greater financial, personnel and capacity resources than us and as a result, these competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. Competitors with greater financial resources also may be able to offer lower prices, additional products or services or other incentives that we cannot match or do not offer. We cannot predict with precision which competitors may enter our markets in the future or what form such competition may take. In order to effectively compete with any new market entrant, we may need to make additional investments in our business or use more capital resources than our business currently requires.

The failure of our products to perform properly could result in a number of significant negative consequences to us, including a claim for substantial damages, the diversion of management’s attention and resources, and damage to our reputation. In addition, current and prospective customers may become discouraged from purchasing our products.

Because customers purchasing our products rely on them for the communication needs of their respective businesses, we may be exposed to potential claims for damages, including special or consequential damages, as a result of an actual or perceived failure of our products. Our failure or inability to meet a customer’s expectations in the performance of our products, or failure to address any failure of our products in a timely manner, regardless of our responsibility for failure, could result in a claim for substantial damages against us; divert management’s attention and resources; damage our business reputation; and discourage other customers from purchasing our products in the future. We maintain certain contractual limitations of liability and insurance against some of these risks; however, there can be no assurance that such provisions would be enforced or effective or that such insurance would be sufficient to cover the cost of damages. Further, we cannot assure you that insurance will continue to be available at commercially reasonable rates. If we are unable to rely on our contractual limitations of liability and/or maintain sufficient insurance, our business could be harmed.

Our market is subject to changing preferences and technological change, and our failure to keep up with these changes would harm our business and prospects, perhaps materially.

The introduction of products incorporating new technologies and the emergence of new industry standards could render our products obsolete and unmarketable. If we are unable to stay current or ahead of changes in the technology or industry standards, our business and prospects will suffer, perhaps materially. We cannot assure you that we will be able to respond to rapid technological change, changing customer needs, frequent product introductions and evolving industry standards within the markets for computer telephony solutions. We may be unable to develop and introduce new computer telephony products (including new releases and enhancements) on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of our company or limit the price investors might be willing to pay for our stock.

Certain provisions of our certificate of incorporation, as amended, could make a merger, tender offer or proxy contest involving us difficult, even if such events would be beneficial to the interests of our stockholders. These provisions include a classified board of directors, restrictions on calling and holding stockholder meetings, and giving our board the ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without stockholder approval. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. These factors and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in control or changes in our management, including transactions in which our stockholders might otherwise receive a premium over the fair market value of our common stock.

Our protection of intellectual property may not allow us to effectively prevent others from using our business model or our technology.

Our success is dependent upon our software code base, our programming methodologies and other intellectual property. We rely on copyright protection for such works of authorship and trade secret protection for our technical know-how and other confidential information. We do not currently maintain patent protection for our business model or our technology and we currently do not plan significant patent applications in the future. We generally enter into confidentiality agreements with our employees, vendors and consultants and with our clients and corporations with whom we have strategic relationships; however, the terms of these agreements vary and may not provide us with adequate protection against non-disclosure. In addition, we attempt to maintain control over, access to, and distribution of our intellectual property and technical know-how; however, despite these efforts, unauthorized parties may attempt to copy aspects of our service offering or the documentation used by us in delivering such services or to obtain and use other information that we regard as proprietary.

Monitoring infringement of intellectual property rights is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property and technical know-how, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Accordingly, other parties, including competitors, may duplicate our product offerings.

Furthermore, the Comdial business has, from time to time, been subject to proceedings alleging infringement of the intellectual property rights of others. We may find ourselves defending infringement claims related to intellectual property assets that are included in the Comdial assets. Such proceedings could require us to expend significant sums in litigation, pay significant damages, develop non-infringing technology, or acquire licenses to the technology which is the subject of the asserted infringement, any of which could have a material adverse effect on our business. Moreover, Comdial has relied in the past upon intellectual property rights to protect its proprietary rights in its products and software. There can be no assurance that these protections will be adequate to deter misappropriation of our new Comdial technologies or independent third-party development of potentially infringing technologies.

We may become involved in intellectual property or other disputes that could cause us to incur substantial costs, divert the efforts of our management, and require us to pay substantial damages or require us to obtain licenses, which may not be available on commercially reasonable terms, if at all.

Third parties, including competitors, may already have patents on inventions, or may obtain patents on new inventions in the future, that could limit our ability to market and sell the products we provide now or new products we may offer in the future. Such third parties may claim that our products infringe their patent rights and assert claims against us. In addition, we have agreed in some of our contracts, and may in the future agree in other contracts, to indemnify third parties for any expenses or liabilities resulting from claimed infringements of the proprietary rights of third parties as it relates to the products we provide. We, or third parties that we are obligated to indemnify, may receive notifications alleging infringements of intellectual property rights relating to our business or the products previously sold by us. Litigation with respect to patents or other intellectual property matters, whether with or without merit, could be time-consuming to defend, result in substantial costs and diversion of management and other resources, cause delays or other problems in the marketing and sales of our products, or require us to enter into royalty or licensing agreements, any or all of which could have a material adverse effect on our business, operating results and financial condition. If any infringement claim is successful against us, we may be required to pay substantial damages or we may need to seek and obtain a license of the other party’s intellectual property rights. We may be unable to obtain such a license on commercially reasonable terms, if at all. We may be required to redesign those products that use the infringed technology. Moreover, we may be prohibited from selling, using, or providing any of our products that use the challenged intellectual property. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover us for all liability that may be imposed.

Our common stock has a limited trading market, which could limit the liquidity of our common stock and our access to capital markets.

Our common stock is currently quoted on both the over-the-counter electronic bulletin board, also referred to as the OTC Bulletin Board, and the National Quotation Service Bureau, also known as the Pink Sheets. There is only limited trading activity in our securities. We do not know if a market for our common stock will be re-established or that, if re-established, a market will be sustained. This could limit the liquidity of our common stock and reduce our stock price. The limited liquidity and reduced price of our common stock could have a material adverse effect on our ability to raise capital through alternative financing sources on terms acceptable to us or at all. The limited trading market may also result in other negative implications, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities.

Our common stock is subject to additional regulation as a “penny stock,” which may reduce the liquidity of our common stock.

The Commission has adopted regulations that generally define a “penny stock” to be any security that is priced under five dollars. These regulations may have the effect of reducing the level of trading activity in our common stock and investors in our common stock may find it difficult to sell their shares. We cannot assure you that you will be able to resell our common stock and may lose your investment.

In addition, since the trading price of our common stock is less than $5.00 per share, trading in our common stock is also subject to the requirements of Rule 15g-9 of the Exchange Act. Under Rule 15g-9, brokers who recommend our common stock to persons who are not established customers and accredited investors, as defined in the Exchange Act, must satisfy special sales practice requirements, including requirements that they:

•	make an individualized written suitability determination for the purchaser; and

•	receive the purchaser’s written consent prior to the transaction.

The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosures in connection with any trades involving a penny stock, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with that market. Such requirements may severely limit the market liquidity of our common stock and the ability of purchasers of our equity securities to sell their securities in the secondary market. For all of these reasons, an investment in our equity securities may not be attractive to our potential investors.

Revenues in any quarter may vary to the extent recognition of revenue is deferred when contracts are signed. As a result, revenues in any quarter may be difficult to predict and are unreliable indicators of future performance trends.

We frequently enter into contracts where we recognize only a portion of the total revenue under the contract in the quarter in which we enter into the contract. For example, we may recognize revenue on a ratable basis over the life of the contract or enter into contracts where the recognition of revenue is conditioned upon delivery of future product or service elements. This is the case with our contracts with CVS, Aramark and Household Financial. The portion of revenues that are deferred may vary significantly in any given quarter, and revenues in any given quarter are a function both of contracts signed in such quarter and contracts signed in prior quarters. We anticipate that product revenues in future quarters will generally be more dependent on revenues from new customer contracts entered into in those quarters rather than from amortization or recognition of product revenues deferred in prior quarters.

We sometimes experience long implementation cycles, which may increase our operating costs and delay recognition of revenues.

Our products are sophisticated systems that are generally deployed with many users. Implementation of these systems by enterprises is complex, time consuming and expensive. Long implementation cycles may delay the recognition of revenue as some of our customers engage us to perform system implementation services, which can defer revenue recognition for the related product revenue. In addition, when we experience long implementation cycles, we may incur costs at a higher level than anticipated, which may reduce the anticipated profitability of a given implementation.

Our costs could substantially increase if we receive a significant number of warranty claims.

We generally warrant each of our products against defects in materials and workmanship for a period of 12 months from the date of shipment. Further, we have entered into a long-term service agreement with a certain customer pursuant to which we have agreed to provide all necessary maintenance and services for a fixed fee. If we experience an increase in product returns or warranty claims, we could incur unanticipated additional expenditures for parts and service. In addition, our reputation and goodwill could be damaged, perhaps irreparably. While we have established reserves for liability associated with product warranties, unforeseen warranty exposure in excess of those reserves could adversely affect our operating results.

We depend on distributors and resellers to market and sell our products.

If distributors and resellers in the software industry do not focus their marketing efforts on software- or server-based phone systems or on products competitive with TeleVantage or InstantOffice, our sales will be materially adversely affected. Failure of distributors and resellers to focus on software- or server-based phone systems may send a negative signal to current and potential customers concerning the viability our industry or product offering. We depend upon the availability of distribution outlets to market our products. Loss of these outlets will harm our ability to broaden our brand acceptance and enhance our reputation in the market. In addition, our operating results would be adversely affected if one of our major distributors, resellers or original equipment manufacturers failed to timely and fully pay us for the products they purchased from us for resale or integration, as the case may be.

The 46,997,154 shares of our common stock registered for resale by this prospectus may adversely affect the market price of our common stock.

As of November 30, 2005, 45,806,914 shares of our common stock were issued and outstanding. This prospectus registers for resale 46,997,154 shares, which includes common stock underlying warrants to purchase 4,597,737 shares of common stock (which will not be issued and outstanding until such warrants are exercised). All of these shares will be freely tradable, without restriction under the Securities Act of 1933, as amended, unless shares are held by “affiliates” as that term is defined in Rule 144 of the Securities Act.

We are unable to predict the potential effect that sales into the market of 46,997,154 shares may have on the then prevailing market price of our common stock. On December 5, 2005, the last reported bid price of our common stock on the OTC Bulletin Board was $1.58 During the three months prior to November 30, 2005, the average daily trading volume of our common stock was 23,659 shares. It is likely that market sales of the 46,997,154 shares offered for resale pursuant to this prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our common stock. As a result, the potential resale and possible fluctuations in trading volume of such a substantial amount of our stock may affect the share price negatively beyond our control under the Securities Act.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “expect,” “intend,” “may,” “would,” “could,” “plan,” “seek,” “potential,” “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations, which we describe in more detail elsewhere in this prospectus under the heading “Risk Factors,” include, but are not limited to:

•	failure to obtain a waiver of our breach of the minimum tangible net worth covenants under the Silicon Valley loan and security agreement and an amendment of this financial covenant going forward;

•	failure to increase the sales of our products;

•	the loss of any of our key customers;

•	failure to successfully integrate the Comdial assets into our business;

•	the introduction of competitive products, including other software- or server-based phone systems;

•	slower than expected development of the software- or server-based phone system market or any event that causes software- or server-based phone systems to be less attractive to customers;

•	continued failure to timely file our reports under the Exchange Act;

•	continued failure to have adequate disclosure controls in place;

•	continued lapses of internal controls;

•	the finding by our independent registered public accounting firm that we have a material weakness in our internal controls over financial reporting;

•	possible delisting from the OTC Bulletin Board for failure to remain current in our Exchange Act reporting obligations;

•	continued inability to achieve profitability;

•	failure to protect our intellectual property;

•	deteriorating financial performance;

•	failure to achieve the anticipated benefits from our acquisitions of Comdial and Vertical Networks, including, without limitation, failing to obtain the desired benefits for our dealers and customers;

•	failure to retain our rights to certain patents that we acquired through a license agreement resulting from the Vertical Networks Acquisition

•	the assumptions about the future performance of the Vertical Networks and Comdial assets may prove to be incorrect;

•	the inability to achieve the desired synergies and economies of scale after the acquisition of the Vertical Networks and Comdial assets;

•	the inability to become a significant player within the IP-PBX telephony market;

•

the risk that we may be unable to meet future obligations resulting from the acquisition of the Comdial assets including but not limited to our obligations to meet our financial covenants under the Silicon

Valley Bank loan agreement or meet our deadlines to register the shares of our common stock issued pursuant to the 2005 Stock Purchase Agreement;

•	the failure to retain key employees, including, without limitation, our Chairman and Chief Executive Officer; and

•	the loss of any of our key dealers or customers or Comdial’s key dealers or customers.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of their common stock. Accordingly, we will not receive any proceeds from the sale of those shares. However, upon exercise of outstanding warrants, we will receive the exercise price of such warrants. As of the date of this prospectus, the per share exercise price of the outstanding warrants ranges from $0.01 to $2.85.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

Market for Registrant’s Common Equity

Our common stock is currently quoted on both the OTC Bulletin Board and the Pink Sheets under the symbol ASFT.OB. Our common stock was previously listed on the Nasdaq Capital Market (formerly the Nasdaq SmallCap Market) but was de-listed effective November 19, 2003. We may pursue relisting on the Nasdaq Capital Market when, and if, we meet the listing requirements of the Nasdaq Capital Market.

In April 2003, we implemented a one-for-six reverse split of our common stock. Unless otherwise noted, data used throughout this prospectus is adjusted to reflect that reverse stock split.

The following table presents the high and low bid prices of our common stock for each quarter of the fiscal years ended June 30, 2005, 2004, and 2003, as reported by the NASDAQ Stock Market and the OTC Bulletin Board. These quotations may reflect inter-dealer prices, without related mark-up, markdown or commission and may not necessarily represent actual transactions.

	2005		2004		2003
	High	Low	High	Low	High	Low
First Quarter, ending September 30	$2.98	$1.65	$3.69	$1.36	$9.06	$3.00
Second Quarter, ending December 31	$3.40	$2.25	$4.40	$2.45	$3.90	$2.04
Third Quarter, ending March 31	$2.85	$2.43	$3.30	$2.25	$3.00	$1.50
Fourth Quarter, ending June 30	$2.45	$1.50	$3.20	$2.02	$2.53	$1.60

There were 234 record holders of our common stock at September 30, 2005. This number does not include stockholders who hold their shares in “street name” or through broker or nominee accounts. On that same date, the high and low bid prices for our common stock on the OTC Bulletin Board was $1.60 and $1.60, respectively.

Dividend Policy

We have never paid cash dividends. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends for the foreseeable future. Pursuant to the agreements executed in connection with the acquisition of Vertical Networks and the Comdial assets, we cannot pay any cash dividends on any shares of our capital stock without the prior written consent of M/C Venture Partners. Further, the Silicon Valley Bank loan and security agreement prohibits us from declaring any dividends on our shares of common stock.

Securities Authorized for Issuance Under Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans. In accordance with the rules of the Commission, the information in the table is presented as of June 30, 2005, the end of our most recently completed fiscal year.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,998,090	(1)	2.13	387,723	(1)
Equity compensation plans not approved by security holders	—		—	—
Total	7,998,090		2.13	387,723

(1)	In addition to being available for future issuance upon exercise of options, up to 40,000 shares available for issuance under the 2004 Stock Incentive Plan may be issued in the form of restricted stock.

CAPITALIZATION

September 30, 2005

Stockholders’ equity:

Common stock, $0.01 par value per share (50,000,000 shares authorized, actual; 45,777,309 shares issued and outstanding)	458

Additional paid-in capital	87,849

Accumulated other comprehensive income	2

Deferred Toshiba equity cost	(617)

Accumulated deficit	(62,773)

Total stockholders’ equity	24,919

The table above should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This table is based on 45,777,309 shares of our common stock outstanding as of September 30, 2005 and excludes:

•	7,625,298 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $2.14 per share;

•	warrants to purchase our common stock with a weighted average exercise price of $1.29 per share; and

•	shares of common stock reserved for issuance under our 2004 Incentive Stock Option Plan.

PLAN OF DISTRIBUTION

The selling stockholders, which includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests in the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests in the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The maximum underwriting compensation to be received by any member of the National Association of Securities Dealers, Inc., participating in the distribution of an offering will not exceed eight percent (8%) of the gross proceeds of the offering.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify each of the selling stockholders from and against any losses, claims, damages or liabilities to which a selling stockholder may become subject under the Securities Act or other applicable law, if such losses, claims, damages or liabilities arise from any of the following:

•	any untrue statement of a material fact contained in this prospectus at the time of effectiveness;

•	any omission of a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading; or

•	any failure by our company to fulfill any undertaking included in this prospectus, as amended, at the time of effectiveness.

We have agreed to reimburse the selling stockholders as expenses are incurred for any reasonable legal or other expenses in investigating, defending or preparing to defend any such action, proceeding or claim. However, we will not be liable to the selling stockholders for the following:

•	any statement or omission in this prospectus made in reliance on and in conformity with written information furnished to us by the selling stockholders specifically for use in preparing with this prospectus;

•	failure by the selling shareholders to comply with their respective obligations under the stock purchase agreement relating to the sale of shares; or

•	any statement or omission in this prospectus that is corrected in any subsequent prospectus that is delivered to the selling stockholders prior to a sale of our common stock by the selling stockholders.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

SELECTED FINANCIAL DATA

The following selected consolidated statements of operations data for the years ended June 30, 2003, 2004 and 2005 and consolidated balance sheet data as of June 30, 2005 and 2005 have been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The statements of operations data for the years ended June 30, 2001 and 2002 and the balance sheet data as of June 30, 2001, 2002 and 2003 were derived from our audited consolidated financial statements that do not appear in this prospectus. The statement of operations data for the three months ended September 30, 2004 and 2004 and the balance sheet as of September 30, 2005 were derived from our unaudited consolidated financial statements and related notes, which are included elsewhere in the prospectus. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of our financial position and results of operations for these periods. The consolidated selected financial data set forth below should be read in conjunction with our consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period.

						Three months ended September 30,
	2001	2002	2003	2004	2005	2005	2004
Statement of Operations Data:
Revenues, net	$6,259	$6,070	$6,606	$8,991	$17,460	$9,887	$2,934
Cost of Sales	2,243	882	236	264	3,302	3,646	365

Gross Margin	4,016	5,188	6,370	8,727	14,158	6,241	2,569
Operating Expenses:
Sales and marketing	8,889	5,893	5,538	5,863	12,632	3,670	1,798
Product development	4,701	3,486	3,082	3,204	8,215	2,610	873
General and administrative	4,922	4,414	4,834	2,832	6,238	1,909	1,302
Non-cash compensation	—	—	6	—	1,902	1,168	—
Amortization of Intangible Assets	—	—	—	—	532	179	—

Total operating expenses	18,507	13,793	13,460	11,899	29,519	9,536	3,973

Loss from operations	(14,491)	(8,605)	(7,090)	(3,172)	(15,361)	(3,295)	(1,404)

Net loss	$(13,961)	$(8,417)	$(7,029)	$(3,154)	$(15,531)	$(3,362)	$(1,406)

Net loss applicable to Common Shareholders	$(13,961)	$(8,417)	$(9,035)	$(6,251)	$(16,999)	$(3,362)	$(1,406)

Net loss Applicable to Common Shareholders per Share—basic and diluted	$(5.41)	$(4.26)	$(3.13)	$(1.73)	$(0.64)	$(0.10)	$(0.61)

						Three months ended September 30,
	2001	2002	2003	2004	2005	2005
Balance Sheet Data:
Cash and cash equivalents	$5,801	$6,020	$3,041	$2,747	$4,880	$ 4,738
Total current assets	7,490	7,166	4,265	4,436	17,073	29,439
Total current liabilities	3,416	3,668	5,313	4,546	15,480	32,072
Total shareholders’ equity (deficit)	5,649	4,553	(319)	552	14,234	24,919

Gross margins for the year ended June 30, 2005 decreased to 81% as compared to 97% for the year ended June 30, 2004, and 96% for 2003. This decrease was driven entirely by the shift in 2005 from that of being a pure software provider to that of providing combined hardware and software systems to our customer base. We expect over time, to decrease the relative proportion of these hardware products in our sales mix, and believe this will contribute to an increase in our gross margins.

On September 28, 2004, we acquired Vertical Networks. As a result, the revenue, cost of goods and operating expenses for the year ended June 30, 2005 reflect the results of both our ongoing operations related to TeleVantage, and the results of operations related to the InstantOffice product line for the period September 28, 2004 through June 30, 2005.

MANAGEMENT’S DISCUSSION & ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion of the financial condition and results of operations of our company should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Forward-Looking Statements” elsewhere in this prospectus.

Overview

We develop, market and sell business phone systems software, hardware and associated services.

Prior to the acquisition of the Comdial assets, we offered two families of products: TeleVantage and InstantOffice. TeleVantage is a software-based phone system that runs on a Windows server platform and Intel® communications hardware, TeleVantage has an optional call center module, and add-ons, such as TeleVantage Conference Manager, TeleVantage Call Center Scoreboard, TeleVantage Call Classifier, TeleVantage Smart Dialer and TeleVantage Persistent Pager and TeleVantage Enterprise Manager. All modules are fully integrated. InstantOffice is a software-based phone system that runs on a Windows server platform and proprietary hardware. InstantOffice also supports software applications such as custom IVR applications, and telecommunications network management applications including MultiSite Manager and MultiSite Reporter which facilitate remote management of large networks of InstantOffice installations.

As a result of our acquisition of the Comdial assets, we now design, distribute, promote and sell a number of products formerly offered by Comdial. The Comdial products are targeted to small to midsize businesses, branch or regional offices of large organizations, national retailers, government agencies, and education campuses. The Comdial products can cost-effectively scale from four to over 400 seats in a single location and can network up to 14 locations. The Comdial products’ scalability and distributed environment support facilitates organizational needs regardless of geographic boundaries. VoIP networks and the Internet are becoming increasingly important. As part of this technology shift, IP telephony is an important element of the Comdial product portfolio. Its traditional, key hybrid products are able to migrate to the new CONVERSip(TM) brand of VoIP solutions to provide customers with a scalable solution that enables them to maintain existing infrastructure. The Comdial products’ communications platforms consist of the CONVERSip MP5000 Media Platform, the FX II Communications System, and the DX-80 Small Business Communications System.

We sell our products through distributors, resellers and system integrators such as Scansource, Inc/Paracon, AT&T, Fujitsu and IBM. We engage in alliances with systems integrators and other technology vendors to assist us in selling and marketing our products. Most of our end user customers use resellers or systems integrators to implement our products, and these resellers and systems integrators can significantly influence our customers’ purchasing decisions. Our revenues are derived from the licensing of software, shipment of related hardware, and related software maintenance contracts.

Cost of sales is generally comprised of the cost of hardware produced for us by contract manufacturers or purchased by us for resale to our customers, and royalties paid to software developers.

Our operating expenses are comprised of:

•	Sales and marketing costs, which consist primarily of salaries and employee benefits for sales and marketing employees, travel, and marketing programs. We believe that our current complement of sales and marketing personnel can be effectively leveraged as we continue on our revenue growth pattern. Sales and marketing expenses increased 115% in 2005 versus 2004, as a result of increased resources applied to sales of the TeleVantage product line and additional resources acquired with the Vertical Networks acquisition. When taking into account the allocation of stock based compensation to sales and marketing, the increase in expenses was 126% in 2005 versus 2004;

•	Product development costs, which consist primarily of salaries and employee benefits for engineering and technical personnel. We believe that our continued focus on innovation will differentiate us from our competitors and that our spending levels are adequate to do so. Product development expenses increased 156% in 2005 versus 2004, primarily as a result of the additional resources acquired with the Vertical Networks acquisition. When taking into account the allocation of stock based compensation to product development, the increase in expenses was 183% in 2005 versus 2004;

•	General and administrative expenses, which generally represent salaries and employee benefits costs of corporate, finance, human resource and administrative personnel, as well as professional fees, insurance costs, consulting fees and administrative expenses. General and administrative expenses increased 120% in 2005 versus 2004, primarily as a result of the additional resources acquired with the Vertical Networks acquisition. When taking into account the allocation of stock based compensation to general and administrative expenses, the increase in expenses was 136% in 2005 versus 2004;

•	Stock-based, non-cash compensation; and

•	Amortization of intangible assets acquired from Vertical Networks.

Critical Accounting Policies

We identified the policies below as critical to the understanding of our results of operations. It should be noted that we are required to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses for the periods reported. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.

Critical accounting polices are those policies that are reflective of significant judgments and uncertainties and potentially result in materially different results under different assumptions and conditions. We believe our most critical accounting policies are as follows:

Revenue Recognition

We follow the provisions of the Statement of Position (SOP) 97-2, Software Revenue Recognition as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions, and further augmented by Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) 00-21, Revenue Arrangements with Multiple Deliverables. Generally, we recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectability is reasonably assured. We reduce revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, we defer revenue until the product is sold to the end customer or the customer’s rights expire. As part of our product sales price, we provide telephone support, which is generally utilized by the customer shortly after the sale. The cost of the phone support is not significant, but is accrued in the financial statements. In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue.

We defer revenue on shipments to Toshiba until the product is resold by Toshiba to its customers. The deferral of revenue is due to our inability to reasonably estimate potential future stock rotations resulting from future product releases and their effect on future revenue. For all other license sales, assuming that all other revenue recognition criteria have been met, revenue is recognized at the time of shipment because we have sufficient information, experience and history to support our ability to estimate future stock rotations.

Revenue from delivered elements of one-time charge licensed software is recognized at the inception of the license term using the residual method, provided we have vendor-specific objective evidence (“VSOE”) of the fair value of each undelivered element. Revenue is deferred for the fair value of the undelivered elements based upon the price of these elements when sold separately. Revenue is also deferred for the entire arrangement if VSOE does not exist for each undelivered contract element. Examples of undelivered elements in which the timing of delivery is uncertain include contractual elements that give customers rights to any future upgrades at no additional charge or future maintenance that is provided within the overall price. The revenue that is deferred for any contract element is recognized when all of the revenue recognition criteria have been met for that element. Revenue for annual software subscriptions is recognized ratably over the length of the software subscription. Certain contracts acquired from Vertical Networks in September 2004 were determined to be bundled with software subscriptions with lengths of up to five years from the date of acquisition. The revenue and cost of sales of the systems sold under these contracts have been deferred and will be amortized ratably over the length of the associated software subscription, as we do not have VSOE for these subscription agreements.

Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price, long-term service or development contracts is recognized over the contract term, using a proportional performance model, based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent.

Asset Valuation

Asset valuation includes assessing the recorded value of certain assets, including accounts and notes receivable, inventories, goodwill and other intangible assets. We use a variety of factors to assess valuation, depending upon the asset. Accounts and notes receivable are evaluated based upon the credit-worthiness of our customers, our historical experience, and the age of the receivable. The recoverability of inventories is based upon the types and levels of inventory held, forecasted demand, and pricing. Should current market and economic conditions deteriorate, our actual recovery could be less than our estimate. Our intangible assets, are evaluated using established valuation models based upon the expected period the asset will be utilized, forecasted cash flows, changes in technology and customer demand. Our goodwill resulting from our acquisition of Vertical Networks will be independently evaluated during the 2006 fiscal year to determine if impairment has occurred since it acquisition.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) will be effective for interim or annual reporting periods beginning on or after June 15, 2005. We adopted SFAS No. 123R on July 1, 2005 and expect to recognize approximately $4.6 million in share based compensation expense during fiscal 2006 as a result.

Non-GAAP Financial Metrics. We determined that in certain circumstances, non-GAAP financial measures can prove useful for our investors. We present non-GAAP information for 2005 as a result of our acquisition of Vertical Networks, which we compare to our prior year GAAP results. The results for the year ended June 30, 2005 reflect a significant deferral of $16.9 million of revenue for systems sold and delivered during the year, because these systems are covered under multi-year software subscription agreements, acquired as part of the Vertical Networks acquisition, the terms of which extend to March 2009 and cover all systems shipped to some of our large customers. Under GAAP, this revenue, and the related cost of goods of $9.6 million, will be amortized over the balance of the life of the software subscription agreements, which run through periods of up to four years and three months. The amortization of these sales and cost of sales is approximately $1.8 million and $1.1 million, respectively, for the year ended June 30, 2005.

In addition, we acquired $4.3 million of intangible assets as part of the Vertical Networks acquisition, which are being amortized over an estimated life of five years.

We have prepared the following non-GAAP presentation of condensed income statement information for the year ended June 30, 2005, to reflect the results of operations without this revenue and cost of sales deferral, without the related amortization of deferred revenue and of deferred cost of sales, and without the amortization of acquired intangible assets, and a related deferred tax liability. While this non-GAAP presentation should not be considered in isolation or as a substitute for net revenue, cost of sales, gross margins, operating expense, income (loss), or net income (loss) data prepared in accordance with GAAP, or as an indication of our financial performance or liquidity under GAAP, it is presented here because we believe that it provides useful information to investors with respect to our ability to generate sales of our products into the market, absent the deferral convention for accounting purposes, and to meet current and future working capital requirements and capital expenditure commitments by adjusting out the non-cash amortization and tax expense.

	GAAP	Deferred Adjustments	Non-GAAP
	Year Ended June 30, 2005		Year Ended June 30, 2005
Net Revenue	$17,460	16,907	$34,367
Cost of Sales	$3,302	9,610	$12,792

Gross Margins	$14,158	7,297	$21,575
Operating Expense	$29,519	(3,379)	$26,260

Operating Income (Loss)	$(15,361)	10,676	$(4,685)
Net Income (Loss)	$(15,531)	10,933	$(4,598)

Results of Operations

Principal Factors in Financial Performance for Fiscal Year Ended June 30, 2005

Our operating performance for the year ended June 30, 2005 was mixed when compared to the year ended June 30, 2004. Our revenues increased significantly as a result of the acquisition of the InstantOffice product line. Our earnings for fiscal year 2005, however, declined significantly when compared to fiscal year 2004. Though not necessarily establishing a trend, the principal factors affecting this change were:

•	The deferral of $16.9 million of revenue, net of amortization, and $9.6 million of cost of sales, net of amortization, for the year ended June 30, 2005, relating to product sales linked to support contracts acquired from Vertical Networks, which resulted in the deferral of $7.3 million of gross profit. These deferrals are responsible for the vast majority of the $20.4 million of deferred revenue and $9.9 million of deferred cost of sales at June 30, 2005;

•	Decrease in gross margins by 15% from 97% to 81% as a result of the inclusion of hardware in the sales of products acquired from Vertical Networks for the year ended June 30, 2005; and

•	Operating expense increase of $17.7 million, driven primarily by of $15.3 million for the year ended June 30, 2005 related to the acquired operations of Vertical Networks.

We anticipate that the deferral of revenue, gross profit and earnings related to support contracts acquired from Vertical Networks will decrease in both absolute dollars and as a percentage of revenue over time. We also anticipate that both cost of goods and operating expenses will decrease as a percentage of revenue.

Net Revenue and Gross Margin

Revenue and Gross Profit (in thousands, except percentages)

	Twelve Months Ended		Change	Twelve Months Ended		Change
	June 30, 2005	June 30, 2004		June 30, 2004	June 30,2003
Total net revenue	$17,460	$8,991	94.2%	$8,991	$6,606	36.1%
Gross Profit	14,158	8,727	62.2%	8,727	6,370	37.0%
% of Net Revenue	81.1%	97.1%		97.1%	96.4%

Most of our products from both product families are delivered with perpetual non-exclusive licenses and some also with related maintenance contract. Typically, these are sold on an annual basis. As the maintenance contracts near expiration, we contact customers, or our resellers contact them, to renew their contracts as applicable. We typically provide a limited 12-month warranty on hardware when it is sold in conjunction with our software, and we occasionally sell extended warranties to customers.

Timing and Amount. The timing and amount of our net revenues has been, and is expected to continue to be, influenced by a number of factors, including the following:

•	Product design, including our software and our bundled hardware and services where applicable;

•	The demand for our current products;

•	Acquisitions made by us, such as the acquisition of the assets of Vertical Networks and Comdial;

•	The length of our sales cycle; and

•	Budgeting cycles of our customers.

High Concentration Among Small Number of Customers. A significant portion of our revenues is generated by a small number of customers. We expect that, as a result of our acquisition of the Comdial assets, our revenues will be substantially less concentrated. For the year ended June 30, 2005, one distributor, Scansource through its Paracon division, accounted for 19% and one end-user customer, CVS, accounted for 10% our total revenues. In fiscal years 2004 and 2003, Scansource through its Paracon division, accounted for 37%, and 42%, respectively, our net sales.

International. We also derive revenue from international markets. International sales accounted for 8%, 15% and 12% of net revenue for the years ended June 30, 2005, 2004, and 2003, respectively. Less than 1% of our assets were deployed to support our international business for each of the years ended 2005, 2004 and 2003. We anticipate that a majority of our revenues will continue to be derived from sales activity in the United States. Nevertheless, we expect net revenues outside of the United States to increase over time as we expand our distributor, reseller and OEM relationships in additional geographic markets.

Our overall revenues increased by 94% in 2005, primarily as a function of the acquisition of Vertical Networks in September 2004. The additional revenue driven by the acquisition accounted for 79% of the growth in revenues while the TeleVantage standalone revenues grew by approximately 15% versus 36% in 2004.

Year Ended June 30, 2005 Compared to Year Ended June 30, 2004

Net product revenue increased 94% to $17.5 million for fiscal year 2005 from $9.0 million for fiscal year 2004. The acquisition of Vertical Networks on September 28, 2004 drove 79% of the overall increase in revenues while our historical business grew by 15%. With this acquisition, we acquired the InstantOffice product line, as well as relationships with AT&T and IBM, and large customers including CVS Pharmacy, Inc. and Staples, Inc.

We distribute our products internationally. International product revenue was 8% and 15% of total net revenue for fiscal years 2005 and 2004, respectively. Our international revenue continued to increase at the same pace as its underlying domestic business, and as we continue to focus on and strengthen our distribution efforts in international geographic regions, we expect that our international component will continue to grow in importance to our overall revenue.

Gross margins declined from 97% of net revenue to 82% of net revenue in 2005. The decrease was attributable to the shift from the license of software with electronic delivery to the sales of both software and electronic systems resulting from the acquisition of Vertical Networks. Consequently, hardware is now a significant component of cost in the solution. The acquisition of the Comdial assets will further depress gross margins in the short term, as a result of the increased percentage of hardware in our overall revenues. Longer term the margins on the combined offerings are expected to increase as the mix of software and hardware revenue shifts towards a greater emphasis on software applications.

Year Ended June 30, 2004 Compared to Year Ended June 30, 2003

For fiscal year 2004, we had total net revenue of $9.0 million compared to total net revenue in fiscal year 2003 of $6.6 million. This growth was achieved through an increase in the number of TeleVantage licenses sold and through increasing average deal size resulting from the release of TeleVantage 6.0.

Our gross profit from net product revenue was $8.7 million and $6.4 million in fiscal years 2004 and 2003, respectively, or 97% and 96% of net product revenue, respectively. This increase was primarily the result of efficiencies and savings derived from increased use of electronic distribution of licenses.

Operating Expenses

Operating Expenses (in thousands, except percentages)

	Twelve Months Ended		Change	Twelve Months Ended		Change
	June 30, 2005	June 30, 2004		June 30, 2004	June 30, 2003
Sales and Marketing	$12,632	$5,863	115.0%	$5,863	$5,539	5.8%
% of Net Revenue	72.3%	65.2%		65.2%	83.8%
Product Development	8,215	3,204	156.4%	3,204	3,084	3.9%

% of Net Revenue	47.0%	35.6%		35.6%	46.7%
General and Administrative	6,238	2,832	119.1%	2,832	4,837	(41.5)%
% of Net Revenue	35.7%	31.5%		31.5%	73.2%
Stock-based Compensation	1,902	—		—	—
% of Net Revenue	10.9%	0%		0%	0%
Amortization of Intangibles	532	—		—	—
% of Net Revenue	3.0%	0%		0%	0%
Total Operating Expenses	29,519	11,899	148.1%	11,899	13,460	(11.6)%
% of Net Revenue	169.1%	132.3%		132.3%	203.8%

Year Ended June 30, 2005 Compared to Year Ended June 30, 2004

Sales and Marketing. Sales and marketing expenses increased 115% to $12.6 million for fiscal year 2005 from $5.9 million for fiscal year 2004, representing 72% and 65% of total net revenue, respectively. The increase in sales and marketing expense in aggregate dollars was driven by the acquisition of Vertical Networks. The 2005 sales and marketing expense, however, was significantly lower than 2004 as a function of the pro-forma revenue numbers reported in “Non-GAAP Financial Metrics” above; 37% in 2005 versus 65% in 2004, reflecting the ability to leverage resources against increasing revenues.

Product Development. Product development expenses were $8.2 million and $3.2 million for fiscal years 2005 and 2004, respectively, representing 47% and 36% of total net revenue, respectively. The increase in product development expenses was as a result of the acquisition of Vertical Networks, whose product development resources we retained in their entirety. The development expense as a proportion of pro forma revenue reported in “Non-GAAP Financial Metrics” above actually declined from 36% in 2004 to 24% in 2005. We believe that continued development and introduction to the market in a timely manner of new versions of our products is critical to their future success and we will continue to invest in this area.

General and Administrative. General and administrative expenses were $6.2 million and $2.8 million for fiscal years 2005 and 2004, respectively, representing 36% and 32% of total net revenue, respectively. Included in general and administrative expenses in 2005 was a $825 thousand non-cash charge for accrued liquidated damages resulting from delays in registration of shares issued in September 2004. The remaining increase was driven primarily by the acquisition of Vertical Networks, which resulted in increased resources and operating expenses related to our California facility, its information systems, and human resources and accounting operations retained after the acquisition.

Non-Cash Compensation. In 2005, there was a $1.9 million non-cash compensation expense under APB 25, “Accounting for Stock Issued to Employees”, representing 11% of net revenue, for employee stock options that were granted below fair market value in September 2004. Future non-cash compensation expenses will be determined by us under the guidelines of SFAS 123R, which we adopted on July 1, 2005, and are expected to be approximately $900 thousand per quarter.

Amortization of Intangibles. Based upon an independent valuation of the intangible assets acquired from Vertical Networks in September 2004, and the life of those assets, we have been amortizing $215 thousand of intangible assets per quarter since September 28, 2004. During the fiscal year ended June 30, 2005 this resulted in $652 thousand of expenses, $532 thousand of which was allocated to operating expenses, and $120 thousand of which was allocated to cost of sales. These same intangible assets will result in $860 thousand of non-cash expense per year through September 2009.

Year Ended June 30, 2004 Compared to Year Ended June 30, 2003

Sales and Marketing

The increase in sales and marketing expense in aggregate dollars for fiscal year 2004 compared to fiscal year 2003 was primarily due to an increase in personnel. In fiscal 2003, we also incurred a non-recurring charge of approximately $0.2 million relating to executive severance compensation. The reduction of sales and marketing expenses in fiscal year 2004 as a percentage of net revenue in comparison to fiscal year 2003 was due to increases in TeleVantage sales outpacing increases in sales and marketing expenses resulting from larger sized system sales.

Product Development

Product development expenses for fiscal year 2004 increased slightly by 4% compared to fiscal year 2003, largely due to higher employee costs and a reduction in the capitalized development costs in fiscal 2004 relating to the release of TeleVantage 6.0 in comparison to the amount capitalized in fiscal year 2003 for the release of TeleVantage 5.0.

General and Administrative

The decrease in general and administrative expenses of $2.0 million, representing a 42% reduction, was the result of a reversal of a tax liability accrual related to our stock incentive plan, reduced professional fees, depreciation and executive severance costs.

Other Income

Other income, consisting primarily of interest income, increased from $0.02 million in 2004 to $0.09 million in 2005 as a result of having higher average cash and equivalents balances and from increasing interest rates. Other income decreased from $0.06 million in 2003 to $0.02 million in 2004 as a result of decreasing interest rates combined with lower average cash and invested balances.

Income Tax Expense

While we incurred net losses in 2005 and 2004, in 2005, we recorded a deferred tax provision associated with the goodwill created and intangibles acquired with the Vertical Networks’ acquisition during the year ended June 30, 2005. The effective tax rates for us were 0% for fiscal years 2004 and 2003. No income tax expense or benefit was recognized for fiscal years 2004 or 2003 as we incurred net losses for those periods, and have reserved for our deferred tax assets as we have concluded that our deferred tax assets may not be realized.

Principal Factors in Financial Performance for Quarter Ended September 30, 2005

Net product revenue was $9.9 million for the quarter ended September 30, 2005, representing an increase of 241% from $2.9 million for the quarter ended September 30, 2004.

The increase in revenue in the quarter ended September 30, 2005 compared to the quarter ended September 30, 2004 resulted from the growth in TeleVantage software sales of licenses for use by end-users by $0.2 million, the growth in InstantOffice products sales of $6.2 million, and the addition of revenue of $0.4 million from the sale of Comdial products between September 28 and September 30, 2005. InstantOffice products which were only sold between September 28, and September 30, 2004 and therefore only contributed $0.5 million in net product revenue to the earlier period.

We distribute our products both domestically and internationally. International product revenue was $0.4 million, or 4.0% of total revenue, for the quarter ended September 30, 2005 and $.3 million, or 11.8% of total revenue, for the quarter ended September 30, 2004.

In January 2000, we entered into an OEM and Reseller Agreement with Toshiba. Also in January 2000, we entered into an agreement with Toshiba under which Toshiba acquired 16,666 shares of our common stock at a price of $41.964 per share and was issued warrants for an additional 8,333 shares of our common stock at an exercise price of $41.964 per share. The fair market value of our common stock on the date of execution of the definitive agreement was $129. The difference between the issuance price and fair market value of our common stock, and the fair value of the warrants (which were valued based upon the Black Scholes Options Pricing Model) amounted to $2.3 million. We determined that the $2.3 million charge should be deferred within equity as “Deferred Toshiba Equity Costs” with an offsetting increase to additional paid-in capital and should be amortized as a reduction of product revenue in proportion to revenue recognized relating to the OEM and reseller agreement. Each quarter, as revenue from Toshiba OEM sales are recognized, the balance of Deferred Toshiba Equity Costs are reduced by an amount equal to 45.79% of Toshiba OEM sales, while revenues are reduced by the same amount. For the quarters ended September 30, 2005 and September 30, 2004 net product revenue was reduced by amortization of Deferred Toshiba Equity Costs of less than $0.1 million and $0.1 million respectively.

Gross Profit (in thousands, except percentages)

	Three Months Ended		Change
	September 30, 2005	September 30, 2004
Gross Profit	$6,241	$2,569	3,672
% of Net Revenue	63.1%	87.6%

The decrease in gross profit as a percentage of net revenue for the three-month period ended September 30, 2005, compared to the corresponding period ended September 30, 2004, was due primarily to the substantial increase in revenue from InstantOffice products which were sold for a full quarter in 2005 and were sold for only three days in the quarter ended September 30, 2004. The TeleVantage net revenues during the period had an average gross margin of 97% while the InstantOffice products sold during the quarter had an average gross margin of 54.2%. InstantOffice revenue includes the resale of hardware products manufactured by third parties. The increase in gross profit in absolute dollars resulted both from the hardware and software revenue associated with InstantOffice sales, plus an additional $70 thousand of gross profit contributed by the acquired operation of Comdial during the three days in which they were owned by us.

Operating Expenses (in thousands, except percentages)

	Three Months Ended
	September 30, 2005	September 30, 2004	Change
Sales and Marketing	$3,670	$1,798	104.1%
% of Net Revenue	37.1%	61.3%

Product Development	2,610	873	199.0%
% of Net Revenue	26.4%	29.8%

General and Administrative	1,909	1,302	46.6%
% of Net Revenue	19.3%	44.4%

Stock Based Compensation	1,168	—
% of Net Revenue	11.8%

Amortization of Intangibles	179	—
% of Net Revenue	1.8%

Total Operating Expenses	9,536	3,973	142.1%
% of Net Revenue	96.4%	135.4%

Sales and Marketing

The decrease in sales and marketing expense as a percentage of total net revenue for the quarter ended September 30, 2005, compared to the corresponding period ended September 30, 2004, was due primarily to an increase in InstantOffice sales. While sales and marketing expenses increased, their costs as a percentage of revenue decreased from 61.3% to 37.1%. The increase in sales and marketing expenses in aggregate dollars for the three month ended September 30, 2005 compared to the corresponding period ended September 30, 2004 was due primarily to an increase in payroll and related expenses due to the full period of expenses for the operations related to InstantOffice. We employed 68 sales and marketing personnel throughout the quarter ended September 30, 2005, and added 44 sales and marketing personnel with the acquisition of Comdial. We employed 48 sales and marketing personnel throughout the quarter ended September 30, 2004, but added 21 employees with the acquisition of Vertical Networks for only the final three days of the period.

Product Development

The decrease in product development expenses as a percentage of total revenue for the quarter ended September 30, 2005, compared to the corresponding period ended September 30, 2004, was due to the increase in net product revenue. Product development expense grew 199.0% from September 2004 to September 2005. The increase in product development expenses, during the quarter ended September 30, 2005 was driven by increased payroll expenses and employee related costs. We employed 72 product development personnel throughout the quarter ended September, 2005, and added 21 product development personnel with the acquisition of Comdial. We employed 36 product development personnel throughout the quarter ended September 30, 2004 and added 36 product development personnel with the acquisition of Vertical Networks.

General and Administrative

The decrease in general and administrative expenses as a percentage of total revenue for the quarter ended September 30, 2005, compared to the quarter ended September 30, 2004, was due primarily to the significant increase in total revenue. General and administrative expenses were increased in the period ended September 2005 by approximately $.6 million in liquidated damages expenses relating to the failure to fulfill registration rights incorporated in the financing completed in September 2004. We employed 26 general and administrative personnel throughout the quarter ended September 30, 2005, and added 31 general and administrative personnel with the acquisition of Comdial. We employed 11 general and administrative personnel throughout the quarter ended September 30, 2004, and added 10 with the acquisition of Vertical Networks.

Net Operating Loss Carryforwards

As of June 30, 2005, we had federal and state net operating loss carryforwards of approximately $20 million, which will begin to expire in the year ending June 30, 2012. The amount of net operating losses that we can utilize may be limited under tax regulations in circumstances including a cumulative stock ownership change of more than 50.0% over a three-year period.

Financial Condition, Liquidity and Capital Resources

Financial Condition, Liquidity And Capital Resources (in thousands)

	Positions at
	September 30, 2005	June 30, 2005	Change
Cash and cash equivalents	$4,738	$4,880	$(142)
Working capital (excl. restricted cash)	(4,027)	448	(4,475)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Difference
Cash used in operating activities	$(3,010)	$(2,431)	$(579)
Cash used in investing activities	(18,983)	(14,289)	(4,694)
Cash provided by financing activities	21,853	21,229	624

We used cash of $3.0 million to fund operating activities during the three months ended September 30, 2005. The cash used in operating activities was due primarily to a net loss of $3.3 million plus an increase in trade accounts receivable of $2.0 million, offset by depreciation and amortization of $0.5 million, $1.1 million relating to stock based compensation of employees under SFAS No. 123R, and $0.6 million related to a non-cash settlement of liquidated damages relating to the delayed registration of shares issued in the September 2004 financing. Trade receivables increased by $2.0 million, inventories increased $0.1 million, deferred revenue increased by $0.1 million, and accounts payable decreased by $0.1 million. At September 30, 2005, compared to at June 30, 2005, excluding the impact of the acquisition of Comdial’s assets and assumed liabilities, prepaid expenses reduced $0.2 million, and accrued liabilities increased by $0.3 million.

Working capital, consisting of total current assets minus current liabilities, was $(4.0) million at September 30, 2005, which excludes $1.4 million of restricted cash relating to the acquisition of Vertical Networks that was paid at closing and is held in escrow to secure Vertical Networks’ indemnification obligations to Vertical. This compared to working capital of $.4 million at June 30, 2005, representing a decrease of $4.4 million. The decrease in working capital at September 30, 2005 reflects an increase of $4.7 million in inventory resulting primarily from the acquisition of Comdial, an increase in trade receivables of $5.0 million of which $3.4 was attributable to the acquisition of Comdial, $1.0 million for expenses related to our September 2005 financing and $19.0 million expended in investing activities. Investing activities included $18.6 million to acquire the assets and some of the liabilities of Comdial and the associated costs related to this acquisition. Increases in these elements of working capital were offset by an increase of $1.2 million in accounts payable, $0.4 million in current deferred revenue and $3.5 million in accrued liabilities of which $2.6 million was attributable to the acquisition of Comdial, and the addition of $11.5 million in notes payable resulting from the debt portions of the financing to accomplish the Comdial Acquisition. The result of these changes is that we will have limited working capital in the near term.

We have incurred losses and negative cash flows from operations in every fiscal period since 1996 and have an accumulated deficit, including non-cash equity charges, of $62 million as of September 30, 2005. For the three months ended September 30, 2005 we incurred a net loss of approximately $3.3 million, which includes negative cash flows from operations of approximately $3.0 million. We anticipate that, with available cash of $4.7 million at September 30, 2005, combined with increased revenues and cash-flows, we will meet our anticipated cash requirements during and through our fiscal 2006 year. We will also utilize available borrowing under a revolving line of credit which has been established to facilitate the Comdial acquisition. We expect to increase our revenue and cash flows in the foreseeable future as the result of the acquisition of the Comdial assets, including product lines and our resellers and distributors.

There can be no assurance that the available cash and increased revenues will be sufficient to meet ours cash requirements. If we are unable to satisfy such cash requirements from these sources, our ability to continue as a going concern and to achieve our intended business objectives could be adversely affected. In such case, we could be required to adopt one or more alternatives, such as reducing or delaying marketing and promotional activities, reducing or delaying capital expenditures, developing restructuring plans to reduce discretionary costs deemed nonessential, and selling additional shares of our capital stock. Additionally, changes in circumstances could necessitate that we seek additional debt or equity capital. There can be no assurance that any such additional financing will be available when needed or on acceptable terms to allow us to successfully achieve our operating plan or fund future investment in our TeleVantage and InstantOffice product lines.

Significant Financing Arrangements

September 2003 Financing. In September 2003, we issued and sold an aggregate of 2,627,002 shares of our Series C convertible preferred stock to investors in a private placement at a per share price equal to $1.50. The investors also received warrants to purchase up to 2,627,002 shares of our common stock at a per share exercise price equal to $1.1386. Net proceeds from the financing were approximately $3.3 million. The proceeds were used for general corporate purposes, including the funding of working capital and capital expenditures.

September 2004 Financing. In September 2004, we completed the acquisition of substantially all of the assets of Vertical Networks.

The acquisition was financed with a portion of the proceeds from a $27.5 million common stock financing (referred to as the “2004 Equity Financing”) also completed on September 28, 2004 and shortly thereafter, pursuant to which we sold a total of 24,159,468 shares of our common stock at a per share purchase price of $1.1386 to the 2004 Investors. In connection with, or prior to the financing, the holders of all shares of our preferred stock converted those shares into common stock pursuant to a consent, waiver and amendment agreement.

We agreed to register, under the Securities Act, the shares issued and sold under the 2004 Equity Financing for resale by the 2004 Investors. We agreed to file with the Commission the registration statement with respect to this registration by November 12, 2004 and to use our best efforts to cause the registration statement to become effective on or before December 31, 2004. If the registration statement was not declared effective by the Commission on or prior to March 31, 2005 or if the registration statement, after being declared effective, ceased to be effective and available for any continuous period that exceeds 30 days or for one or more periods that exceed in the aggregate 60 days in any 12-month period, we were required to pay each investor in the financing liquidated damages in an amount equal to 1% of the aggregate purchase price paid by the investor under the purchase agreement (not to exceed 9% of such purchase price, in the aggregate). Because this registration did not occur as agreed, we agreed upon a settlement of the liquidated damages occurring as a result of our failure to effect the registration per the terms of this agreement, whereby we issued warrants to purchase shares of common stock in lieu of liquidated damages accrued through August 31, 2005 (referred to as the “New Warrants”) and revised the registration schedule. We also made other customary agreements regarding this registration, including matters relating to indemnification; maintenance of the registration statement; payment of expenses; and compliance with state “blue sky” laws.

As a result of the 2004 Equity Financing, the exercise price of all of the warrants to purchase an aggregate of 466,664 shares of common stock issued in our 2001 financing and all of the warrants to purchase an aggregate of 2,627,002 shares of common stock issued in our 2003 financing was reduced to $1.1386 per share pursuant to the terms of those warrants. Immediately prior to the 2004 Equity Financing, the exercise price of the warrants issued in 2001 was $1.50 per share, and the exercise price of the warrants issued in 2003 was $1.88 per share. The reduction of the exercise price of these warrants resulted in the recording of a non-cash deemed dividend equal to approximately $1.5 million in the first quarter of fiscal 2005.

Under the consent, amendment and waiver agreement, all warrants issued in the 2001 and 2003 financings were amended to delete the price protection provisions of those warrants. Therefore, as so amended, the per share exercise price of those warrants will no longer be subject to adjustment in the event of sales of securities by us, except for customary adjustments for stock splits, dividends, recapitalizations and other organic changes.

The Comdial Note and Security Agreement. In connection with the acquisition of Comdial, we executed a secured subordinated promissory on September 28, 2005 (referred to as the “Comdial Note”), (as the “Closing Date”). The Comdial Note is in the original principal amount of $2,500,000 and bears interest at the rate of 8% per annum maturing on its first anniversary. The Comdial Note is secured by all our assets and the assets of Vertical Communications Acquisition Corporation, and is junior in interest to the security interest granted with respect to any of our current or future indebtedness or Vertical Communications Acquisition Corporation owed to Silicon Valley Bank, including, without limitation, amounts owing under the loan and security agreement with Silicon Valley Bank, up to $9,000,000 plus principal amounts in connection with any existing cash secured credit extensions (including letters of credit and cash management services) in an amount not to exceed $500,000.

In connection with the execution of the Comdial Note, the Comdial bankruptcy estate entered into a security agreement with us and Vertical Communications Acquisition Corporation, wherein we and Vertical Communications Acquisition Corporation granted a security interest to the estate in all of our assets and those of Vertical Communications Acquisition Corporation, including the Comdial assets. In connection with the security agreement, the Comdial bankruptcy estate also entered into a subordination agreement with Silicon Valley Bank, pursuant to which the estate agreed to subordinate our obligations and those of Vertical Communications Acquisition Corporation under the Comdial note, and its security interest under the security agreement, to the current and future obligations of us and Vertical Communications Acquisition Corporation to Silicon Valley Bank, including, without limitation, amounts owing under the loan and security agreement with Silicon Valley Bank, up to $9,000,000 plus principal amounts in connection with any existing cash secured credit extensions (including letters of credit and cash management services) in an amount not to exceed $500,000.

2005 Equity Financing. Under the 2005 Stock Purchase Agreement, we received a total of $12.9 million from the 2005 Investors in exchange for the issuance of 11,329,785 shares of common stock. The per share purchase price for these shares was $1.1386. Certain of our directors are designees of entities who participated in the 2005 Equity Financing as 2005 Investors. Therefore, our board of directors formed a special committee of directors to negotiate and finalize the terms of the 2005 Equity Financing. Among other things, the special committee (1) negotiated the terms of the agreements related to the 2005 Equity Financing, (2) engaged a financial consultant to provide an estimate of the indicated fair value of our company’s post acquisition equity, (3) approved the sale of shares of common stock to the 2005 Investors and (4) authorized and directed our officers to place a proposal on our proxy statement for our 2005 annual meeting to amend our certificate of incorporation to increase the authorized number of shares of our common stock to 250,000,000 shares (referred to as the “Capitalization Amendment”).

Obligation to Register Shares. Pursuant to the 2005 Stock Purchase Agreement, we agreed to register the Issued Shares for resale by the 2005 Investors under the Securities Act. We agreed to file with the Commission a registration statement with respect to the Issued Shares no later than December 12, 2005. We filed this registration statement on December 12, 2005 to meet this obligation. We must use our best efforts to cause this registration statement to become effective on or before the date that is the earlier of (1) in the event of no review by the Commission, within five days of being informed by the Commission that the Commission has decided not to review the registration statement, but in no event later than 30 days after the Filing Date, (2) in the event of a review by the Commission, within five days of being informed by the Commission that the Commission has no further comments on such registration statement, but in no event later than 90 days after the Filing Date (the earlier of (1) and (2), the “Required Effective Date”). We will be liable for liquidated damages to each 2005 Investor under the following circumstances:

•	if this registration statement is not filed on or before December 12, 2005 (such an event, a “Filing Default”);

•	if this registration statement is not declared effective by the Commission on or prior to the Required Effective Date (the “Effectiveness Deadline”) (such an event, an “Effectiveness Default”); or

•	if this registration statement (after its effectiveness date) ceases to be effective and available to the 2005 Investors for any continuous period that exceeds 30 days or for one or more periods that exceed in the aggregate 60 days in any 12-month period (such an event, a “Suspension Default” and together with a Filing Default and an Effectiveness Default, a “Registration Default”).

In the event of a Registration Default, we will pay as liquidated damages to the 2005 Investors, for each 30-day period of a Registration Default, an amount in cash equal to 1% of the aggregate purchase price paid by the 2005 Investor pursuant to the 2005 Stock Purchase Agreement; provided that in no event will the aggregate amount of cash to be paid as liquidated damages exceed 9% of the aggregate purchase price paid by such 2005 Investor. We will pay the liquidated damages as follows:

•	in connection with a Filing Default, on the business day following the Filing Default, and each 30th the day thereafter, until the registration statement has been filed with the Commission;

•	in connection with an Effectiveness Default, on the business day following the Effectiveness Deadline, and each 30th day thereafter until the registration statement is declared effective by the Commission; or

•	in connection with a Suspension Default, on either (a) the 31st consecutive day of any Suspension or (b) the 61st day (in the aggregate) of any Suspensions in any 12-month period, and each 30th day thereafter until the Suspension is terminated in accordance with the 2005 Stock Purchase Agreement.

All periods described above will be tolled during delays directly caused by the action or inaction of any 2005 Investor, and we will have no liability to any 2005 Investor in respect of any such delay. The liquidated damages payable under the 2005 Stock Purchase Agreement will apply on a pro rata basis for any portion of a 30-day period of a Registration Default.

Obligation to Hold Annual Meeting. We agreed to hold an annual meeting of stockholders on or before April 15, 2006, for, among other purposes, considering the approval of an amendment to our certificate of incorporation to effect, among other things, the elimination of all authorized shares of our Series B convertible preferred stock, and our Series C convertible preferred stock (the “Preferred Stock Amendment”), and the Capitalization Amendment. This obligation was partially satisfied on November 18, 2005, when holders of over 80% of our issued and outstanding common stock executed a written consent in lieu of annual meeting approving, among other things, the Preferred Stock Amendment and the Capitalization Amendment. These amendments will become effective upon the filing of an amended and restated certificate of incorporation with the Delaware Secretary of State no earlier than twenty days after the filing of a definitive Schedule 14-C Information Statement.

Voting Agreement. In connection with the 2005 Stock Purchase Agreement, we and the 2005 Investors entered into voting agreements on September 28, 2005, pursuant to which the 2005 Investors agreed to vote all of their shares of common stock in favor of the Capitalization Amendment.

Affirmative Covenants Under the 2005 Stock Purchase Agreement. We made certain affirmative and negative covenants under the 2005 Stock Purchase Agreement. Our affirmative covenants include obligations related to (1) providing the 2005 Investors with a right of first refusal on our future issuances of securities; (2) seeking a listing of our common stock on the NASDAQ National Market, NASDAQ SmallCap Marketplace or the American Stock Exchange at such time that we are so eligible; (3) using the proceeds from the 2005 Equity Financing for our acquisition of the Comdial assets; (4) maintaining specified insurance coverage; (5) indemnifying and reimbursing the expenses of directors; (6) removing the legends on the certificates representing the Issued Shares; (7) providing information required by Rule 144 under the Securities Act; (8) amending our certificate of incorporation to the extent necessary to reflect the transactions contemplated by the 2005 Stock Purchase Agreement; (9) fixing the board of directors at seven and nominating directors in accordance with the terms of the 2005 Stock Purchase Agreement; (10) holding an annual meeting of our stockholders on or before April 15, 2006; and (11) altering the vesting schedules for employee stock option grants.

Negative Covenants Under the 2005 Stock Purchase Agreement. Our negative covenants relate to obligations not to, without the prior consent of M/C Venture Partners, (1) enter into a transaction involving a change in control ; (2) incur indebtedness in excess of $3.0 million, subject to specified exceptions; (3) create any security with an equity component unless that security is junior to the common stock; (4) issue any equity securities; (5) transfer our intellectual property; (6) repurchase, redeem or pay dividends on any shares of capital stock (subject to limited exceptions); (7) grant stock options that are not authorized by a vote of our board of directors or its compensation committee; (8) liquidate or dissolve; (9) change the size of our board of directors; (10) amend our certificate of incorporation or bylaws, other than to effect the Capitalization Amendment and the Preferred Stock Amendment; (11) change the nature of our business; (12) alter the voting rights of shares of our capital stock in a disparate manner; or (13) take any action which would cause an adjustment to the exercise price or number of shares to be delivered under Section 8 of the New Warrants, as defined below.

The Amendments of the 2004 Stock Purchase Agreement and the Prior Agreements. We previously entered into arrangements with certain parties to register shares of our common stock pursuant to the following agreements:

•	Registration Rights Agreement, dated August 8, 2001 (the “2001 Agreement”);

•	Registration Rights Agreement, dated September 27, 2002 (the “2002 Agreement”);

•	Registration Rights Agreement, dated June 27, 2003, (the “2003 Agreement,” together with the 2001 Agreement and the 2002 Agreement, the “Prior Agreements”); and

•	the 2004 Stock Purchase Agreement.

The 2004 Investors and certain parties to the Prior Agreements (the “Prior Investors”) holding enough voting power to amend the 2004 Stock Purchase Agreement and the Prior Agreements, executed a Consent, Waiver, and Release Agreement, dated September 28, 2005, pursuant to which the 2004 Investors and the Prior Investors consented to the execution of the 2005 Stock Purchase Agreement and executed agreements to amend the 2004 Stock Purchase Agreement and the Prior Agreements (collectively, the “Amendments”). We agreed, among other things, to propose the Capitalization Amendment. The Amendments effected, among other things, the following

•

With respect to the 2004 Stock Purchase Agreement (i) tolled the liquidated damages accrued or accruing under the 2004 Stock Purchase Agreement through September 28, 2005 by reason of our failure to file and have declared effective by the Commission a registration statement covering the resale of the shares of our common stock purchased pursuant to the 2004 Stock Purchase Agreement (the “Liquidated Damages”); (ii) amended provisions relating to rights of first refusal, issuances of equity securities and restrictions on indebtedness with respect to the entry into the agreements with Silicon Valley Bank, solely for purposes of effecting the transactions contemplated by the 2005 Stock Purchase

Agreement; (iii) changing the time frame in which we are obligated to register the shares issued in the 2004 Agreements to match the time frame for registering shares under the 2005 Stock Purchase Agreement; and (iv) in lieu of the cash payment of the Liquidated Damages under the 2004 Stock Purchase Agreement (the “Liquidated Damages”), we agreed to issue warrants to purchase an aggregate of 1,218,675 shares of its common stock (the “New Warrants”) to the 2004 Investors. The New Warrants have an exercise price of one cent per share and a life of 10 years.

•	With respect to the Prior Agreements, amended the registration rights provisions of the Prior Agreements including, among other things, (i) releasing us from any liability and waiving in full, the application of the Prior Agreements with respect to the payment of liquidated damages and permanently, irrevocably and unconditionally waived in full, any right to the payment of the liquidated damages, whether accrued or accruing, under the Prior Agreements, and (ii) changing the time frame in which we are obligated to register the shares issued in the Prior Agreements to match the time frame for registering shares under the 2005 Stock Purchase Agreement.

Further, if (1) the Capitalization Amendment is not effective as of April 15, 2006, and (2) the 2005 Investors affiliated with M/C Venture Partners and Special Situations Fund have voted their shares of common stock in favor of the Capitalization Amendment, which they are obligated to do under the terms and conditions of the Voting Agreement, then the Liquidated Damages will be paid in cash by wire transfer of immediately available funds to each of the parties and upon payment thereof, and the New Warrants issued in satisfaction of the Liquidated Damages will expire unexercised.

The Capitalization Amendment and the Preferred Stock Amendment were approved by holders of over 80% of our issued and outstanding common stock pursuant to a written consent of stockholders in lieu of annual meeting executed November 18, 2005.

The 2005 Debt Financing. We entered into the loan and security agreement with Silicon Valley Bank on the Closing Date. The loan agreement and security terms provide us with a revolving line of credit in an amount not to exceed $7,000,000 (the “Revolving Loan”), as well as a $2,000,000 term loan (the “Term Loan”). We will make monthly payments of all outstanding and accrued interest on the Revolving Loan beginning on October 31, 2005. The Revolving Loan matures and the principal balance thereof is payable in full, on September 27, 2006. The Term Loan is payable in monthly principle installments of $133,333.33 plus interest, due beginning July 31, 2006 through and until the maturity date of September 26, 2007. Borrowing availability under the Revolving Loan is based on the amount of the accounts receivable held by us and our acquisition subsidiary. Our obligations under the loan and security agreement are secured by all of our assets and the assets of Vertical Communications Acquisition Corporation, including the Comdial assets. These include accounts receivable, inventory, equipment, intellectual property, all claims, credit balances, proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), and all products, books and records related to such assets.

For both the Term Loan and the Revolving Loan, interest shall accrue at a rate per annum equal to the “Prime Rate” in effect from time to time, plus 1.50% per annum. However during the period beginning on September 28, 2005 and continuing until September 30, 2006, interest under the Term Loan interest shall accrue a rate per annum equal to the “Prime Rate” in effect from time to time plus 2.00% per annum. Thereafter, interest shall accrue on the Term Loan at a rate equal to the “Prime Rate” in effect from time to time, plus (a) 2.00% per annum if our previous quarter’s Fixed Charge Coverage Ratio (“FCCR”) is less than or equal to 2.00 to 1.00, or (b) 1.50% per annum if our previous quarter’s FCCR is greater than or equal to 2.00 to 1.00, each as determined by Silicon Valley Bank in accordance with generally accepted accounting principles. Pricing adjustments shall be effective no later than three business days after Silicon Valley Bank’s receipt of satisfactory financial reporting and shall remain effective until receipt by Silicon Valley Bank of financial statements for such next successive quarter. Interest in all circumstances shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the greater of (i) 6.50%, or (ii) the rate announced from time to time by

Silicon Valley Bank as its “prime rate;” it is a base rate upon which other rates charged by Silicon Valley Bank are based, and it is not necessarily the best rate available at Silicon Valley Bank. The interest rate applicable to the outstanding obligations shall change on each date there is a change in the Prime Rate. Regardless of the amount of obligations that may be outstanding from time to time under the Silicon Valley Bank loan agreement, we are obligated to make minimum monthly interest payments to Silicon Valley Bank equal to $15,000 during the term of this Agreement. As of September 30, 2005, we have borrowed $2.0 million under the Term Loan and $7.0 million under the Revolving Loan.

We are obligated to take certain actions and refrain from taking certain actions during the term of the loan agreement, including, without limitation, meeting certain financial covenants, some of which are not completely within our ability to control. Upon the failure to meet our payment obligations, or the failure to comply with any affirmative or negative covenant, or should any other situation arise which constitutes an “Event of Default” under the loan agreement, Silicon Valley Bank could elect, among other things, to accelerate our indebtedness under the term loan and the revolving loan, or to take possession of, sell, lease, or otherwise dispose of any of our assets including the Comdial assets, which were pledged as collateral under the loan agreement. We are currently not in compliance with the minimum tangible net worth covenant as measured at the end of each of September 30, 2005, and October 31, 2005, and will likely determine that we are in violation as of November 30, 2005. We made this determination upon completing the purchase accounting related to the Comdial acquisition. We have restated our financial statements for the quarter ended September 30, 2005 to reflect the potential that all of the debt under the loan agreement may be required to be repaid by the originator of the loan, Silicon Valley Bank. As a result, any debt under the loan agreement that was originally classified as long term debt, is being reclassified as current debt. We are currently in discussions with Silicon Valley Bank to obtain a retroactive waiver of these defaults as well as an amendment to the loan and security agreement to lower our requirements under the minimum tangible net worth covenant. Unless and until we obtain such a waiver, Silicon Valley Bank has the right to take any of the actions referenced above, including, without limitation, declaring our loan immediately due and payable. While we have had productive discussions will Silicon Valley Bank on amending the loan and security agreement, we can offer no assurances that we will be able to obtain such a waiver and amendment from Silicon Valley Bank. In the event that Silicon Valley Bank declares the term loan and/or the revolving loan immediately due and payable or seeks to foreclose on any of our assets, it would likely have a material adverse effect on our liquidity, our financial position, and our results of operation.

Future Capital Requirements

We anticipate that existing cash balances at September 30, 2005 will be adequate to meet our current and expected cash requirements for the current fiscal year ending June 30, 2006, including the potential payment of up to $4.75 million to the former Vertical Networks for additional purchase price “earn-out” as defined under the terms of our asset purchase agreement, dated September 23, 2004. To date $0.75 million of the “earn-out” has been paid to the former Vertical Networks, all payments having been made during the 2006 fiscal year. A change in circumstance, such as a reduction in the demand for our products, could necessitate that we seek additional debt or equity capital or take actions to reduce our operating costs to levels that can be supported by our available cash. See “Risk Factors—We will need additional working capital the lack of which would likely have a significant negative impact on our current level of operations.” In addition, we may also from time to time seek debt or equity financing for various business reasons. There can be no assurance that any such additional financing will be available when needed or on acceptable terms to allow us to successfully achieve our operating plan or fund future investment in our product lines.

Contractual Obligations

We have contractual obligations that may affect our financial condition. The following table summarizes our significant contractual obligations as of September 30, 2005.

	Payment due by Period (in thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Lease Obligations	3,481	1,262	1,278	941	—
Debt Obligations	11,553	11,553	—	—	—
Royalty Agreements	220	220	—	—	—
Total	15,254	13,035	1,278	941	—

We lease office space and equipment under non-cancelable operating lease agreements expiring through 2011.

Indemnifications

We have agreed to indemnify each of the selling stockholders from and against any losses, claims, damages or liabilities to which a selling stockholder may become subject under the Securities Act or other applicable law, if such losses, claims, damages or liabilities arise from any of the following:

•	any untrue statement of a material fact contained in this prospectus at the time of effectiveness;

•	any omission of a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading; or

•	any failure by our company to fulfill any undertaking included in this prospectus, as amended, at the time of effectiveness.

Off-Balance Sheet Arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

Effect of Inflation

We do not believe that inflation has had a material effect on our business, results of operations or financial condition in the past three years. Although we do not anticipate that inflation will have a material effect on future results of operations, we cannot accurately anticipate the future effects of inflation. Over the next 12 months, our most liquid assets will be cash, cash equivalents and short-term investments. Because of their liquidity, these assets are not directly affected by inflation. Because we intend to retain and continue to use our equipment, furniture and fixtures and leasehold improvements, we believe that the incremental inflation related to replacement costs of such items will not materially affect our operations. Our expenses, such as those for employee compensation, could be affected by inflation, which might increase the rate at which we use our available resources.

Change in Independent Accountants

On April 21, 2005, our board of directors approved the dismissal of KPMG as our auditors, and KPMG was immediately notified of its dismissal. On April 22, 2005, our board of directors approved Vitale Caturano and Company Ltd. of Boston, Massachusetts as our new independent auditors, effective immediately.

KPMG’s reports on our consolidated financial statements for each of the years ended June 30, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended June 30, 2004 and 2003 and the subsequent interim period ended April 21, 2005, the effective date of dismissal, there were no (1) disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with KPMG’s reports on our consolidated financial statements for such years, or (2) reportable events, except that KPMG advised us of the following material weakness, as reported in our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2004: that in connection with KPMG’s review of our financial statements for the three-month period ended December 31, 2004, that KPMG noted certain matters involving internal control over financial reporting that KPMG considered to constitute “material weaknesses”. KPMG advised our management that we did not have adequate staffing in our finance group with the appropriate level of experience to effectively control the increased level of transaction activity, address the complex accounting matters and manage the increased financial reporting complexities resulting from the acquisition of Vertical Networks and the associated integration activities.

We did not consult with Vitale Caturano and Company during the last two fiscal years ended June 30, 2004 or 2003 or during the subsequent interim periods from July 1, 2004 through and including April 22, 2005, on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Quantitative and Qualitative Disclosures About Market Risk

Market Risk. During the normal course of business we are routinely subjected to a variety of market risks, examples of which include, but are not limited to, interest rate movements and collectability of accounts receivable. We currently assess these risks and have established policies and practices to protect against the adverse effects of these and other potential exposures. Although we do not anticipate any material losses in these risk areas, we may nonetheless experience material losses in these areas in the future.

Foreign Currency Exchange Rate Risk. Our functional currency is the United States dollar for all our operations except our sales subsidiary in Germany. Transactions through our German sales subsidiary have been limited to date and have resulted in immaterial exchange rate risk. We have not engaged in foreign currency hedging transactions, nor do we have any derivative financial instruments. However, going forward, we may assess the need to enter into hedging transactions to limit our risk due to fluctuations in exchange rates.

Interest Rate Risk. We may be exposed to interest rate risk on many of our cash equivalents. The value of many of our investments may be adversely impacted in a rising interest rate investment environment. Although we do not anticipate any material losses from such a movement in interest rates, we may nonetheless experience such material losses in the future. We may also be exposed to interest rate risk on the debt facilities that were established in September 2005 as these facilities have interest rate expenses tied to the Prime Rate.

BUSINESS

Overview

We develop, market and sell business phone systems software, hardware and associated services. We sell our products through distributors, resellers and system integrators such as AT&T, Fujitsu, IBM and Scansource, and we engage in alliances with those parties and other technology vendors to assist us in selling and marketing our products. Most of our end user customers rely upon resellers or systems integrators to implement our products, and these resellers and systems integrators can significantly influence our customers’ purchasing decisions. We market and sell our products in the United States, Europe and Latin America. We also have distributor relationships in Africa, Asia, Australia and Middle East.

We were formed in 1982 and reincorporated by merger in Delaware in July 1991. We manufactured network interface cards and certain other communication devices until the year ended June 30, 1998. From the year ended June 30, 1996 to the year ended June 30, 1998, we were engaged in the design, development, sales and support of business communications software, including Visual Voice, a computer telephony development toolkit, and LANtastic, a local area network peer-to-peer operating system. Since March 1998, our company has focused on the development of computer telephony products and associated services. We sold our Visual Voice product line in December 1999, and we formally ended our affiliation with Visual Voice in July 2000. In June 2000, we sold our communications software group, which ended our involvement in the LANtastic product line. Since June 2000 we have focused on business phone systems, initially with the software based phone system, TeleVantage.

On September 28, 2004, we acquired substantially all of the assets, other than patents and patent rights, of Vertical Networks. We also received a patent license for the use of all of Vertical Networks’ patents and patent applications other than Vertical Networks’ rights under specified patents that do not relate to the business we purchased. In addition, we assumed specific liabilities of Vertical Networks. As a result of the acquisition, we now offer our enterprise customers, and dealer network, the InstantOffice telephony system and associated software to our product offerings.

The acquisition was financed with a portion of the proceeds from the 2004 Equity Financing. In connection with, or prior to the 2004 Equity Financing, the holders of all shares of our preferred stock converted those shares into common stock.

On September 1, 2005, the United States Bankruptcy Court for the District of Delaware approved an asset purchase agreement, by and among us, Comdial and Vertical Communications Acquisition Corporation, our wholly-owned subsidiary. Pursuant to the Comdial purchase agreement, we, through our acquisition subsidiary, acquired substantially all of Comdial’s assets and assumed certain liabilities of Comdial, all as set forth in the Comdial purchase agreement. On September 28, 2005, we completed the acquisition of the Comdial assets. With the acquisition of the Comdial assets, we added three additional phone systems product lines to our product offerings.

We financed the acquisition of the Comdial assets with the proceeds of the 2005 Equity Financing, together with amounts borrowed under the Silicon Valley Bank loan agreement, also entered into on the Closing Date. We also executed the Comdial note in favor of Comdial. (Please see “2005 Equity Financing” and “2005 Debt Financing” above.)

We acquired the Comdial assets principally for Comdial’s customer relationships and dealer distribution network. In addition, its products and a team of telephony experts are expected to add value to our company, accelerate our growth and help us realize our vision faster. The combination of Comdial assets and personnel is expected to make us a significant player within the IP-PBX space, with the momentum to make a greater impact on the IP telephony market. With reported revenues of $39.6 million for the 12 months ended December 31, 2004, the addition of the Comdial assets more than doubles our size from a revenue perspective. We believe that dealers and customers will benefit from our larger combined research and development investment, which will accelerate the development and delivery of next-generation products. Likewise, we expect to benefit from larger consolidated marketing expenditures, which will allow us to launch more robust awareness and demand generation programs designed to raise our profile, increase the number of transactions we participate in, and improve our win rate. In addition, we believe that the combination of our historic products and the Comdial products will not only create a more complete end-to-end product offering for customers but can be integrated over time into a single product line. This line could contain the features of each of the different lines which today are either complimentary or similar.

Our Products

TeleVantage. The TeleVantage family of products includes TeleVantage 7.0, TeleVantage Call Center module, and TeleVantage Conference Manager. The TeleVantage product line is primarily sold to small and mid-size companies, or to large companies for use in their branch offices or call centers. TeleVantage improves the productivity and lowers the cost of doing business with many other features, including rules-based call handling, graphical voice mail, comprehensive messaging, automated attendant, Web browser access and IP telephony. Industry-standard Application Programming Interface (“APIs”) enables development of customized applications and tight integration with database systems such as CRM applications. The system is a fully SIP enabled IP platform that can also operate in a converged or pure TDM environment if the customer chooses.

InstantOffice. As a result of the acquisition of Vertical Networks on September 28, 2004, we now are able to offer the InstantOffice product family and associated software applications. This includes the InstantOffice integrated communications platforms, the MultiSite Manager application, the MultiSite Reporter, the Fax manager, the Message Server, the Service response manager and customizable interactive voice response, or IVR solutions, IOVS. The IVR solutions can be created and delivered in industry standard VXML and as a result, are easily interfaced with enterprise applications and data. The InstantOffice product line is primarily sold to highly-distributed large enterprises such as retailers, or businesses that require remote administration and centralized management and reporting on their telecommunications network along with intelligent call routing and messaging and self service voice applications, or fax applications, or fax applications at the edge, i.e. in the store or branch. The InstantOffice server platform is highly reliable and has been built with hits own embedded microcomputer, which executes a full range of diagnostics and fault management on a continuous basis. The platform also allows its users to implement fully SIP enabled IP telephony, in a pure or hybrid IP-PBX configuration. Currently we have a project underway to deliver next year a compatible nextgen replacement of the I/O platform that it believes will be an industry cost leader as well as scale cost effectively from the smallest user to the largest. We have begun porting the TeleVantage software application in its entirety to the InstantOffice platform. This port with both make available the extensive productivity features of TeleVantage on the InstantOffice platform and will make TeleVantage available on this low cost, high reliability platform.

Our Recently Acquired Comdial Products. As a result of our acquisition of the Comdial assets, we now design, distribute, promote and sell a number of products formerly offered by Comdial. The Comdial products are targeted to small to midsize businesses, branch or regional offices of large organizations, government agencies, and education campuses. The Comdial products can cost-effectively scale from four to over 400 seats in a single location and can currently network multiple locations. Its traditional, key hybrid products are able to migrate to the new CONVERSip(TM) brand of VoIP solutions to provide customers with an IP based solution that enables them to maintain existing infrastructure. The Comdial products’ communications platforms consist of the CONVERSip MP5000 Media Platform, the FX II Communications System, and the DX-80 Small Business Communications System. In addition, Comdial has a full suite of Comdial branded endpoints and several application suites that can be added to the various platforms.

CONVERSip MP5000 Media Platform. The CONVERSip MP5000 Media Platform represents a mid-market enterprise solution. It features a flexible architecture that can support analog, digital, conventional IP, SIP, and converged configurations. The MP5000 provides application support for call centers, real-time collaborative communications, unified messaging, telecommuting, video calling, meet-me conferencing, IP networking and presence management. The MP5000 is a versatile solution that supports several combinations of endpoints allowing existing customers to leverage their legacy endpoints in concert with SIP endpoints on the same MP5000 system. The MP5000 shares many of the same features as the InstantOffice platform. Over time we will work to update the InstantOffice feature set to contain the entire feature set in the Comdial platform.

FX II Business Communication System. The FX II is a feature rich platform for midsize enterprises looking to start out with a traditional business communications system that supports VoIP migration. The FX II includes standard capabilities, such as paging, conferencing and DID support, but also includes a built-in, multi-port conference bridge. The FX II leverages the foundations of traditional, digital telephony solutions, while taking advantage of the latest in converged network technology. With a wide variety of connectivity options, including analog and digital PSTN, T1, and PRI, the FX II meets the evolving needs of growing enterprises. The FX II can be deployed as a stand-alone system or networked to other FX II systems via a secure LAN/WAN network. Customers can also choose from several applications when deploying the FX II. The FXII is currently field upgradeable to the MP5000. Over time we will work to enable the InstantOffice platform to be a field upgrade option for the FXII in the same way.

DX-80 Business Communication System. The DX-80 Business Communications System provides a complete telecommunications solution for small enterprises. In addition to offering a comprehensive feature set previously available only on high-end Private Branch Exchanges (“PBXs”), the DX-80 also supports an integrated voice mail option based on our industry recognized Corporate Office Voice Messaging software. This combination provides small enterprises with a “large company” communications solution at a very affordable price. The DX-80’s expandable architecture grows with the small business, allowing room for future expansion.

Endpoints. The Comdial products include a variety of endpoints designed for all business needs. The new CONVERSip SIP endpoints such as the EP200 Multimedia Endpoint and EP300 SIP Endpoint are supported on CONVERSip platforms, while its traditional endpoints such as the EP100 Digital and IP Endpoints, Impact SCS, and Scout II Wireless Endpoints operate on either the FX II or MP5000. In the near future, we will also be supporting the full family of Comdial endpoints on the InstantOffice platform.

Interchange Communications Suite—Unified Messaging and Workgroup Call Center. With Interchange Communications Suite, customers can consolidate all their voice processing needs into a single, easy-to-use platform. Interchange Communications Suite was engineered to provide unified messaging, mobility and call handling in one, tightly integrated solution. Interchange’s modular design lets users choose the options that meet their unique communications requirements. The Unified Messaging option enables users to click their mouse to listen to, save or forward voicemails, and even listen to emails over the phone from remote locations. The Call Center option meets the needs of informal workgroup call centers requiring basic routing, reporting and administration. The Interactive Voice Response option captures and provides real-time information to callers by automating everyday phone inquiries.

CONVERSip Contact Center. The CONVERSip Contact Center is designed for call centers that need advanced communication features typically found on larger call center systems. The CONVERSip Contact Center, available with MP5000 systems, delivers unified voice messaging, call recording and Computer Telephony Integration in a fully integrated, modular design that can be customized to meet the needs of busy call centers. Advanced features include integration with customer relationship management systems for screen pops, automated call back of callers in the queue, call recording for improved quality control, skills-based routing and real-time monitoring of agent productivity. We are currently working on making the TeleVantage system available to Comdial system users as an add-on application system which provides them with additional features not currently available to CONVERSip Contact Center and the Interchange Communication Suite.

Manufacturing and Suppliers

We design and distribute the hardware on which some of our products operate, including phones and custom server hardware. We do not manufacture the hardware utilized by our products ourselves, and consequently hold only limited amounts of inventory for purposes of replacements of systems or parts as required for field support. Our hardware products are manufactured by third parties using commercially available components in the manufacture of the custom hardware incorporated into the product.

Marketing, Sales and Distribution

Distribution and Resale of our historic products. Our principal marketing strategy is to create reseller and customer demand for our products and to use distributors and system integrators to meet this demand. Our authorized system integrators, resellers and distributors are selected for their sales ability, technical expertise, reputation and financial resources:

•	to create brand name recognition of us and for our products;

•	to generate sales leads for our resellers, distributors and systems integrators; and

•	to support the sales efforts of our resellers, distributors, and systems integrators through market development funding, sales tools and training.

Marketing activities that address the first two objectives include participation in industry trade shows and seminars, direct mail, advertising in major trade publications, executive participation in press briefings and industry seminars, sponsoring seminars and ongoing communication with our end users. We are also increasing our focus on telemarketing to identify prospective customers and put them in touch with our resellers. To train and support resellers, distributors and systems integrators, we provide electronic mailings of product and technical updates, seminar materials, presentations, and promotions. We also conduct marketing and sales training to assist our resellers, distributors and systems integrators with growing their business, and we offer market development assistance to help them in generating leads for the TeleVantage and InstantOffice and now Comdial systems.

For the SMB market, we utilize a sales, marketing and distribution strategy with regard to our TeleVantage, Comdial and InstantOffice product line that employs regional sales managers to recruit and support qualified TeleVantage, Instant Office and Comdial resellers. TeleVantage software and the InstantOffice system are sold to distributors, principally Scansource, Inc. (through its sales division, Paracon). Scansource then sells the TeleVantage software and associated Intel® hardware to qualified TeleVantage resellers. Comdial products are sold direct to the approximately top 150 dealers and to distributors, principally Graybar Inc., for the remaining Comdial dealers as outlined further below.

For the large highly distributed enterprise, we distribute the InstantOffice product line directly to resellers and systems integrators, principally AT&T, IBM and Fujitsu. These partners sell and support the product line and provide value added services to InstantOffice customers. We also have a large enterprise sales force that assists resellers and systems integrators or handles sales direct to customers who do not require the services of a value-added reseller or system integrator. We support all of our products through phone support and online support provided to resellers and systems integrators, and through a technical support web site. Our resellers attend training sessions in person and delivered over the web provided by us prior to being certified as resellers and on a recurring basis.

Marketing to Highly-Distributed Enterprises. The acquisition of Vertical Networks provided us with access to highly-distributed large enterprise customers and additional technology that can be incorporated into our product lines. Vertical Networks has provided highly-distributed large enterprise customers like CVS and Staples with a communications solution that supports the way they do business, and allows them an opportunity to maintain control of their telecommunications systems. During the year ended June 30, 2003, InstantOffice was selected by CVS as the telecommunications solution for all its stores, and to date CVS has rolled out over a thousand InstantOffice systems to its CVS/pharmacy® retail stores. Also during the year ended June 30, 2004, InstantOffice was selected as the telecommunications solution for Staples’ retail stores, and a roll out of systems to Staples stores is underway. We intend to continue to sell the InstantOffice product line to highly-distributed enterprise customers and will exchange advanced technologies and software applications between the TeleVantage product line and the InstantOffice product line. We will also benefit from the enterprise sales force inherited from Vertical Networks and its large systems integrator partners.

Marketing to the Small to Mid-size Business. We currently sell and market our historic products to small to mid-size businesses through our dealer network. We expect to build on Comdial’s historic customer base of approximately 400,000 shipped business communications systems and 4 million telephones. In order to enhance market penetration opportunities, we adopted Comdial’s Authorized Direct Dealer Program, which was developed to build closer working relationships with certain of Comdial’s pre-qualified dealer organizations, and to better understand end customer requirements and optimize supply chain logistics by gaining real time knowledge of field sales activities. This tiered program offers enhanced benefits to its dealer participants, including competitive pricing, geographic territory management, focused marketing support and reduced training costs, among other benefits. Stringent qualification guidelines were established based on specific market criteria such as annual purchases, technical qualifications, number of employees, number of dedicated sales people, number of years in the business, financial condition, local reputation and professionalism of the facility. We also intend to continue to utilize Comdial’s historic distribution partners to market and sell the Comdial products to dealers that are not associated with the Authorized Dealer Program. During 2004, three distributors collectively accounted for more than 78% of Comdial’s net sales of the Comdial products prior to the implementation of Comdial’s Authorized Direct Dealer Program. Other indirect channels include OEM relationships, international sales, and dealer direct sales for certain software products.

Proprietary Rights and Licenses

We have a number of registered trademarks, including “TeleVantage” and “InstantOffice.” These registered trademarks have the effect of helping us identify and distinguish our name and our products from others in the marketplace and protecting us from unauthorized use of these trademarks. These registered trademarks are of material importance to us because they identify our name and our lines of products. Under state common law, our trademarks continue indefinitely. As a result of the acquisition of the Comdial assets, we also own a number of additional registered trademarks including “Comdial”, “CONVERSip” and “DX-80”. As a result of the Vertical Networks acquisition, we received a patent license for the use of all of Vertical Networks’ patents and patent applications other than Vertical Networks’ rights under specified patent that do not relate to the business we purchased.

Seasonality

Substantially all of our TeleVantage revenue in each fiscal quarter results from orders booked in that quarter. A significant percentage of our TeleVantage bookings and sales to major distributors on a quarterly basis historically has occurred during the last month of the quarter and is usually concentrated in the latter half of that month. The sales of our InstantOffice products are dependent on the implementation schedules of our large customers and, therefore, do not demonstrate any consistent seasonality. The timing of new product announcements and introductions by us, or significant product returns by major customers to us, could also result in material fluctuations in quarterly operating results. The timing of orders from large enterprise customers could also result in material fluctuations in quarterly operating results.

Significant Customers

We sell our products through a variety of channels of distribution, including system integrators, distributors, resellers and OEMs. For the years ended June 30, 2005, 2004, and 2003, our distributor Scansource, Inc.

(through its sales division, Paracon) accounted for 19%, 37% and 42% of total net sales, respectively. With the acquisition of Vertical Networks on September 28, 2004, we added several large enterprise customers including CVS/pharmacy®. These large customers will represent a majority of the sales of the InstantOffice product line. CVS/pharmacy® accounted for 10% of our revenues for the year ended June 30, 2005.

Backlog

Prior to the acquisition of Vertical Networks, substantially all of our revenue in each quarter resulted from orders booked in that quarter. Accordingly, we do not believe that our backlog at any particular point is indicative of future sales. However, as a result of the September 28, 2004 acquisition of Vertical Networks, we now have a backlog of orders for some customers. These orders will be scheduled for delivery at the discretion of the customers and as such are not necessarily indicative of levels of future sales during any period. At June 30, 2005 we had a backlog of $3.3 million all related to InstantOffice, and all expected to be fulfilled in the current fiscal year. At June 30, 2004 we had no backlog. There is no material amount of backlog of orders relating to the Comdial products.

Competition

Our TeleVantage and InstantOffice software-based phone systems principally compete with PBXs, call centers and voice applications offered by companies such as Nortel, Avaya, and NEC and IP-PBX products offered by Cisco Systems, Inc. and 3Com Corporation. In addition, because the market for our products is subject to rapid technological change, as the market evolves, we may face competition in the future from companies that do not currently compete in the software- and server-based phone systems market, including companies that currently compete in other sectors of the technology, communications and software industries. Competition from these potential market entrants may take many forms, including offering products and applications similar to those we offer as part of a larger, bundled offering. Our Comdial products compete with many PBX and IP-PBX vendors serving the small to mid-size business market, some of which have significantly greater financial, marketing, and technical resources than we do. We must compete to attract and retain dealers for our new Comdial products.

Research and Development

Our ability to compete is dependent upon the timely introduction of new products to the marketplace and the timely enhancement of existing products. Our product development team develops software and hardware to provide premises switching, and voice applications to integrate voice-based technology into the overall business intelligence systems of organizations ranging from small to mid-size businesses to large distributed enterprises. The products include but are not limited to IP-PBX systems, call center systems, interactive voice response (IVR) software, and telecommunications systems management software. We have product development teams based in Santa Clara, California and Cambridge, Massachusetts. With the acquisition of the Comdial assets, we added development teams in Charlottesville, Virginia and Sarasota, Florida.

Product development expenses totaled approximately $8.2 million, $3.2 million and $3.1 million in the years ended June 30, 2005, 2004, and 2003 respectively. These amounts do note include any expenses for product development activities related to the acquired operations of Comdial.

Employees

As of October 31, 2005, we had 262 full-time employees, including approximately 112 in sales, marketing and customer support, 93 in engineering and product development, 57 in operations, general and administrative functions. Our future success will depend in large part on our continued ability to retain highly skilled and qualified personnel. None of our employees are represented by a labor union. We have not experienced any work stoppages and believe that our relations with our employees are good.

International Business

We also market and sell our products in international markets. For the years ended June 30, 2005, 2004, and 2003, international sales accounted for 8%, 15% and 12%, respectively, of total net sales. Less than 1% of our assets were deployed to support our international business for each of those years. Our international distribution relationships include the following: Icon PLC (United Kingdom), Midia (Ireland), Burkhalter (Switzerland), Boport Tele-Communication BV (The Netherlands), Logic Phone (Spain), and Selta Telematica (Italy) in Europe. We also have distribution relationships in Asia, Africa, Australia, South America, the Middle East, the Caribbean and New Zealand. Substantially all of our sales to non-U.S. customers are in U.S. dollars. These customers may be affected by fluctuations in exchange rates and government regulations. Currency fluctuations in particular may make our products more expensive, in local currency, to our customers. To date, our operations have not been affected materially by currency fluctuations.

We intend to expand our presence in international markets, and we cannot assure you that we will compete successfully in international markets or meet the service and support needs of foreign customers. Our future results could be harmed by a variety of factors relating to international operations, including:

•	difficulties in enforcing agreements and collecting receivables through the legal systems of foreign countries;

•	the longer payment cycles associated with many foreign customers;

•	the possibility that foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade;

•	fluctuations in exchange rates, which may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment is made in local currency;

•	our ability to obtain U.S. export licenses and other required export or import licenses or approvals;

•	changes in the political, regulatory or economic conditions in a country or region; and

•	difficulty protecting our intellectual property in foreign countries.

Properties

Location	Approximate Size	Owned or Leased	Expiration Date	Lease Intended Use	Aggregate Annual Rental Payments
Cambridge, Massachusetts	21,422 sq ft.	Leased	July, 2007	Office	$396,307
Santa Clara, California	24,907 sq ft.	Leased	March, 2011	Office	$407,564
Sarasota, Florida	67,832 sq ft.	Leased	June 30, 2006	Office/Warehouse	$780,000

Totals	114,161 sq ft.				$1,583,871

In September, 2005, we moved our corporate headquarters from 5 Cambridge Center, Cambridge Massachusetts to One Memorial Drive, Cambridge, Massachusetts, and entered into a two-year lease agreement for this facility. Also, in September 2005, we completed the move from our Sunnyvale, California facility to our new facility located at Suite 400, 3979 Freedom Circle Drive, Santa Clara, California and entered into a five-year lease agreement for this facility. We believe both new facilities address our anticipated needs for the foreseeable future. We do not own any real property.

Effective October 1, 2005, we entered into a lease agreement with DMB Sarasota I, L.P. for approximately 67,832 square feet of space in Sarasota, Florida, which will be used for offices and warehouse space. The initial term of this lease is for nine months, ending on June 30, 2006, with no automatic renewal provisions. We lease this space at a monthly rate of $65,000 plus utilities. Pursuant to the asset purchase agreement, we have use of Comdial’s Charlottesville, Virginia facility on a monthly renewal at a monthly rent of $12,880 plus utilities.

Legal Proceedings

On September 27, 2005 we delivered a claim to Consolidated IP Holdings, Inc. (“CIPH”), the former Vertical Networks, Inc. making claims against the escrow established as a part of the acquisition of the assets of Vertical Networks on September 28, 2004. We have asserted claims that $0.6 million of the $1 million escrow should be retained by us as a result of a failure by CIPH to meet certain terms and conditions under the Asset Purchase Agreement entered into September 23, 2004. We received a Response to Claim notice from CIPH, wherein they dispute our claims. After attempts to work with CIPH in good faith to resolve this dispute, we received notice on November 29, 2005 that CIPH had initiated legal action against us and U.S. Bank, N.A. (the “Escrow Agent”) in the United States District Court of Massachusetts on November 10, 2005. CIPH is requesting declaratory relief and specific performance arising out of our alleged breach of and failure to perform our obligations under the Asset Purchase Agreement and the escrow agreement between us, CIPH, and the Escrow Agent on September 28, 2004, which include a demand upon the Escrow Agent to disburse the $0.6 million we claim under the indemnification provisions of the Asset Purchase Agreement and demanding we produce certain documentation relating to the payments we have received from CVS Pharmacy Inc. since the closing of the Asset Purchase Agreement.

As part of our agreement to acquire the assets of Vertical Networks, we entered into a separate agreement with Vertical Networks on September 28, 2004 (the “License Agreement”). The License Agreement, among other things, granted us the license to use certain patents held by Vertical Networks (the “Licensed Patents”). On November 4, 2005, we received a notice from CIPH claiming that we have materially breached certain terms of the License Agreement. We provided CIPH with a response disputing this claim with the hope of amicably resolving this dispute. We received a letter dated December 8, 2005 from CIPH claiming that we had failed to remedy this alleged breach in the time specified under the License Agreement and notifying us that CIPH was terminating the License Agreement for the Licensed Patents. We are investigating their claim and intend to vigorously defend all of our rights under the License Agreement. However, should CIPH prevail in their claim that we have materially breached the License Agreement and that this breach resulted in their ability to so terminate the License Agreement, we could be precluded from using the Licensed Patents. Our inability to use the Licensed Patents would limit our ability to produce and sell our InstantOffice products, or might necessitate licensing or developing alternate technology, any of which would have a material adverse effect on our financial condition and results of operation.

In addition, we and our subsidiaries are involved in legal proceedings from time to time, none of which we believe, if decided adversely to us or our subsidiaries, would have a material adverse effect on our business, financial condition or results of operations.

Controls and Procedures

Introduction.

“Disclosure Controls and Procedures” are defined in Exchange Act Rules 13a-15(e) and 15d-15(e) as the controls and procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported, within the time period specified by the Commission’s rules and forms. Disclosure Controls and Procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principle executive and principal financial officers to all timely decisions regarding disclosure.

We have endeavored to design our Disclosure Controls and Procedures and Internal Controls Over Financial Reporting to provide reasonable assurances that their objectives will be met. However, management and our audit committee do not expect that our disclosure controls or internal controls over financial reporting will prevent all errors or all instances of fraud or a material weakness. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. All control systems are subject to inherent limitations, such as resource constraints, the possibility of human error, lack of knowledge or awareness, and the possibility of intentional circumvention of these controls. Furthermore, the design of any control system is based, in part, upon assumptions about the likelihood of future events, which assumptions may ultimately prove to be incorrect. As a result, we cannot assure you our control system will detect every error or instance of fraudulent conduct, including an error or instance of fraudulent conduct that could have a material adverse impact on our operations or results.

Evaluation of Disclosure Controls and Procedures.

As of September 30, 2005, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934). Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of September 30, 2005, the design and operation of these disclosure controls and procedures were not effective during the quarter ended September 30, 2005.

This determination was made because of our Chief Executive Officer’s and Chief Financial Officer’s belief that our company’s resources were insufficient to address its financial reporting requirements in a timely fashion during the quarter ended September 30, 2005. We failed to timely file our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004, December 31, 2004 and March 31, 2005, an amendment to our Current Report on Form 8-K originally filed September 29, 2004 to disclose certain financial data in connection with our acquisition of Vertical Networks, and our Current Report on Form 8-K relating to the execution of an office lease dated July 6, 2005, and the current filing of our Annual Reports on Form 10-K. Our management, including our Chief Executive Officer and Chief Financial Officer, believes that, during the quarter ended September 30, 2005, our company lacked the resources to address the financial reporting related to significant and complex business transactions.

Assessment of Internal Controls Over Financial Reporting.

Our former independent registered public accounting firm, KPMG, advised management and the audit committee that, in connection with their review of our financial statements for the three-month period ended December 31, 2004, KPMG noted certain matters involving internal control and its operation that it considered to be material weaknesses that constituted reportable conditions under standards established by the American Institute of Certified Public Accountants. Reportable conditions are matters coming to an independent registered public accounting firm’s attention that, in their judgment, relate to significant deficiencies in the design or operation of internal control and could adversely affect the organization’s ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements. Further, a material weakness is a reportable condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. KPMG advised management and the audit committee that it considered the following to constitute a material weakness in internal control and operations: we did not have adequate staffing in its finance group with the appropriate level of experience to effectively control the increased level of transaction activity, address the complex accounting matters and manage the increased financial reporting complexities resulting from the acquisition of Vertical Networks and the associated integration activities.

Our current independent registered public accounting firm, Vitale Caturano and Company, advised our management and the audit committee that, in connection with their audit of our financial statements for the year ended June 30, 2005, Vitale Caturano and Company noted certain matters involving internal control and its operation that it considered to be material weaknesses that constituted reportable conditions under standards established by the American Institute of Certified Public Accountants. Vitale Caturano and Company advised management and the audit committee that it considered the following to constitute a material weakness in internal control and operations: we did not have adequate staffing in our accounting and finance group with the appropriate level of experience to effectively accomplish timely and accurate closings, control the increased level of transaction activity, address the complex accounting matters and manage the increased financial reporting complexities resulting from recent acquisitions.

We continue to evaluate our resources for addressing our financial reporting and making appropriate changes to provide sufficient resources and time to prepare and file periodic reports within the time periods specified in the SEC’s rules and regulations and provide for reviews by our management, our audit committee and our board of directors. Our Chief Executive Officer and Chief Financial Officer continue to review our personnel, resources and disclosure controls and procedures. We are taking steps that are intended to lead to changes that will ensure that our disclosure controls are effective at a reasonable assurance level. Specifically, beginning in the quarter ended September 30, 2005 we took a number of corrective actions to address the material weaknesses discussed above, including:

•	Engaged a full-time contract senior finance professional to supplement our accounting and financial reporting resources;

•	Commenced search for a new senior corporate controller, subsequently hired a new corporate controller with extensive software industry experience in November 2005;

•	Migrated the accounting systems of our operations in California and Massachusetts onto a common general ledger system;

These steps are aimed at ensuring that our disclosure controls are effective for gathering, analyzing and disclosing in a timely manner the information we are required to disclose in our reports filed under the Securities Exchange Act of 1934.

Changes in Internal Control Over Financial Reporting.

There have been no changes in our internal control over financial reporting that occurred during the our most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. However, as noted above, we intend to take certain actions designed to enhance our internal control over financial reporting and our disclosure controls and procedures.

EXECUTIVE OFFICERS AND DIRECTORS OF THE REGISTRANT

The following table sets forth information concerning our executive officers and directors as of September 30, 2005:

Name	Age	Position
William Y. Tauscher	55	Chief Executive Officer, President and Chairman of the Board
Richard N. Anderson	48	Senior Vice President of Sales, Marketing and Support
Peter H. Bailey	33	Senior Vice President of Business Development
Duncan G. Perry	42	Chief Financial Officer
Scott K. Pickett	43	Chief Technology Officer
Michael P. Downey	58	Director
John W. Watkins	44	Director
Francis E. Girard	65	Director
Matthew J. Rubins	37	Director
Robert J. Majteles	41	Director
R. Randy Stolworthy	48	Director

William Y. Tauscher. Mr. Tauscher has served as Chairman of our board of directors since February 2004 and as our Chief Executive Officer since September 2004. Mr. Tauscher has served as the managing member of The Tauscher Group since 1999, which invests and assists in the management of enterprises in various industries. Before founding The Tauscher Group, Mr. Tauscher served as chairman and CEO of Vanstar Corporation

(formerly ComputerLand Corporation) until 1999, having led the group that acquired ComputerLand in 1987. He currently serves on several boards of directors, including Safeway Corporation, a $30 billion NYSE listed company, and holds controlling investments in a number of successful private companies.

Richard N. Anderson. Mr. Anderson joined us in January 2005 as Senior Vice President of Sales, Marketing and Support. Prior to joining us, he was the executive vice president and general manager of CFM Corporation, a leading integrated manufacturer of home products. He was with CFM Corporation from October 2003 until January 2005. Previously, Mr. Anderson was CEO of Temtex Industries, Inc. from July 2002 until its purchase by CFM Corporation in October 2003. Mr. Anderson also served in various executive roles, including chief operating officer of KnowledgePlanet from September 2000 until July 2002, and held senior vice president positions in sales and marketing for Inacom and Vanstar Corporations.

Peter H. Bailey. Mr. Bailey joined us in September 2004 as Senior Vice President of Business Development and Product Marketing. Prior to joining us, Mr. Bailey led the next-generation networking banking practice for ThinkEquity Partners LLC, a San Francisco based Investment Banking Firm, and advised us on our acquisition of Vertical Networks and our 2004 Equity Financing. Mr. Bailey joined ThinkEquity Partners in July 2003 when the banking practice of Pacific Crest Securities merged with ThinkEquity. Mr. Bailey joined Pacific Crest in July 2002. Prior to Pacific Crest, he was responsible for corporate development at Carrier1 International S.A., a pan European alternative telecom services provider, where he was responsible for M&A, corporate investment and financial restructuring initiatives from January 2000 through May 2002. Prior to Carrier1, Mr. Bailey held various roles including at a NY-based publishing/digital media start-up Convergence Media, which he co-founded. Prior to Convergence, Bailey was with Salomon Brothers Inc in New York in the investment banking division.

Duncan G. Perry. Mr. Perry joined us in February 2003 as Chief Financial Officer. Prior to joining us, he served as Chief Financial Officer for SupplyWorks, Inc., a software application developer in the supply chain management space from 2000 to 2002. He also held the roles of Chief Financial Officer and Chief Information Officer at Elron Software, an Internet security software company, from 1997 to 2000, and he was Director of Finance and Director of IT for ON Technology Corporation, a network software application provider, from 1994 to 1997. He also held numerous financial management positions at IBM between 1988 and 1994. Mr. Perry is a Certified Management Accountant.

Scott K. Pickett. Mr. Pickett joined us as Chief Technology Officer in September, 2004 as a result of our acquisition of Vertical Networks, a company he helped to co-found in 1996. Prior to co-founding Vertical Networks, Mr. Pickett served as director of development for National Semiconductor’s LAN division, where he led development of several industry-first systems and networking products, including multimedia product solutions (802.9), multiprotocol VoIP gateway, integrated communications platform, and the PCMCIA Ethernet card. Prior to National Semiconductor, he held positions with Fairchild Semiconductor and General Electric.

Michael P. Downey. Mr. Downey has served on our board of directors since February 1997. From March 2000 until June 2000, Mr. Downey served as our interim President and Chief Executive Officer. Mr. Downey currently is a private investor and executive consultant. From 1995 until 1997, Mr. Downey served as Executive Vice President and Chief Financial Officer of Nellcor Puritan Bennett, also referred to as NPB, a medical manufacturing company. Mr. Downey served as Vice President and Chief Financial Officer of NPB from 1989 until 1995 and in other capacities for NPB from 1986 until 1989. Prior to his employment by NPB, Mr. Downey was Vice President of Finance for Shugart Corporation, a manufacturer and distributor of computer disk drives, and he had several years experience in accounting management positions with General Motors Corporation. Mr. Downey is also a member of the board of directors of Emulex Corporation, a NYSE listed company that designs and manufactures software- and hardware-based network access products and First Consulting Group, Inc., a consulting integration and management company for the healthcare and pharmaceutical industries that is listed on the Nasdaq National Market.

John W. Watkins. Mr. Watkins has served on our board of directors since October 2005, when he was appointed to fill the remaining term of Mr. John P. Ward. Prior to joining M/C Venture Partners in 2004, Mr. Watkins co-founded Telegraph Hill Communication Partners, a private equity firm focused in the media, communication services and information technology industries, and was with the firm from January 2001 to June 2003. From 1989 to 2001 he was a member of J.P. Morgan Capital, where he led the firm’s private equity investment effort in communications and media-related industries and served on the Investment Committee and Board. Prior to joining J.P. Morgan Capital, Mr. Watkins was an Associate in J.P. Morgan’s Corporate Finance group and an Investment Banking Analyst at E.F. Hutton and Company. M/C Venture Partners participated in our 2005 Equity Financing, our 2004 Equity Financing and holds in excess of five percent of our issued and outstanding common stock. See “Certain Relationships and Related Transactions,” below.

Francis E. Girard. Mr. Girard has served on our board of directors since October 1998. Mr. Girard currently serves as senior advisor to Comverse Network Systems, a manufacturer of computer and telecommunications systems and a subsidiary of Comverse Technologies, Inc. He also served as Vice Chairman of Comverse Technologies, Inc. from 2001 to 2004 and served as Chief Executive Officer from 1998 until January 2001. From 1996 to 1998, Mr. Girard served as President and Chief Executive Officer and as a director of Boston Technology, Inc., a provider of communications and information processing systems. Previously, Mr. Girard served as Vice President of Sales, Marketing and Support of NEC Information Systems, Inc.

Matthew J. Rubins. Mr. Rubins has served on our board of directors since September 2004. Mr. Rubins has been a general partner of M/C Venture Partners, a private equity firm, since 1997. Prior to joining M/C Venture Partners, he was an Assistant Vice President with Deutsche Morgan Grenfell Technology Group. Previously, Mr. Rubins was a financial analyst and then Associate in the media and telecommunications groups at Donaldson, Lufkin & Jenrette. M/C Venture Partners participated in our 2005 Equity Financing, our 2004 Equity Financing and holds in excess of five percent of our issued and outstanding common stock. See “Certain Relationships and Related Transactions,” below.

Robert J. Majteles. Mr. Majteles has served on our board of directors since August 2002. Mr. Majteles founded Treehouse Capital, LLC, an investment firm focused on blending value and growth investment disciplines to make active investments in later-stage technology companies. Treehouse Capital is a joint venture between Mr. Majteles and Special Situations Fund, an affiliate of Austin W. Marxe and David M. Greenhouse. In October of 2005, Mr. Majteles became a member of Coral’s Momentum Fund Management Partners, LLC, the general partner of Coral’s Momentum Fund, Limited Partnership. Special Situations Fund was a 2004 Investor and a 2005 Investor, and Coral’s Momentum Fund, Limited Partnership participated as a 2005 Investor. Both of these entities hold in excess of five percent of our currently issued and outstanding common stock. See “Certain Relationships and Related Transactions,” below. From January 2000 to April 2001, Mr. Majteles served as Chief Executive Officer of Citadon, Inc., a provider of collaboration software to the construction and engineering industries. From 1997 until August 1999, Mr. Majteles served as Chief Executive Officer of Ultradata Corporation, a developer of software for financial institutions. Mr. Majteles is a member of the board of directors of World Heart Corporation (NASDAQ: WHRT), a global medical device company, Adept Technology, Inc. (NASDAQ: ADEO), a leading manufacturer of flexible automation for the semiconductor, life sciences, electronics and automotive industries and Unify Corporation, (NASDAQ: UNFY) a developer of business process automation solutions including market leading applications for specialty markets within the insurance industry.

R. Randy Stolworthy. Mr. Stolworthy has served on our board of directors since September 2004. Mr. Stolworthy has been a Managing Member of RRS & Company, a real estate investment and development company since 1992. Prior to RRS & Company, Mr. Stolworthy was President and CEO of NZ Corporation and CEO of Bridge Financial Corporation, a subsidiary of NZ Corporation. Previously, he co-founded Voicelink Data, which merged with Digital Systems International in 1991. Prior to Voicelink Data Services, Mr. Stolworthy was a general partner and manager of the Seattle office for FBS Venture Capital Company. Mr. Stolworthy is also a co-manager of the managing partner of PathFinder Ventures, which beneficially owns in excess of 5% of our issued and outstanding common stock. See “Certain Relationships and Related Transactions,” below.

Board of Directors

Classified Board. Our board of directors is divided into three classes with one class of directors elected annually for a term of three years. Each class serves staggered three-year terms as follows:

•	The Class I Directors consist of Michael P. Downey and Francis E. Girard. The Class I Directors were to serve until the annual meeting of stockholders to be held during the fiscal year ended June 30, 2005. Stockholders holding in excess of 80% of our issued and outstanding common stock executed a written consent in lieu of annual meeting dated November 18, 2005, re-electing Mr. Downey and Mr. Girard to an addition term until the stockholders held during the fiscal year ended June 30, 2008. This re-election will become effective no earlier than twenty days following the filing of a definitive information statement on Schedule 14-C with the Commission.

•	The Class II Directors consist of William Y. Tauscher, Robert J. Majteles and R. Randy Stolworthy. The Class II Directors serve until the annual meeting of stockholders to be held during the fiscal year ending June 30, 2007; and

•	The Class III Directors consist of John W. Watkins and Matthew J. Rubins. Stockholders holding in excess of 80% of our issued and outstanding common stocks dated November 18, 2005, re-electing Messrs. Watkins and Rubins to serve an additional term to continue until the annual meeting of stockholders to be held during the fiscal year ending June 30, 2009. This re-election will become effective no earlier than twenty days following our filing of a definitive information statement on Schedule 14-C with the Commission.

In each case, a director serves until his or her respective successor has been elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

Board Structure. Our board of directors currently consists of (1) our chief executive officer serving as a Class II director (currently William Y. Tauscher); (2) one member serving as a Class II director designated by the written consent of the majority-in-interest of the shares of common stock held by the investors (including the affiliated assignees of such investors, the “Series B Investors”) that are parties to the Series B Purchase Agreement, dated as of August 8, 2001, that were acquired upon the conversion of the shares of Series B preferred stock held by them, pursuant to the terms of a Consent, Waiver and Amendment Agreement, dated September 25, 2004 (the “2004 Consent”), acting as a single class (currently Robert J. Majteles); (3) one member serving as a Class II director designated by the written consent of the majority-in-interest of the shares of common stock held by the investors (including the affiliated assignees of such investors, the “Series C Investors”), that are parties to the Series C Purchase Agreement, dated as of June 27, 2003, as amended, that were acquired upon the conversion of the shares of Series C preferred stock held by them, pursuant to the terms of the 2004 Consent, acting as a single class (currently R. Randy Stolworthy); (4) two members serving as Class III directors designated in writing by M/C Venture Partners (currently John W. Watkins and Matthew J. Rubins); and (5) two non-executive members serving as Class I directors designated by the mutual agreement of M/C Venture Partners and our board of directors (reflected by approval of our board of directors (or its Nominating or Corporate Governance committee) of a written designation by M/C Venture Partners), provided that each such non-executive member has relevant industry experience (each, an “Industry Director”) (currently Michael P. Downey and Francis E. Girard).

After March 28, 2006, the members of the board of directors shall consist of (and we agree to nominate for election) (1) our chief executive officer who will serve as a Class II director, (2) one member who will serve as a Class II director designated by the written consent of (a) Special Situations Fund, so long as Special Situations Fund and its affiliates continue to beneficially own at least 50% of the shares of common stock acquired by Special Situations Fund and its affiliates upon the conversion of the shares of Series B preferred stock held by them, pursuant to the terms of the 2004 Consent or (b) in the event that Special Situations Fund is not entitled to appoint a director pursuant to clause (a), the majority-in-interest of the shares of common stock held by the Series B and Series C Investors that were acquired by them upon the conversion, pursuant to the terms of the

2004 Consent, of the shares of Series B preferred stock and Series C preferred stock held by them, acting as a single class, (3) two members who will serve as Class III directors designated in writing by M/C Venture Partners and (4) three Industry Directors who will serve as Class I directors designated by the mutual agreement of M/C Venture Partners and our board of directors.

Audit Committee. The audit committee consists of Michael P. Downey, Francis E. Girard, and R. Randy Stolworthy all of whom have been determined by our board to be independent under the criteria set forth under applicable securities laws and NASDAQ standards. Mr. Downey serves as the chair of this committee and as the audit committee financial expert. The audit committee has oversight responsibility for the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. The audit committee monitors the independence and performance of our independent auditors and internal auditing department. The audit committee also provides an avenue of communication among the independent auditors, management, our internal auditing department and our board of directors. Our audit committee has the authority to conduct investigations appropriate to fulfill its responsibilities, and has the ability to retain, at our expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

Compensation Committee. The compensation committee consists of Michael P. Downey, Francis E. Girard, and John W. Watkins. Messrs. Downey and Girard have been determined by our board to be independent under the criteria set forth under applicable securities laws and NASDAQ standards. The compensation committee recommends the compensation of our Chief Executive Officer to our board of directors. The compensation committee also reviews and approves the design, administration and effectiveness of compensation programs for other key executive officers, including salary, bonus, other perquisites and option grants under our stock incentive plans.

Nominating Committee. The nominating committee consists of Michael P. Downey and Francis E. Girard, each of whom has been determined by our board to be independent under the criteria set forth under applicable securities laws and NASDAQ standards. Mr. Downey serves as the chair of this committee. The nominating committee identifies qualified individuals to become members of the board of directors and oversees the evaluation of our board of directors and management.

Section 16 Compliance. Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by the Commission regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports and written representations that no other reports were required, we believe that all filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied during the fiscal year ended June 30, 2005, with the exception of Forms 3 filed on behalf of Mr. Bailey and Mr. Pickett in November 2004, which were filed late as a result of a delay in getting first time filing codes for these two newly elected officers of the corporation.

Code of Business Conduct and Ethics. On November 2, 2004, we approved a Code of Business Conduct and Ethics, within the meaning of Item 406(b) of Regulation S-K, which applies to our directors, officers and employees. A complete copy of the Code of Business Conduct and Ethics is posted on our website at www.artisoft.com under “Company / Investor Relations.” We will disclose on our website any amendments to, or waivers from, our Code of Business Conduct and Ethics that are required to be disclosed pursuant to the disclosure requirements of Item 5.05 of Form 8-K.

Involvement in Certain Legal Proceedings. Our Senior Vice President of Sales, Richard N. Anderson, served as Vice Chief Executive Officer of Temtex Industries, Inc. from July 2002 until October 2003. That company filed for Chapter 11 Bankruptcy Protection on May 2, 2003.

Executive Compensation

The following table shows for the fiscal years ended June 30, 2005, 2004 and 2003, compensation awarded, paid to, or earned by, (i) our Chief Executive Officer; (ii) our four other most highly compensated individuals who were serving as executive officers as of June 30, 2005, and (iii) two individuals for whom disclosure would have been provided but for the fact that the individuals were not serving as an executive officer as of June 30, 2005 (our “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Securities Underlying Options (Shares)(#)	All Other Compensation($)
William Y. Tauscher(1) President Chief Executive Officer Chairman of the Board	2005 2004 2003	250,000 50,000 —	— — —	1,800,000 583,333 —	— — —

Steven G. Manson(2) Former President Former Chief Executive Officer	2005 2004 2003	84,100 210,330 210,375	— — —	— 270,000 10,000	494,108 3,712 5,407	(3) (3)

Richard N. Anderson Senior Vice President of Sales, Marketing and Support	2005 2004 2003	111,859 — —	125,000 — —	460,000 — —	2,297 — —	(4)

Peter H. Bailey Senior Vice President of Business Development and Product Management	2005 2004 2003	153,077 — —	— — —	460,000 — —	250 — —	(5)

Mel Edward Passarelli(6) Former Vice President of Sales Former Vice President of International Sales	2005 2004 2003	173,692 60,072 —	83,846 42,702 —	— 180,000 —	4,383 2,444 —	(7) (7)

Duncan G. Perry(8) Chief Financial Officer	2005 2004 2003	198,235 152,966 49,967	— — —	340,000 120,000 8,333	3,818 3,159 1,057	(9) (9) (9)

Scott K. Pickett Chief Technology Officer	2005 2004 2003	159,083	— — —	460,000 — —	2,500	(10)

(1)	Mr. Tauscher began serving as our Chief Executive Officer on September 28, 2004 and as our President on November 16, 2004.
(2)	Mr. Manson served as our Chief Executive Officer and President during the year ended June 30, 2004 and the beginning of the year ended June 30, 2005. In September 2004, our board of directors elected William Y. Tauscher our Chief Executive Officer. Mr. Manson ceased to be our President on November 16, 2004.
(3)	For the year ended June 30, 2005, consists of $2,523 of contributions under our 401(k) plan and $807 for life insurance premiums, and $490,778 in severance payments. For the year ended June 30, 2004, consists of $3,150 of contributions under our 401(k) plan and $562 for life insurance premiums. For the year ended June 30, 2003, consists of $4,600 of contributions under our 401(k) plan and $807 for life insurance premiums.
(4)	For the year ended June 30, 2005, consists of $2,297 of contributions under our 401(k) plan.
(5)	For the year ended June 30, 2005, consists of $250 of contributions under our 401(k) plan.
(6)	Mr. Passarelli joined us as our Vice President of Sales in January 2004. Mr. Passarelli ceased to be our Vice President of Sales and became our Vice President of International Sales in January 2005. Mr. Passarelli ceased to be our Vice President of International Sales in June 2005.

(7)	For the year ended June 30, 2005, consists of $3,061 of contributions under our 401(k) plan and $1,321 for life insurance premiums. For the year ended June 30, 2004, consists of $2,444 of contributions under our 401(k) plan.
(8)	Mr. Perry joined us as our Chief Financial Officer in February 2003.
(9)	For the year ended June 30, 2005, consists of $3,256 of contributions under our 401(k) plan and $562 for life insurance premiums. For the year ended June 30, 2004, consists of $2,291 of contributions under our 401(k) plan and $869 for life insurance premiums. For the year ended June 30, 2003, consists of $881 of contributions under our 401(k) plan and $176 for life insurance premiums.
(10)	For the year ended June 30, 2005, consists of $2,500 of contributions under our 401(k) plan.

Option Grants In Last Fiscal Year

The following table sets forth information concerning individual grants of options to purchase our common stock made during the year ended June 30, 2005 to our Named Executive Officers. Each option has a term of ten years, has a per share exercise price equal to the per share fair market value of our common stock on the option grant date and, unless otherwise noted, vests as to 25.0% one year after the grant date, with the remaining 75.0% vesting in equal monthly installments over the succeeding 36 months. We granted options to purchase an aggregate of up to 6,704,250 shares of our common stock to our employees, including the officers listed in the table below, during the year ended June 30, 2005.

Amounts described in the following table under the heading “Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term” represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5.0% and 10.0% compounded annually from the date the options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock and the date on which the options are exercised.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in for year ended June 30, 2005(%)	Exercise Price ($/share)	Expiration Date	5%($)	10%($)
William Y. Tauscher	1,800,000	27%	$0.97	09/28/2014	$1,098,050	$2,782,684
Richard N. Anderson	460,000	7%	$1.81	4/13/2015	$910,018	$1,326,950
Peter H. Bailey	460,000	7%	$0.97	09/28/2014	$280,613	$711,128
Duncan G. Perry	340,000	5%	$0.97	09/28/2014	$207,409	$525,616
Scott K. Pickett	460,000	7%	$0.97	09/28/2014	$280,613	$711,128

Note: Each option granted on September 28, 2004 vests in equal monthly installments over the succeeding 48 months.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding stock options exercised during the year ended June 30, 2005 and the number and value of unexercised stock options held as of June 30, 2005 by each of our Named Executive Officers. In the following table, amounts set forth under the heading “Value of Unexercised In-the-Money Options at Fiscal Year End” are calculated based upon a per share option value determined by subtracting the option exercise price from $1.60, the per share closing sale price of our common stock on June 30, 2005, on the OTC Bulletin Board (the principal market on which our common stock was traded on that date).

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year Ended June 30, 2005 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at year ended June 30, 2005 Exercisable/Unexercisable($)
William Y. Tauscher	—	—	521,528/1,861,805	$212,625/$921,375
Steven G. Manson	270,000	$121,500	—	$0/$0
Richard N. Anderson	—	—	0/460,000	$0/$0
Peter H. Bailey	—	—	86,250/373,750	$54,338/$235,462
Mel E. Passarelli			71,844/78,156	$24,480/$7,020
Duncan G. Perry	—	—	103,264/365,069	$40,163/$174,038
Scott K. Pickett	—	—	86,250/373,750	$54,338/$235,462

Employee Benefit Plans

2004 Stock Incentive Plan

Number of Shares under the 2004 Stock Incentive Plan. Subject to adjustment, in the event of stock splits and other similar events and subject to the limitation described below and, after the Plan is amended pursuant to a written consent of stockholders in lieu of annual meeting holding over 80% of our issued and outstanding common stock, 10,768,865 shares of common stock, plus an annual increase in the number of shares of common stock each year in the ten-year plan term, may be issued pursuant to awards under the 2004 Stock Incentive Plan. The annual increase in the number of shares of common stock that may be issued under the plan will be effective July 1 of each year during the ten-year plan term and will be equal to the lesser of:

•	150,000 shares of common stock:

•	1.5% of the outstanding shares of common stock on such date; and

•	an amount determined by our board of directors.

The number of shares of common stock issuable under the plan, including the annual increase, is subject to adjustment in the event of stock splits and other similar events.

The number of shares available under the 2004 Stock Incentive Plan may not be increased to exceed 30.0% of the outstanding shares of common stock. In September 2004, our board of directors adopted and approved amendments to our 2004 Stock Incentive Plan increasing the number of shares of our common stock reserved for issuance under the 2004 Stock Incentive Plan (including the annual increase in the authorized number of shares effective July 1, 2004) from 2,057,013 to 6,409,947.

Under the terms of the 2004 Stock Purchase Agreement, we agreed, as soon as practicable after the sale of the common stock, but in any event no later than our next annual meeting of stockholders, to present to our stockholders an amendment to increase the total number of shares of common stock that may be granted pursuant to awards under the 2004 Stock Incentive Plan from 6,987,531 to 8,768,865. The amendments will also eliminate the annual increase to the authorized number of shares under the plan. The amendments to the plan are not subject to the approval of our stockholders, although we obtained this approval by way of a written consent of the stockholders holding in excess of 80% of our issued and outstanding common stock, dated November 18, 2005, wherein the total number of options that may be granted pursuant to awards under the 2004 Stock Incentive Plan was increased to 10,768,865.

Types of Awards. The 2004 Stock Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options and restricted stock awards.

Incentive Stock Options and Nonstatutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of our common stock on the date of grant; provided, however, that the exercise price of an option may not be less than 85.0% of the fair market value of our common stock, as determined by our board of directors, at the time the option is granted. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than 100.0% of the fair market value of our common stock on the date of grant (or less than 110.0% of the fair market value in the case of incentive stock options granted to optionees holding more than 10.0% of our voting power). Options may not be granted for a term in excess of ten years. The 2004 Stock Incentive Plan permits the following forms of payment of the exercise price of options, to the extent permitted by applicable law: (1) payment by cash, check or in connection with a “cashless exercise” through a broker, (2) surrender to us of shares of common stock, (3) delivery to us of a promissory note, (4) any other lawful means, or (5) any combination of these forms of payment.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. No more than 40,000 shares of common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to restricted stock awards under the 2004 Stock Incentive Plan.

Eligibility to Receive Awards. Our employees, officers, directors, consultants and advisors are eligible to be granted awards under the 2004 Stock Incentive Plan. Under present law, however, incentive stock options may only be granted to our employees and employees of our subsidiaries. The maximum number of shares with respect to which awards may be granted to any participant under the 2004 Stock Incentive Plan may not exceed 500,000 shares, subject to adjustment in the event of stock splits and other similar events, per calendar year.

Administration. Our board of directors administers the 2004 Stock Incentive Plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2004 Stock Incentive Plan and to interpret the provisions of the 2004 Stock Incentive Plan. Pursuant to the terms of the plan, our board of directors may delegate authority under the plan to one or more committees or subcommittees of our board of directors and to one or more of our executive officers. The compensation committee of our board of directors has been delegated this authority.

Subject to any applicable limitations contained in the 2004 Stock Incentive Plan and any applicable delegation by the board of directors, our board of directors selects the recipients of awards and determines (1) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (2) the exercise price of options (which may not be less than 85.0% of fair market value of our common stock), (3) the duration of options (which may not exceed 10 years) and (4) the number of shares of common stock subject to any restricted stock awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

The 2004 Stock Incentive Plan also contains provisions addressing the consequences of any “reorganization event,” which is defined as (1) any merger or consolidation of our company with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, (2) any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction or (3) a liquidation or dissolution of our company. Upon the occurrence of a reorganization event our board of directors may elect to take one or more of the following actions:

•	provide that all outstanding options be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation or one of its affiliates;

•	provide that all then unexercised options will become exercisable in full as of the specified time prior to the reorganization event and will terminate immediately prior to completion of such event; and

•	in the event of a reorganization event under the terms of which holders of common stock receive cash consideration, provide that each outstanding option will receive, in exchange, a cash payment equal to the positive difference of the cash consideration being paid in the reorganization event minus the exercise price of the option.

Upon the occurrence of a reorganization event, the repurchase and other rights of our company under each outstanding restricted stock award will inure to the benefit of the acquiring or succeeding corporation.

If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by the award will again be available for grant under the 2004 Stock Incentive Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code.

Amendment or Termination. No award may be made under the 2004 Stock Incentive Plan after January 1, 2014, but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 2004 Stock Incentive Plan, except that no award designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors after the date of such amendment may become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by our stockholders.

Employee Stock Purchase Plan

Eligibility to Receive Awards. All of our employees, including directors who are also employees and the employees of any subsidiaries of our company designated by our board of directors or its appointed committee are eligible to participate in the 2004 Employee Stock Purchase Plan, provided that:

•	they are customarily employed by our company or a designated subsidiary for more than 20 hours per week and more than five months in a calendar year; and

•	they are employees of our company or the designated subsidiary on the first day of the plan period, as described below.

Employees who would own, immediately after the grant, 5% or more of the total combined voting power or value of the stock of our company or any subsidiary are not eligible to participate in the 2004 Employee Stock Purchase Plan.

Offerings. We will make one or more offerings to eligible employees to purchase stock under the 2004 Employee Stock Purchase Plan. Offerings will begin each January 1 and July 1, or the first business day after that, and commence a six-month period, also referred to as a “plan period,” during which payroll deductions will be made and held for the purchase of our common stock on the last business day of the plan period. Our board of directors or its appointed committee may, in its discretion, choose a different plan period of 12 months or less for subsequent offerings.

Participation and Payroll Deductions. An eligible employee may participate in the offering by completing and forwarding a payroll deduction authorization form to our payroll office, authorizing us to deduct from his or her regular pay a dollar amount not to exceed 15% of such pay during the plan period. No employee may be granted an option under the plan that permits him or her to purchase more than $25,000 of our common stock (based on the fair market value of our common stock on the first business day of the plan period) in any calendar year.

Interest will not be paid on any employee accounts, except to the extent that our board of directors or its appointed committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

An employee may decrease or discontinue, but may not increase, the payroll deduction one time during any plan period. If an employee discontinues his or her payroll deductions during a plan period, but does not elect to withdraw his or her funds, funds deducted prior to his or her election to discontinue will be applied to the purchase of our common stock on the last business day of the plan period. An employee may, during a plan period, withdraw all of the employee’s balance accumulated in his or her payroll deduction account. Partial withdrawals are not permitted. If an employee withdraws all of such balance, then he or she may not participate again during the remainder of the plan period.

Purchase of Shares. Under the terms of the 2004 Employee Stock Purchase Plan, the purchase price of each share is an amount equal to 85% of the closing price of our common stock on either the first business day of the plan period or the last business day of the plan period, whichever is less, also referred to as the “option price.” The closing price will be (1) the closing sale price on any national securities exchange or national market system, including, without limitation, the NASDAQ National Market or the NASDAQ SmallCap Market of The NASDAQ Stock Market, or (2) the mean of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or any other source the board of directors deems reliable. If no sale of common stock were made on that day, the price of the common stock for purposes of clause (1) above will be the reported price for the next preceding day on which sales were made.

On the last business day of a plan period, each employee who continues to be a participant in the 2004 Employee Stock Purchase Plan is deemed to have exercised the option, at the option price, to the extent of accumulated payroll deductions. Any balance remaining in the employee’s payroll deduction account at the end of the plan period is automatically refunded to the employee, except that any balance that is less than the purchase price of one share of our common stock will carry over to the payroll deduction account for the next plan period, unless the employee decides not to participate in the next plan period, in which case it will be refunded.

Plan Benefits. As of December 31, 2004, approximately 87 persons were eligible to participate under the 2004 Employee Stock Purchase Plan, including 2 executive officers. The number of shares to be acquired under the 2004 Employee Stock Purchase Plan in the future depends upon the extent of participation in the plan by eligible participants. Thus, we cannot now determine specific future benefits under the plan.

On November 18, 2005, the last reported sale price of our common stock on the OTC Bulletin Board was $1.51.

Administration. Our board of directors has appointed the compensation committee of the board of directors to administer the 2004 Employee Stock Purchase Plan. The committee has the authority to make rules and regulations for the administration of the 2004 Employee Stock Purchase Plan and its interpretation and decisions regarding the 2004 Employee Stock Purchase Plan are final and conclusive. Subject to the provisions of the Employee Stock Purchase Plan, our board of directors may amend or terminate the 2004 Employee Stock Purchase Plan at any time.

In the event of a subdivision of outstanding shares of our common stock or payment of a dividend in our common stock, our board of directors, or its appointed committee, is required to make appropriate adjustments to the number of shares approved for the 2004 Employee Stock Purchase Plan and the limitations on purchase of shares, as well as other adjustments that it deems equitable. In the event of a merger or consolidation in which the holders of our capital stock immediately prior to such merger or consolidation continue to hold at least 80% of the voting power of the capital stock of the surviving corporation, each participant holding an outstanding option under the plan will be entitled to receive, at the end of the plan period, the equivalent number of securities or property which holders of our common stock were entitled to receive upon consummation of such merger or consolidation. In the event of a merger or consolidation of our company in which the holders of our capital stock immediately prior to the merger or consolidation do not continue to hold at least 80% of the voting power of the capital stock of the surviving corporation, or a sale of substantially all of our assets, our board of directors may:

•	provide that participants will receive such stock or securities as holders of shares of our common stock received pursuant to the terms of the transaction;

•	cancel all outstanding options under the 2004 Employee Stock Purchase Plan and refund all payroll deductions prior to the effective date of such transaction; or

•	cancel all outstanding options under the 2004 Employee Stock Purchase Plan as of the effective date of such transaction; provided that notice of the cancellation is given to all participants and participants have the right to exercise any outstanding option as of a date, at least ten days prior to the effective date of such transaction, determined by our board of directors or its appointed committee.

1994 Stock Incentive Plan

On October 20, 1994, our shareholders approved our 1994 Stock Incentive Plan. The 1994 Stock Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights (tandem and free-standing), restricted stock, deferred stock, performance units and performance shares to officers, key employees, non-employee directors and certain consultants to our company. This Plan was replaced by the 2004 Stock Incentive Plan that was approved by our shareholders on March 15, 2004. At October 31, 2005, options exercisable for a total of 259,650 shares of common stock had been granted under the 1994 Stock Incentive Plan. The weighted average exercise price of these options is $23.86. We will not make any further grants under the 1994 Stock Incentive Plan.

Employment, Change of Control and Severance Arrangements

We have a change in control agreement with Christopher Brookins, our Vice President of Development. The agreement provides that in the event of a change in control of our company and a termination of the executive’s employment within two years of the change in control either without cause or by the executive for “good reason,” such as a reduction in duties and responsibilities:

•	all of the executive’s unvested options vest and become exercisable in full; and

•	we will pay Mr. Brookins a lump sum equal to one year’s base salary plus bonus.

In addition, Mr. Brookins will be entitled to other employee benefits that he would otherwise have received for a one-year period after the termination of employment, and will be entitled to other employee benefits for a two-year period after the termination of employment.

On November 20, 2004, we entered into a severance agreement with our former President Steven G. Manson, pursuant to which Mr. Manson’s employment with us was terminated. By its terms, the severance agreement was effective on November 27, 2004. Under the severance agreement, we paid to Mr. Manson a lump sum severance payment of $490,778.36. All of Mr. Manson’s previously unvested options to purchase our common stock became immediately 100% vested and fully exercisable and we will continue to provide, at our expense, specified insurance benefits during the period ending 18 months following the date of termination. In addition to these benefits, we also agreed to extend our provision to Mr. Manson of specified life insurance benefits to a total of 24 months following the date of termination and to allow Mr. Manson to retain specified personal property. The severance agreement supersedes the severance agreement entered into between us and Mr. Manson on November 1, 2000.

Compensation of Directors-Standard. Directors who are not our employees receive a $10,000 annual retainer. All directors receive an additional $2,000 annual retainer for each committee of the board of directors on which they serve as a Chairman, plus $1,000 per board meeting attended and $700 per committee meeting attended ($400 for telephonic board or committee meetings). Directors are eligible to receive awards under our 2004 Stock Incentive Plan, however, the plan does not provide for the automatic grant of stock options to our non-employee directors. We expect that from time to time, in our discretion, we will grant equity awards to our non-employee directors under the 2004 Stock Incentive Plan under such terms consistent with the plan as we deem appropriate at the time of those grants. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Directors who are also our employees do not receive compensation for service on the board or committees of the board other than their compensation as employees.

Compensation of Directors—Chairman of the Board. In connection with Mr. Tauscher’s election as a director and as Chairman of the Board and consistent with our policies then in effect for awarding options to our directors, we granted to Mr. Tauscher options to purchase 5,833 shares of our common stock at a per share exercise price equal to $2.55. This award consisted of options to purchase 3,333 shares due to Mr. Tauscher’s election as a director and options to purchase 2,500 shares due to Mr. Tauscher’s election as Chairman of the Board. These options have a ten-year term and vest in three equal annual installments commencing on February 20, 2005, unless a change in control of our company occurs, in which case they become 100% vested and exercisable. In addition, under a prior consulting arrangement with us, we granted to Mr. Tauscher options to purchase an additional 77,500 shares of our common stock at a per share exercise price equal to $2.55 and, prior to his election as Chief Executive Officer, paid Mr. Tauscher a monthly cash retainer in the amount of $10,000. These options also have a ten-year term and vest in three equal annual installments commencing February 20, 2005, unless a change in control of our company occurs, in which case, they will become 100% vested and exercisable. On March 26, 2004, we granted to Mr. Tauscher additional ten-year options to purchase 500,000 shares of common stock for service under a consulting agreement that was in place until his election as Chief Executive Officer. These options vest as to 25.0% of the shares subject to the options on March 26, 2005, with the remaining shares vesting in equal monthly installments over the succeeding 36 months. In addition, on September 28, 2004, we granted to Mr. Tauscher options to purchase 1,800,000 shares of common stock for service as Chief Executive Officer. The per share exercise price of all of these options is $0.97, being the per share sale price of the common stock sold by us in our 2004 Equity Financing. The options have a ten-year term and vest in equal monthly installments over the four-year period commencing September 28, 2004. The change in control of our company pursuant to the 2004 Equity Financing did not result in an acceleration of Mr. Tauscher’s options.

Compensation Committee Interlocks and Insider Participation. Michael P. Downey served as our interim President and Chief Executive Officer from March 2000 until June 2000. Mr. Girard has never been an officer or employee of us or any of our subsidiaries. None of our executive officers is a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director or member of our board of directors.

REPORT OF THE COMPENSATION COMMITTEE

This report is submitted by the compensation committee of the board of directors and addresses our policies for the fiscal year ended June 30, 2005. The members of the compensation committee are Messrs. Girard, Downey and Watkins. All members of the compensation committee are non-employee directors.

•	Compensation Philosophy. The objectives of our executive compensation policies are:

•	to attract, retain and reward executive officers who contribute to our success;

•	to align the financial interests of executive officers with our performance;

•	to strengthen the relationship between executive pay and shareholder value;

•	to motivate executive officers to achieve our business objectives; and

•	to reward individual performance.

In general, the compensation committee considers, among other things, the following:

•	The level of compensation paid to executive officers in companies similarly situated in size and products. To ensure that pay is competitive, the compensation committee, from time to time, compares our executive compensation packages with those offered by other companies in the same or similar industries. Compensation surveys we used include the companies comprising the software and telecommunications industry;

•	The individual performance of each executive officer. Individual performance includes meeting performance objectives, demonstration of knowledge, skills and teamwork and acceptance of our core values;

•	Corporate performance. Corporate performance is evaluated by factors such as performance relative to competitors, performance relative to business conditions and progress in meeting our objectives and goals; and

•	The responsibility and authority of each position relative to other positions within our company.

Base Salary. Base salaries are established for each executive officer at levels that are intended to be competitive with comparable positions at other software and telecommunications industry companies of similar size or products. We seek to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In conducting annual salary reviews, the compensation committee considers each individual executive officer’s achievements during the prior fiscal year in meeting financial and business objectives, as well as the executive officer’s performance of individual responsibilities and our financial position and overall performance.

Performance Bonus. Executives are generally eligible to receive a performance bonus payable in cash. Performance bonuses are used to provide executive officers with financial incentives to meet our performance targets and individual performance objectives. At the beginning of each fiscal year, the compensation committee establishes a targeted bonus for each executive and establishes the individual performance objectives for the executive to achieve the bonus. These bonuses are targeted between 0 % and 25% of the executive officer’s base salary, for the applicable period. Before a bonus becomes payable, the predetermined objectives must have been achieved. Individual bonuses increase if our company exceeds its established objectives. The individual performance objectives for executives other than the Chief Executive Officer are proposed by management and reviewed and approved by the compensation committee. Individual performance objectives for the Chief Executive Officer are determined by the compensation committee and reviewed and approved by the board of directors (other than the Chief Executive Officer).

Option Grants. The compensation committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with the stockholders. The compensation committee typically awards a stock option subject to four-year vesting upon hiring an executive officer. After the initial grant, the compensation committee considers awarding additional options, usually on an annual basis. Options are generally granted at the market price for our common stock at the time of grant. In determining the size of stock option grants, the compensation committee considers the level and responsibility of the executive officer, the contribution that the executive officer is expected to make to our company and comparable equity compensation offered by other software and telecommunications industry companies.

Compensation of Our Former Chief Executive Officer. Steven G. Manson served as our Chief Executive Officer until September 28, 2004 at a base salary of $210,330. On November 20, 2004, we entered into a severance agreement with Mr. Manson, pursuant to which Mr. Manson’s employment with us was terminated. By its terms, the severance agreement was effective on November 27, 2004. Under the severance agreement, we paid Mr. Manson a lump sum severance payment of $490,778.36, all of Mr. Manson’s previously unvested options to purchase our common stock became immediately 100% vested and fully exercisable and we will continue to provide, at our expense, specified insurance benefits during the period ending 18 months following the date of termination. In addition to these benefits, we also agreed to extend our provision to Mr. Manson of specified life insurance benefits to a total of 24 months following the date of termination and to allow Mr. Manson to retain specified personal property.

Compensation of Our Current Chief Executive Officer. William Y. Tauscher was appointed as our Chief Executive Officer on September 28, 2004. Mr. Tauscher receives compensation of $250,000 annually in his role as Chief Executive Officer. In connection with Mr. Tauscher’s election as a director and as Chairman of the Board and consistent with our policies then in effect for awarding options to our directors, we granted to Mr. Tauscher options to purchase 5,833 shares of our common stock at a per share exercise price equal to $2.55. This award consisted of options to purchase 3,333 shares due to Mr. Tauscher’s election as a director and options to purchase 2,500 shares due to Mr. Tauscher’s election as Chairman of the Board. These options have a ten-year term and vest in three equal annual installments commencing on February 20, 2005, unless a change in control of our company occurs, in which case they become 100% vested and exercisable. In addition, under a prior consulting arrangement with us, we granted to Mr. Tauscher options to purchase an additional 77,500 shares of our common stock at a per share exercise price equal to $2.55 and, prior to his election as Chief Executive Officer, paid Mr. Tauscher a monthly cash retainer in the amount of $10,000. These options also have a ten-year term and vest in three equal annual installments commencing February 20, 2005, unless a change in control of our company occurs, in which case, they will become 100% vested and exercisable. On March 26, 2004, we granted to Mr. Tauscher additional ten-year options to purchase 500,000 shares of common stock for service under a consulting agreement that was in place until his election as Chief Executive Officer. These options vest as to 25.0% of the shares subject to the options on March 26, 2005, with the remaining shares vesting in equal monthly installments over the succeeding 36 months. In addition, on September 28, 2004, we granted to Mr. Tauscher options to purchase 1,800,000 shares of common stock for service as Chief Executive Officer. The per share exercise price of all of these options is $0.97, being the per share sale price of the common stock sold by us in our September 2004 financing. The options have a ten-year term and vest in equal monthly installments over the four-year period commencing September 28, 2004. The change in control of our company pursuant to the 2004 Equity Financing did not result in an acceleration of Mr. Tauscher’s options.

Impact of Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a corporation’s chief executive officer and the other four most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the stock options granted to our executive officers in a manner that is intended to avoid disallowances under Section 162(m). However, the compensation committee reserves the right to use its judgment to authorize compensation payments which may be in excess of the limit when the compensation committee believes such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and the performance of our employees.

The Compensation Committee

Michael P. Downey	Francis E. Girard	John W. Watkins

Comparison of Stock Performance. The following graph compares the cumulative total stockholder returns on our common stock during each of the fiscal years in the period commencing June 30, 2000 and ending June 30, 2005 with the cumulative total return over the same period of the NASDAQ Stock Market Index (which, in some past proxy statements, we have referred to as the NASDAQ National Market Index) and the NASDAQ Telecommunications Index. The comparison assumes the investment of $100 on June 30, 2000 in our common stock, the NASDAQ Stock Market Index and the NASDAQ Telecommunications Index and assumes dividends, if any, were reinvested. June 30, 2000 was the last day of our 2000 fiscal year.

	Fiscal Year Ended June 30,
	2000	2001	2002	2003	2004	2005
ARTISOFT, INC.	100.00	37.44	12.37	2.20	3.09	2.20
NASDAQ STOCK MARKET (U.S.)	100.00	54.49	36.89	40.92	51.63	51.86
NASDAQ TELECOMMUNICATIONS	100.00	35.79	11.89	16.83	21.37	21.27

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTION

2005 Equity Financing

Relationship Among the 2005 Investors, the 2004 Investors, and Certain Members of our Board of Directors

John W. Watkins and Matthew J. Rubins are each general partners of M/C Venture Partners. Each of Messrs. Watkins and Rubins were elected to our board of directors, as designees of M/C Venture Partners, pursuant to the terms of the 2005 Stock Purchase Agreement. See “Board Structure,” above. M/C Venture Partners is a 2005 Investor, a 2004 Investor and the largest holder of our issued and outstanding common stock. M/C Venture Partners and its related entities purchased an aggregate of 4,610,926 shares of our common stock in the 2005 Equity Financing, representing approximately 40.7% of the total shares purchased in that transaction. In addition, they received New Warrants for the purchase of 886,053 shares of common stock. The New Warrants will be automatically exercised upon the filing of the Capitalization Amendment. M/C Venture Partners and its related entities purchased an aggregate of 17,565,431 shares of common stock in the 2004 Equity Financing, representing approximately 72.7% of the total shares purchased in that transaction.

Robert J. Majteles is the managing member of Treehouse Capital, LLC, an investment firm. Mr. Majteles and Treehouse Capital have entered into an agreement with Special Situations Funds, an affiliate of Austin W. Marxe and David M. Greenhouse pursuant to which Treehouse Capital, through Mr. Majteles, provides management and financial advisory services for the funds on request. Pursuant to this agreement, the funds pay Treehouse Capital a retainer of $10,000 per month. If Mr. Majteles’ services are requested by the funds with respect to a particular portfolio investment, Treehouse Capital is entitled to 10% of the funds’ net gain or net loss on the investment during the term of the agreement, offset by fees that may be paid by the portfolio company to Treehouse Capital or Mr. Majteles directly and, except in some cases, the amount of the retainer paid to Treehouse Capital. Under that agreement, Mr. Majteles is required to act independently of the funds in discharging his fiduciary duties to stockholders of any company for which he serves as a member of the board of directors and also is obligated not to disclose to the funds or use for his own benefit any confidential information he obtains in connection with his service for a particular portfolio company. Mr. Majteles does not have or share voting or dispositive power over any securities held by the funds. Mr. Majteles has agreed to serve as one of our directors pursuant to that agreement, and has been elected a director, as a designee of the former holders of our Series B convertible preferred stock (a majority of which was held by investment funds affiliated with Austin W. Marxe and David M. Greenhouse), pursuant to the terms of the stock purchase agreement. See “Board Structure,” above. In addition, Mr. Majteles is a member of Coral’s Momentum Fund Management Partners, LLC, the general partner of Coral’s Momentum Fund, Limited Partnership, a 2005 Investor and an affiliate director of Coral’s Momentum Fund, Limited Partnership. Special Situations Funds was a 2004 Investor and a 2005 Investor, and Coral Momentum Fund, Limited Partnership participated as a 2005 Investor. Both of these entities hold in excess of five percent of our currently issued and outstanding common stock. Special Situations Funds and its related entities purchased an aggregate of 3,293,600 shares of our common stock in the 2005 Equity Financing, representing approximately 29.1% of the total shares purchased in that transaction. In addition, they received New Warrants for the purchase of 212,520 shares of common stock. The New Warrants will be automatically exercised upon the filing of the Capitalization Amendment. Special Situations Funds and its related entities purchased an aggregate of 4,213,068 shares of common stock in the 2004 Equity Financing, representing approximately 17.4% of the total shares purchased in that transaction. Coral’s Momentum Fund, Limited Partnership purchased 2,546,988 shares of common stock in the 2005 Equity Financing, representing approximately 22.5% of the total shares purchased in that transaction.

Steven C. Zahnow and R. Randy Stolworthy are each co-managers of the managing member of Pathfinder Ventures. Mr. Zahnow’s term as a director ceased in connection with the September 27, 2004 conversion of all outstanding shares of our Series C convertible preferred stock into common stock. Mr. Stolworthy was elected a director, as a designee of the former holders of our Series C convertible preferred stock (a majority of which was held by Pathfinder Ventures), pursuant to the terms of the 2004 Agreement. See “Board Structure,” above.

Pathfinder Ventures and its affiliates were 2005 Investors and hold in excess of five percent of our issued and outstanding common stock. Pathfinder Ventures and its related entities purchased an aggregate of 878,272 shares of our common stock in the 2005 Equity Financing, representing approximately 7.8% of the total shares purchased in that transaction. In addition, they also received New Warrants for 73,142 shares of our common stock. The New Warrants will be automatically exercised upon the filing of the Capitalization Amendment. Pathfinder Ventures and its affiliates purchased an aggregate of 1,450,000 shares in the 2004 Equity Financing, representing approximately 6.0% of the total shares purchased in that transaction.

Acquisition of the Assets of Vertical Networks

On September 28, 2004, we acquired substantially all of the assets, other than patents and patent rights, of Vertical Networks. We also received a patent license for the use of all of Vertical Network’s patents and patent applications other than its rights under specified patents that do not relate to the business we purchased. In addition, we assumed specific liabilities of Vertical Networks. The purchase price for Vertical Networks consisted of: $12.5 million in cash, paid at closing, with an additional $1.0 million held in escrow (the “Escrowed Amounts”) to secure indemnification obligations owing to us, $1.0 million in transaction costs, the assumption of most liabilities of Vertical Networks and an earnout provision of up to $5.5 million. The earnout obligation is equal to the first $5.5 million of non-refundable software license revenues collected by us from CVS Pharmacy, Inc. in connection with a specific contract which provided CVS with software to be used in connection with, among other things, a rapid prescription refill project that CVS is implementing. We accrued $1.6 million of the earn-out provision to date as the initial earn-out contingency was met by September 30, 2005. The balance of the potential earn out is $3.9 million. Pursuant to the terms of the September 28, 2004 agreement, Vertical Networks changed its name to Consolidated Intellectual Property Holdings, Inc. (“CIPH”) after the transaction was completed. We presented CIPH with a claim against the Escrowed Amounts in the amount of approximately $589,566 which CIPH has disputed. We are currently in discussions with CIPH to resolve this matter. Scott Pickett, our Chief Technology Officer, is a former employee and current director of CIPH.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of November 30, 2005, except as otherwise noted, with respect to the beneficial ownership of our common stock by:

•	each person known to own beneficially more than five percent of our outstanding common stock;

•	each of our directors;

•	each Named Executive Officer; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to the securities. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants and other convertible securities held by such persons that are exercisable within 60 days of November 30, 2005. Unless otherwise indicated, the address of each of our employees, officers and directors is c/o Artisoft, Inc., One Memorial Drive, Cambridge, Massachusetts 02142.

PRINCIPAL STOCKHOLDERS

	Shares Beneficially Owned Prior to Offering							Shares Beneficially Owned Following the Offering
	Shares Beneficially Owned Prior to Charter Amendment			Shares Beneficially Owned Following the Charter Amendment			Shares Being Offered
	Number(1)		Percent(2)	Number(1)		Percent(2)		Number	Percent(1)
Named Directors and Executive Officers
John W. Watkins	22,176,357	(4)	48.4%	23,062,410	(5)	49.1%	23,062,410	—	—
Matthew Rubins	22,176,357	(6)	48.4%	23,062,410	(5)	49.1%	23,062,410	—	—
William Y. Tauscher	—		*	713,196	(7)	1.5%	0	713,196	1.5%
R. Randy Stolworthy	3,753,588	(8)	8.2%	4,797,486	(9)	9.9%	3,826,730	970,756	2.0%
Duncan G. Perry	1,000	(10)	*	143,292	(11)	*	0	143,292	*
Michael P. Downey	78,449	(12)	*	78,449		*	0	78,449	*
Frances E. Girard	24,333	(13)	*	24,333		*	0	24,333	*
Robert J. Majteles	2,549,766	(14)	5.6%	2,549,766		5.4%	2,546,988	2,778	*
Peter H. Bailey	—		—	124,583	(15)	*	0	124,583	*
Richard N. Anderson	—		—	—		—	0	—	—
Scott K. Pickett	—		—	124,583	(16)	—	0	124,583	*
Steven G. Manson(17)	—		—	—		—	0	—	—
Mel E. Passarelli(18)	—		—	—		—	0	—	—
All directors and executive officers as a group (13 persons, including two former executive officers)(19)	28,583,493		62.4%	31,614,710		64.4%	29,436,128	2,181,970	4.4%
5% Stockholders
M/C Venture Partners 75 State Street, Suite 2500 Boston, MA 02109	22,176,357	(20)	48.4%	23,062,410	(21)	49.1%	23,062,410	—	—
Austin W. Marxe and David M. Greenhouse c/o Special Situations Funds 153 East 53rd Street New York, NY 10022	11,538,904	(22)	25.2%	12,184,034	(23)	25.7%	11,347,257	837,778	1.8%
Pathfinder Ventures 4131 N. 24th St., Suite C-207 Phoenix, AZ 85016	3,748,272	(24)	8.2%	3,893,898	(25)	8.1%	3,821,414	970,756	2.0%
Coral’s Momentum Fund Management Partners, LLC 60 South Sixth Street, Suite 3510 Minneapolis, MN 55402	2,546,988		5.6%	2,546,988		5.4%	2,546,988	—	—

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to Offering							Shares Beneficially Owned Following the Offering(81)
	Shares Beneficially Owned Prior to Charter Amendment			Shares Beneficially Owned Following the Charter Amendment			Shares Being Offered
	Number(1)		Percent(2)	Number(3)		Percent		Number	Percent
Perkins Capital Management, Inc. 730 East Lake Street Wayzata, MN 55391-1769	1,657,178	(26)	3.6%	1,675,110	(27)	3.5%	980,110	677,000	1.4%
Gruber & McBaine International	323,578	(28)	*	323,578		*	66,667	256,911	*
Jon D. Gruber	1,614,389		3.5%	1,614,389		3.4%	449,961	1,164,428	2.5%
Alice Ann Corporation	65,159	(29)(80)	*	66,428	(30)	*	46,428	20,000
Household Investment Funding, Inc.	439,136		1.0%	461,287	(31)	1.0%	461,287	—	—
Daniel & Linda Ahlberg	25,159	(80)	*	26,428	(32)	*	26,428	—	—
Robert G. Allison	112,659	(33)(80)	*	114,298	(34)	*	84,298	30,000	*
David C. and Carole O. Brown TTEE’s FBO David C. & Carole A. Brown REV TR U/A DTD 10/23/97	60,128	(35)(80)	*	61,143	(36)	*	41,143	20,000	*
USB Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA	65,159	(37)(80)	*	66,428	(38)	*	46,428	20,000	*
USB Piper Jaffray as Custodian FBO Bradley A. Erickson IRA	110,128	(39)(80)	*	111,547	(40)	*	81,547	30,000	*
Michael E. McElligott	18,794	(80)	*	19,742	(41)	*	19,742	—	—
Alan R. Reckner	20,128	(80)	*	21,143	(42)	*	21,143	—	—
Manual A. Villafana	85,159	(43)(80)	*	86,697	(44)	*	66,697	20,000	*
Donald O. & Janet M. Voight TTEE’s FBO Janet M. Voight TR U/D DTD 8/29/96	55,650	(45)(80)	*	56,843	(46)	*	40,843	16,000	*
James B. Wallace	23,650	(80)	*	24,843	(47)	*	24,843	—	—
Dennis D. Gonyea	95,159	(48)(80)	*	76,832	(49)	*	76,832	20,000	*
Daniel S. & Patrice M. Perkins JTWROS	77,612	(50)(80)	*	78,500	(51)	*	48,500	30,000	*
USB Piper Jaffray as Custodian FBO James G. Peters IRA	39,057	(52)(80)	*	39,514	(53)	*	24,514	15,000	*
USB Piper Jaffray as Custodian FBO David H. Potter IRA Rollover	52,077	(54)(80)	*	52,686	(55)	*	32,686	20,000	*
Anne S. Chudnofsky	32,000	(56)(80)	*	32,000		*	16,000	16,000	*
Craig L. Campbell	40,000	(57)(80)	*	40,000		*	20,000	20,000	*
David M. Westrum	60,000	(58)(80)	*	60,000		*	30,000	30,000	*
Dorothy J. Hoel	40,000	(59)(80)	*	40,000		*	20,000	20,000	*
Dr. Paul C. & Nancy S. Seel JTWROS	40,000	(60)(80)	*	40,000		*	20,000	20,000	*
E. Terry Skone	80,000	(61)(80)	*	80,269	(62)	*	50,269	30,000	*
F/B/O Jonathan Wyatt Gruber Trust dated Dec. 30, 1975	36,721		*	36,721		*	36,721	—	—
F/B/O Lindsay Deroy Gruber Trust dated Dec. 27, 1976	36,721		*	36,721		*	36,721	—	—
Gary A. Bergren	40,000	(63)(80)	*	40,000		*	20,000	20,000	*
Gary Kohler	133,334	(64)(80)	*	133,334		*	66,667	66,667	*

	Shares Beneficially Owned Prior to Offering							Shares Beneficially Owned Following the Offering(81)
	Shares Beneficially Owned Prior to Capitalization Amendment			Shares Beneficially Owned Following the Capitalization Amendment			Shares Being Offered
	Number(1)		Percent(2)	Number(3)		Percent		Number	Percent
John T. Potter	60,000	(64)(80)	*	60,269	(66)	*	40,269	20,000	*
Lagunitas Partners, LP	1,032,989		2.3%	1,032,989		2.2%	501,334	531,655	1.1%
Richard C. Perkins	199,500	(67)(80)	*	199,500		*	19,500	180,000	*
USB Piper Jaffray as Custodian FBO Richard C. Perkins IRA	40,000	(68)(80)	*	40,000		*	20,000	20,000	*
Shawn P. Weinand	40,000	(69)(80)	*	40,000		*	20,000	20,000	*
William H. Baxter TTEE FBO William H. Baxter Rev Tr U/A DTD 7/3/96	40,000	(70)(80)	*	40,000		*	20,000	20,000	*
USB Piper Jaffray as Custodian FBO Charles W. Pappas IRA	40,000	(71)(80)	*	40,000		*	20,000	20,000	*
ThinkEquity Partners, LLC	213,487	(72)	*	213,487		*	—	213,487	*
Claudio Chiuchiarelli	318,155	(73)	*	322,791	(74)	*	172,791	150,000	—
Jacqueline Chiuchiarelli	70,000		*	70,952	(75)	*	70,952	—	—
Carolyn Salon	20,000	(80)	*	20,269	(76)	*	20,269	—	—
Joel Salon	15,000	(80)	*	15,202	(77)	*	15,202	—	—
Elizabeth Kuehne	15,000	(80)	*	15,202	(78)	*	15,202	—	—
Dan Lastavich	40,000	(80)	*	40,538	(79)	*	40,538	—	—

*	Less than 1%
(1)	In connection with the acquisition of Comdial and the sale of shares of our common stock to finance the acquisition, certain holders of warrants and options to purchase our common stock agreed to unreserve shares of common stock that we had previously reserved for issuance upon exercise of those warrants and options. Because those warrants and options are not exercisable until we file the Capitalization Amendment, the number of shares reported in this column do not include warrants or options to purchase common stock for stockholders that have agreed to unreserve the shares issuable upon exercise of those warrants or options.
(2)	The percentages reported in this column are based on 45,777,309 shares of common stock issued and outstanding as of November 30, 2005.
(3)	Upon filing of the Capitalization Amendment (See “Amendments of the 2004 Stock Purchase Agreement and the prior Agreements” below) Amendment, the options and warrants described in Footnote 1 above will become exercisable in accordance with their respective terms. As a result, the numbers in reported in this column includes (a) warrants and/or options and (b) warrants to purchase shares of common stock issued to certain stockholders as liquidated damages pursuant to the 2004 Stock Purchase Agreement. The New Global Warrants will be automatically exercised upon filing of the Capitalization Amendment.
(4)	Consists of: (a) 20,931,572 shares of common stock owned by M/C Venture Partners V, L.P., of which Mr. Watkins is a Manager of M/C VP V, LLC, the sole general partner of M/C Venture Partners V, L.P., (b) 486,595 owned by M/C Venture Investors, LLC, of which Mr. Watkins is a Manager, and (c) 758,190 shares of common stock owned by Chestnut Venture Partners, L.P. of which, Mr. Watkins is a General Partner of Chestnut Street Partners, Inc., the General Partner of Chestnut Venture Partners, L.P.
(5)	In addition to shares of common stock directly held, includes (a) 836,318 shares of common stock issuable upon exercise of Liquidated Damages Warrants held by M/C Venture Partners V, L.P. to be automatically exercised upon filing of the Capitalization Amendment, (b) 15,579 of common stock issuable upon exercise of New Global Warrants held by M/C Venture Investors, LLC to be automatically exercised upon filing of the Capitalization Amendment, and (c) 34,156 shares of common stock issuable upon exercise of New Global Warrants held by Chestnut Venture Partners, L.P. to be automatically exercised upon filing of the Capitalization Amendment.

(6)	Consists of: (a) 20,931,572 shares of common stock owned by M/C Venture Partners V, L.P., of which Mr. Rubins is a Manager of M/C VP V, LLC, the sole general partner of M/C Venture Partners V, L.P., (b) 486,595 owned by M/C Venture Investors, LLC, of which Mr. Rubins is a Manager, and (c) 758,190 shares of common stock owned by Chestnut Venture Partners, L.P. of which, Mr. Rubins is a General Partner of Chestnut Street Partners, Inc., the General Partner of Chestnut Venture Partners, L.P.
(7)	Consists of 713,196 shares of common stock issuable upon exercise of options exercisable within 60 days of November 30, 2005 and upon filing of the Capitalization Amendment.
(8)	Consists of (a) 878,272 shares of common stock owned by Pathfinders Ventures III, L.L.C., of which Mr. Stolworthy is a co-manager of the managing member, (b) 2,850,000 shares of common stock owned by Pathfinder Ventures II, L.L.C., of which Mr. Stolworthy is a co-manager of the managing member of Pathfinder Ventures II, L.L.C. (c), (d) 20,000 shares of common stock owned by Pathfinder Ventures, LLC, of which Mr. Stolworthy is the managing member, (e) 5,266 shares of common stock owned by Mr. Stolworthy, and (f) 50 shares of common stock owned by Mr. Stolworthy’s children.
(9)	Includes the shares described in Footnote 8 above, and (a) up to 967,368 of 1,400,000 shares of common stock issuable upon exercise of warrants held by Pathfinder Ventures II, L.L.C. exercisable within 60 days of November 30, 2005 and upon filing of the Capitalization Amendment and (b) 73,142 shares of common stock issuable upon exercise of Liquidated Damages Warrants held by Pathfinder Ventures II, L.L.C. to be automatically exercised upon filing of the Capitalization Amendment. In general, the aggregate number of shares of common stock that Mr. Stolworthy may acquire upon exercise is limited to the extent necessary to ensure that, following such exercise, the total number of shares of common stock then beneficially owned by Mr. Stolworthy or any affiliate thereof does not exceed 9.999% of the total number of issued and outstanding shares of common stock giving effect to such conversion or exercise.
(10)	Consists of 1,000 shares of common stock owned by Mr. Perry.
(11)	Includes the shares described in Footnote 10 above and 142,292 shares issuable upon exercise of options exercisable within 60 days of November 30, 2005 and upon filing of the Capitalization Amendment.
(12)	Consists of 55,600 shares of common stock owned by Mr. Downey and 22,849 shares issuable upon exercise of options exercisable within 60 days of November 30, 2005.
(13)	Consists of 9,333 shares of common stock owned by Mr. Girard and 15,000 shares issuable upon exercise of options exercisable within 60 days of November 30, 2005.
(14)	Consists of (a) 2,778 shares of common stock issuable upon exercise of options exercisable within 60 days of November 30, 2005 and (b) 2,546,988 shares of common stock held by Coral’s Momentum Fund, Limited Partnership, of which Mr. Majteles is an affiliate director of Coral’s Momentum Fund Management Partners, LLC, the general partner of Coral’s Momentum Fund, Limited Partnership and has shared voting and dispositive control over such shares. Mr. Majteles disclaims beneficial ownership of the shares beneficially owned by Coral’s Momentum Fund, Limited Partnership.
(15)	Consists of 124,583 shares of common stock issuable upon exercise of options exercisable within 60 days of November 30, 2005 and upon filing of the Capitalization Amendment.
(16)	Consists of 124,583 shares of common stock issuable upon exercise of options exercisable within 60 days of November 30, 2005 and upon filing of the Capitalization Amendment.
(17)	Mr. Manson served as our Chief Executive Officer and President during the year ended June 30, 2004. In September 2004, our board of directors elected William Y. Tauscher our Chief Executive Officer. Mr. Manson ceased to be our President on November 16, 2004. Pursuant to a severance agreement entered into on November 20, 2004, all of Mr. Manson’s previously unvested options to purchase our common stock became immediately 100% vested and fully exercisable.
(18)	Mr. Passarelli joined us as our Vice President of Sales in January 2004. Mr. Passarelli ceased to be our Vice President of Sales and became our Vice President of International Sales in January 2005. Mr. Passarelli ceased to be our Vice President of International Sales in June 2005.
(19)	Includes an aggregate of 1,154,614 shares of common stock issuable upon the exercise of options exercisable within 60 days of November 30, 2005 and upon filing of the Capitalization Amendment and up to 967,368 of 1,400,000 shares of common stock issuable upon the exercise of warrants to purchase common stock convertible or exercisable, as applicable, within 60 days of November 30, 2005.

(20)	Consists of: (a) 20,931,572 shares of common stock owned by M/C Venture Partners V, L.P., (b) 486,595 owned by M/C Venture Investors, LLC, and (c) 758,190 shares of common stock owned by Chestnut Venture Partners, L.P.
(21)	Includes the shares described in Footnote 20 above, and (a) 836,318 shares of common stock issuable upon exercise of Liquidated Damages Warrants held by M/C Venture Partners V, L.P. to be automatically exercised upon filing of the Capitalization Amendment, (b) 15,579 shares of common stock issuable upon exercise of Liquidated Damages Warrants held by M/C Venture Investors, LLC to be automatically exercised upon filing of the Capitalization Amendment, and (c) 34,156 shares of common stock issuable upon exercise of Liquidated Damages Warrants held by Chestnut Venture Partners, L.P. to be automatically exercised upon filing of the Capitalization Amendment.
(22)	Consists of (a) 6,337,043 shares of common stock owned by Special Situations Fund III, L.P.; (b) 2,011,310 shares of common stock owned by Special Situations Cayman Fund, L.P.; (c) 1,963,649 shares of common stock owned by Special Situations Private Equity Fund, L.P.; (d) 188,765 shares of common stock owned by Special Situations Technology Fund, L.P. and (e) 1,038,137 shares of common stock owned by Special Situations Technology Fund II, L.P. MGP Advisors Limited is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. is the general partner of MGP Advisors Limited and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP Advisors Limited, SST Advisers, L.L.C., AWM Investment Company, Inc. and MG Advisers, L.L.C. and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.
(23)	Includes the shares described in Footnote 22 and (a) warrants to purchase 234,842 shares of common stock and 118,161 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment owned by Special Situations Fund III, L.P.; (b) warrants to purchase 78,285 shares of common stock and 38,254 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment owned by Special Situations Cayman Fund, L.P.; (c) warrants to purchase 78,285 shares of common stock and 36,978 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment owned by Special Situations Private Equity Fund, L.P.; (d) warrants to purchase 6,743 shares of common stock and 3,188 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment owned by Special Situations Technology Fund, L.P. and (e) warrants to purchase 34,455 shares of common stock and 15,939 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment owned by Special Situations Technology Fund II, L.P.
(24)	Consists of (a) 878,272 shares of common stock owned by Pathfinders Ventures III, L.L.C., (b) 2,850,000 shares of common stock owned by Pathfinder Ventures II, L.L.C., and (c) 20,000 shares of common stock owned by Pathfinder Ventures, LLC, of which Mr. Stolworthy is the managing member.
(25)	Includes the shares described in Footnote 24 above, and (a) up to 967,368 of 1,400,000 shares of common stock issuable upon exercise of warrants held by Pathfinder Ventures II, L.L.C. exercisable within 60 days of November 30, 2005 and upon filing of the Capitalization Amendment and (b) 73,142 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment held by Pathfinder Ventures II, L.L.C. In general, the aggregate number of shares of common stock that Mr. Stolworthy may acquire upon exercise is limited to the extent necessary to ensure that, following such exercise, the total number of shares of common stock then beneficially owned by Mr. Stolworthy or any affiliate thereof does not exceed 9.999% of the total number of issued and outstanding shares of common stock giving effect to such conversion or exercise.
(26)

Consists of 980,178 shares of common stock and 677,000 shares issuable upon exercise of warrants to purchase common stock over which Perkins Capital Management, Inc. has dispositive control. In general, the aggregate number of shares of common stock that a holder of common stock purchase warrants purchased in our September 2003 financing may acquire upon exercise is limited to the extent necessary to ensure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder or any affiliate thereof does not exceed 9.999% of the total number of issued and outstanding shares of common stock giving effect to such exercise.

(27)	Includes the shares described in Footnote 26 above, and 17,932 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment held by various entities over which Perkins Capital Management, Inc. has dispositive control.
(28)	Consists of the following shares covered by this prospectus: (a) 233,578 shares directly owned as a result of conversion of the Series B Convertible preferred stock and Series C Convertible preferred stock and (b) 90,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(29)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of 20,000 shares of our Series C preferred stock; (b) 20,000 shares of common stock issued upon exercise of common stock purchase warrants and (c) 25,159 shares of common stock owned directly.
(30)	Includes the shares described in Footnote 29 above and 1,269 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(31)	Includes 22,151 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(32)	Includes 1,269 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment
(33)	Consists of the following shares covered by this prospectus: (a) 30,000 shares of common stock issued upon conversion of 30,000 shares of our Series C preferred stock; (b) 30,000 shares of common stock issued upon exercise of common stock purchase warrants and (c) 52,659 shares of our common stock owned directly.
(34)	Includes the shares described in Footnote 33 above and an aggregate of 1,639 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(35)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of 20,000 shares of our Series C preferred stock; (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants and (c) 20,128 shares of common stock owned directly.
(36)	Includes the shares described in Footnote 35 above and 1,015 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(37)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of 20,000 shares of our Series C preferred stock; (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants and (c) 25,159 shares of common stock owned directly.
(38)	Includes the shares described in Footnote 37 above and 1,269 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(39)	Consists of the following shares covered by this prospectus: (a) 30,000 shares of common stock issued upon conversion of 30,000 shares of our Series C preferred stock; (b) 30,000 shares of common stock issuable upon exercise of common stock purchase warrants and (c) 50,128 shares of our common stock owned directly.
(40)	Includes the shares described in Footnote 40 above and an aggregate of 1,419 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(41)	Includes 948 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(42)	Includes 1,015 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(43)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of 20,000 shares of our Series C preferred stock; (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants and (c) 45,159 shares of common stock owned directly.
(44)	Includes the shares described in Footnote 43 above and an aggregate of 1,538 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.

(45)	Consists of the following shares covered by this prospectus: (a) 16,000 shares of common stock issued upon conversion of 16,000 shares of our Series C preferred stock; (b) 16,000 shares of common stock issuable upon exercise of common stock purchase warrants and (c) 23,650 shares of common stock owned directly.
(46)	Includes the shares described in Footnote 45 above and 1,193 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(47)	Includes 1,193 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(48)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of 20,000 shares of our Series C preferred stock; (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants and (c) 55,159 shares of common stock owned directly.
(49)	Includes the shares described in Footnote 48 above and an aggregate of 1,673 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(50)	Consists of the following shares covered by this prospectus: (a) 30,000 shares of common stock issued upon conversion of 30,000 shares of our Series C preferred stock; (b) 30,000 shares of common stock issuable upon exercise of common stock purchase warrants and (c) 17,612 shares of common stock directly owned.
(51)	Includes the shares described in Footnote 50 above and 888 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(52)	Consists of the following shares covered by this prospectus: (a) 15,000 shares of common stock issued upon conversion of 15,000 shares of our Series C preferred stock; (b) 15,000 shares of common stock issuable upon exercise of common stock purchase warrants and (c) 9,057 shares of common stock directly owned.
(53)	Includes the shares described in Footnote 52 above and 457 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(54)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of 20,000 shares of our Series C preferred stock; (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants and (c) 12,077 shares of common stock directly owned.
(55)	Includes the shares described in Footnote 54 above and 609 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(56)	Consists of the following shares covered by this prospectus: (a) 16,000 shares of common stock issued upon conversion of 16,000 shares of our Series C preferred stock and (b) 16,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(57)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of 20,000 shares of our Series C preferred stock and (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(58)	Consists of the following shares covered by this prospectus: (a) 30,000 shares of common stock issued upon conversion of 30,000 shares of our Series C preferred stock and (b) 30,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(59)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of our Series C preferred stock and (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(60)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of our Series C preferred stock and (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(61)	Consists of the following shares covered by this prospectus: (a) 30,000 shares of common stock issued upon conversion of our Series C preferred stock; (b) 30,000 shares of common stock issuable upon exercise of common stock purchase warrants; and (c) 20,000 shares of common stock owned directly.
(62)	Includes the shares described in Footnote 61 above and 269 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(63)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of our Series C preferred stock and (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(64)	Consists of the following shares covered by this prospectus: (a) 66,667 shares of common stock issued upon conversion of 66,667 shares of our Series C preferred stock and (b) 66,667 shares of common stock issuable upon exercise of common stock purchase warrants.
(65)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of our Series C preferred stock; (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants; and (c) 20,000 shares of common stock owned directly.
(66)	Includes the shares described in Footnote 65 above and 269 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(67)	Consists of the following shares covered by this prospectus: (a) 19,500 shares of common stock issued upon conversion of our Series C preferred stock and (b) an aggregate of 180,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(68)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of our Series C preferred stock and (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(69)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of our Series C preferred stock and (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(70)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of our Series C preferred stock and (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(71)	Consists of the following shares covered by this prospectus: (a) 20,000 shares of common stock issued upon conversion of our Series C preferred stock and (b) 20,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(72)	Consists of 213,487 shares of common stock issuable upon exercise of common stock purchase warrants.
(73)	Consists of (a) 318,155 shares owned directly and (b) 150,000 shares of common stock issuable upon exercise of common stock purchase warrants.
(74)	Includes the shares described in Footnote 73 above and 4,636 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(75)	Includes 952 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(76)	Includes 269 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(77)	Includes 202 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(78)	Includes 202 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(79)	Includes 538 shares of common stock issuable upon exercise of Liquidated Damages Warrants to be automatically exercised upon filing of the Capitalization Amendment.
(80)	Perkins Capital Management, Inc. has dispositive control over the shares held by this stockholder.
(81)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by the prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of any offering. For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
(82)	The percentages reported in this column are based on 45,806,914 shares of our common stock outstanding as of November 30, 2005 outstanding after the completion of the offering (assuming no exercise of outstanding stock options or warrants after November 30, 2005).

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, preferred stock, warrants, registration rights and other matters summarizes the material terms and provisions of these securities and rights. For the complete terms of our common stock, preferred stock, warrants, registration rights and other matters summarized below, please refer to our certificate of incorporation, bylaws, forms of stock certificates and warrants, purchase agreements, registration rights agreements and voting agreements, which have been filed with the SEC. These matters may also be affected by the Delaware General Corporation Law.

General

Under our certificate of incorporation our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 11,433,600 shares of preferred stock, $1.00 par value per share.

Common Stock

As of November 30, 2005, we had 45,806,914 shares of common stock issued and outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, persons who hold more than 50% of the outstanding common stock entitled to elect members of the board of directors can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation. If we are dissolved, the holders of common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock that may be outstanding.

Preferred Stock

As of the date of this prospectus, we have no shares of preferred stock outstanding. Our certificate of incorporation authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. The general terms of our undesignated preferred stock are summarized below under the caption “Undesignated Preferred Stock.”

Series A Participating Preferred Stock. Our board has reserved the Series A preferred stock for issuance. The Series A preferred stock was originally designated in connection with our adoption of a shareholder rights plan. The shareholder rights plan has since terminated, and we have no present intention to issue any shares of Series A preferred stock. However, the Series A preferred stock remains designated and reserved for issuance. As of the date of this prospectus, there were no shares of Series A preferred stock outstanding.

Voting. Each share of Series A preferred stock is entitled to 1,000 votes, subject to adjustment. Except as summarized below, each share of Series A preferred stock votes together with the holders of common stock and all of our other capital stock on all matters voted on by stockholders.

Dividends. With respect to the payment of dividends and the distribution of assets, the Series A preferred stock ranks junior to all series of all other series of preferred stock, unless the terms of a particular series provide otherwise. The holders of shares of Series A preferred stock are entitled to receive when, as and if declared by the board of directors, cash dividends equal to 1,000 times the per share amount of all cash dividends and 1,000 times the per share amount of all non-cash dividends, other than dividends payable in common stock or by a subdivision of the outstanding common stock, which have been declared on the common stock since the preceding quarterly dividend payment date. Dividends on the Series A preferred stock are payable quarterly on the last day of March, June, September and December each year.

Our board of directors must declare a dividend on the Series A preferred stock after it declares any dividend on the common stock, other than dividends payable in common stock. Dividends begin to accrue and accumulate on outstanding shares of Series A preferred stock from the quarterly dividend payment date preceding the date of issuance of such shares.

Liquidation. If we liquidate, dissolve or wind up, then:

•	we must pay the holders of outstanding shares of Series A preferred stock, before we make any payment to the holders of shares of stock ranking junior to the Series A preferred stock, an amount equal to accrued and unpaid dividends, whether or not declared, plus an amount equal to the greater of (1) $1,000 per share or (2) an amount equal to 1,000 times the amount to be paid to holders of common stock; and

•	we may not make any distribution to the holders of shares of stock ranking on a parity with the Series A preferred stock, except for distributions made ratably to the holders of Series A preferred stock and other preferred stocks.

For purposes of this liquidation preference, neither the consolidation, merger or other business combination of us with another entity nor the sale of all or any of our property, assets or business will be treated as a liquidation, dissolution or winding up of our company.

Merger, Consolidation, etc. If we are a party to any merger, consolidation or similar transaction in which shares of common stock are exchanged or changed into stock or securities of another entity, cash or property of another entity, then the Series A preferred stock will be exchanged or changed into an amount per share equal to 1,000 times the amount of consideration into which or for which each share of common stock is changed or exchanged in such merger, consolidation or similar transaction.

Adjustments for Stock Splits and Other Events. In the event that we declare a dividend on our common stock that is payable in common stock or we effect a subdivision, combination or consolidation of the outstanding shares of our common stock into a greater or lesser number of shares, then the dividend, liquidation and merger or consolidation amounts payable to holders of Series A preferred stock will be increased or reduced in proportion to the resulting increase or decrease in the total number of shares of common stock outstanding.

Certain Restrictions. If any quarterly dividends payable on the Series A preferred stock are in arrears, then, until all of these unpaid dividends have been paid in full, we may not:

•	declare or pay dividends on any shares of stock ranking junior to the Series A preferred stock;

•	declare or pay any dividends on any shares of stock ranking on parity with the Series A preferred stock, except ratably among all of these parity stocks;

•	redeem any stock ranking junior to the Series A preferred stock, unless we redeem the junior stock by issuing additional shares of stock ranking junior to the Series A preferred stock; or

•	redeem any shares of Series A preferred stock or shares of stock ranking on a parity with the shares of Series A preferred stock, except in accordance with a purchase offer to all holders of these series or classes upon terms that the board of directors deems fair and equitable.

We may not permit any of our subsidiaries to purchase any of our shares of stock, unless we are able at such time to purchase shares in accordance with the terms described in the preceding paragraph.

Redemption. We may not redeem the Series A preferred stock.

Fractional Shares. We may issue the Series A preferred stock in fractions of a single share. Each fractional share of Series A preferred stock will have proportionate voting, dividend, liquidation and other rights as discussed above.

Series B Convertible Preferred Stock. As of the date of this prospectus, there are no shares of Series B preferred stock authorized, issued or outstanding. Pursuant to the terms of the consent, waiver and amendment agreement, all issued and outstanding shares of our Series B preferred stock were converted into shares of our common stock on September 27, 2004. In accordance with our certificate of designation for our Series B preferred stock, the shares of our Series B preferred stock were retired upon the conversion and may not be reissued as Series B preferred stock. However, the shares may be reissued as all or part of another series of our preferred stock.

Series C Convertible Preferred Stock. As of the date of this prospectus, there are no shares of Series C preferred stock authorized, issued or outstanding. Pursuant to the terms of the consent, waiver and amendment agreement, all issued and outstanding shares of our Series C preferred stock were converted into shares of our common stock on September 27, 2004. In accordance with our certificate of designation for our Series C preferred stock, the shares of our Series C preferred stock were retired upon the conversion and may not be reissued as Series C preferred stock. However, the shares may be reissued as all or part of another series of our preferred stock.

Undesignated Preferred Stock. Our board of directors will determine the designations, preferences, limitations and relative rights of our undesignated preferred stock. These include:

•	the designation of the series and the number of shares offered;

•	the amount of the liquidation preference per share;

•	the offering price of the shares to be sold;

•	the dividend rate applicable to the series, the dates on which dividends will be payable and the dates from which dividends will begin to accumulate, if any;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rates;

•	any antidilution provisions;

•	any additional voting and other rights, preferences, privileges and restrictions;

•	any listing of the series on an exchange;

•	the relative ranking of the series as to dividend rights and rights upon our liquidation, dissolution or winding up; and

•	any other terms of the series.

The liquidation price or preference of any series of preferred stock is not indicative of the price at which the shares will actually trade after the date of issuance.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will issue preferred stock under these circumstances only if it determines that the issuance is in our best interests and in the best interest of our stockholders. In addition, the terms of a series of preferred stock might discourage a potential acquirer from attempting to acquire us in a manner that changes the composition of our board of directors, even when a majority of our stockholders believe that an acquisition under these circumstances would be in their best interests or when stockholders would receive a premium for their stock over the then current market price.

Warrants and Other Convertible Securities

The New Warrants. In lieu of a payment of a portion of accrued Liquidated Damages under the 2004 Stock Purchase Agreement, we agreed to issue the New Warrants to the 2004 Investors. Each New Warrant has a term of exercise expiring on September 28, 2010. The number of shares issuable upon exercise is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. The New Warrants are exercisable at any time prior to the expiration date by delivering the warrant certificate to us, together with a completed election to exercise and payment of the exercise price, which is equal to $0.01 per share of common stock. The New Warrants contain a “net exercise” feature under which we do not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by us pursuant to a formula, with the result that if all holders of New Warrants elect to use the net exercise feature, we would issue an aggregate of 1,202,728 shares of common stock. Upon the filing of the certificate of amendment to effect the Capitalization Amendment, the New Warrants will be automatically exercised in a cashless exercise. The Capitalization Amendment was approved by holders of over 80% of our issued and outstanding common stock pursuant to a written consent of stockholders dated as of November 18, 2005. The Capitalization Amendment will become effective upon the filing of an amended and restated certificate of incorporation with the Delaware Secretary of State which will not occur earlier than twenty days after the filing of a definitive information statement on Schedule 14-C with the Commission.

2004 Warrants. On September 28, 2004, we issued to ThinkEquity Partners, LLC a warrant to purchase up to 168,542 shares of our common stock at a per share exercise price of $2.85 in a private placement as payment, in part, for ThinkEquity Partners’ fee for services to our company in connection with the sale of common stock completed September 28, 2004. The warrant has a term of exercise expiring on September 28, 2009. The number of shares issuable upon exercise and the per share exercise price of the warrant is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. The warrant is exercisable at any time prior to its expiration date by delivering the warrant certificate to us, together with a completed election to purchase and the full payment of the exercise price or by means of a “net exercise” feature under which we do not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by us in lieu of payment of the exercise price. This net exercise right is generally limited to times when the shares underlying the warrant may not be freely sold to the public for any reason (excluding the inability of the warrantholder to sell such shares due to market conditions).

2003 Warrants. We also have outstanding warrants, issued on September 10, 2003, to purchase an aggregate of up to 2,627,002 shares of our common stock at a per share purchase price equal to $1.1386. The number of shares issuable upon exercise and the per share exercise price of the warrants are subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Pursuant to the consent, wavier and amendment agreement, the warrant holders agreed to terminate any future price protection provisions set forth in the warrants. The warrants may be exercised at any time prior to their expiration date by delivering the warrant certificates to us, together with a complete election to purchase and the full payment of the exercise price or by means of a “net exercise” feature under which we do not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by us in lieu of payment of the exercise price. This net exercise right is generally limited to times when we are not in compliance with our obligations relating to the registration of the shares of common stock underlying the warrants for resale under our registration rights agreement with respect to those shares. The number of shares of common stock that a warrant holder may acquire upon exercise of a warrant is limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by the holder does not exceed 9.999% of the total number of issued and outstanding shares of common stock. This provision does not apply, however, to any warrant holder whose beneficial ownership of common stock as of June 27, 2003 exceeded 9.999% of the total number of issued and outstanding shares of common stock as of such date until such time as the beneficial ownership of common stock of such holder does not exceed 9.999% of the total number of issued and outstanding shares of common stock. The warrants expire on June 27, 2010.

2001 Warrants. We have outstanding warrants, issued on August 8, 2001 and November 14, 2001, to purchase an aggregate of up to 466,664 shares of our common stock at a per share purchase price equal to $1.1386. The number of shares issuable upon exercise and the per share exercise price of the warrants are subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. Pursuant to the consent, wavier and amendment agreement, the warrant holders agreed to terminate any future price protection provisions set forth in the warrants. The warrants may be exercised at any time prior to their expiration date by delivering the warrant certificates to us, together with a completed election to purchase and the full payment of the exercise price or by means of a “net exercise” feature under which we do not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by us in lieu of payment of the exercise price. This net exercise right is generally limited to times when we were not in compliance with its obligations relating to the registration of the shares of common stock underlying the warrants for resale under our registration rights agreement with respect to those shares. We may, at our option, demand that the warrants be exercised in the event that the closing per share bid price of our common stock as traded on the Nasdaq National Market (or such other exchange as the common stock may then be listed) exceeds $45.00, subject to adjustment, for 30 consecutive trading days and all of the shares of common stock underlying the warrants are registered for resale pursuant to an effective registration statement or are no longer required to be registered. The warrants will expire on September 30, 2006.

Certificate of Incorporation and Bylaw Provisions

Business Combinations. Our certificate of incorporation provides that, subject to limited exceptions, any “business combination” with an “interested stockholder” shall require, in addition to any vote required by law, the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all of the then outstanding shares of stock entitled to vote thereon, excluding the shares of stock owned by the interested stockholder. A “business combination” includes mergers, asset sales, liquidation, reclassification of securities and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who (1) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock; or (2) is an affiliate or associate of our company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock.

Board of Directors. Our certificate of incorporation and bylaws provide, subject to the rights of holders of our preferred stock, that:

•	the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•	directors may be removed by the stockholders only for cause; and

•	any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, us.

Stockholder Meetings. The certificate of incorporation and bylaws also provide that:

•	any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

•	special meetings of the stockholders may only be called by the Chairman of the board of directors, the President or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

These provisions could delay until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding securities.

Amendment of certificate of incorporation and Bylaws. Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the vote of the holders of at least 80% of the voting power of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal the foregoing provisions relating to the election, removal and classification of members of our board of directors. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be then outstanding. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the holders of a majority of the outstanding capital stock entitled to vote thereon. However, the current charter provides that certain sections of the bylaws dealing with special meetings of stockholders, notice of business to be conducted at the meetings of stockholders, the number and election and classification of directors, and the indemnification of directors and officers may only be altered, amended, rescinded or repealed by the affirmative vote of the holders of 80% of the voting power of the shares of our capital stock issued and outstanding and entitled to vote thereon.

Limitation of Liability and Indemnification. Our certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty as a director, except in some circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Our Amended and Restated Certificate of Incorporation.

By way of a written consent of stockholders holding in excess of 80% of our issued and outstanding common stock dated November 18, 2005, we approved an amended and restated certificate of incorporation (referred to as our “Amended and Restated Charter”). This Amended and Restated Charter will effect, among other things, the Capitalization Amendment and the Preferred Stock Amendment. Our Amended and Restated Charter will take effect upon the filing of a certificate of amendment with the Delaware Secretary of State, which will occur no earlier than twenty days following our filing of a definitive information statement on Schedule 14-C with the Commission. The following is a description of the material terms of our Amended and Restated Charter.

Authorized Shares. Under the Amended and Restated Charter, our authorized capital stock will be 270,000,000 shares, of which 250,000,000 shares will be common stock and 20,000,000 will be preferred stock.

Common Stock. Each share of common stock will have one vote on each matter submitted to a vote of the stockholders. Holders of our common stock will be entitled to receive out of our company assets dividends or other distributions, whether payable in cash, property or securities of the company, if so declared by our board of directors. Holders of our common stock will also be entitled to receive, in proportion to the number of shares of common stock held, the net assets of our company upon dissolution after any preferential amounts required to be paid or distributed to holders of our preferred stock are paid or distributed.

Preferred Stock. As of the date of this Information Statement, we have no shares of preferred stock outstanding. The Amended and Restated Charter authorizes our board of directors to issue preferred stock in one or more series and to determine the designations, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of our board of directors with respect to each series of preferred stock includes, but is not limited to:

•	The dividend rate, times of payment and date from which dividends shall be accumulated, if dividends are to be cumulative;

•	Whether the shares are to be redeemable, the redemption price and terms and conditions of such redemption;

•	Our obligation to redeem any shares of any series pursuant to a sinking fund;

•	Whether the shares are to be convertible into or exchangeable for shares of stock of any other class, the terms and conditions of such conversion or exchange and the conversion price, conversion or exchange rate and the terms of adjustment, if any;

•	The voting rights of any series of preferred stock, if any, and the extent of such voting rights;

•	The rights of the shares of such series in the event of our company’s voluntary or involuntary liquidation, dissolution or winding-up; and

•	Any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to any series of preferred stock.

Indemnification of Directors. The Amended and Restated Charter provides that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. Such indemnification will be provided in connection with suits or proceedings arising by reason of the directors’ and officers’ service with us or any of our subsidiaries or any other entity at our request. The directors and officers will be indemnified against all expense, liability and loss in respect of such proceedings where:

•	the director and officer acted in good faith and in a manner the director reasonably believed to be in the best interests of our company;

•	in a criminal matter, the director and officer had no reasonable cause to believe that the director’s or officer’s behavior was illegal; and

•	the proceeding (or part thereof) was not initiated without our consent against our company, our subsidiaries, certain of our affiliates or agents.

The right to indemnification will include advancement of certain expenses, subject to our receipt of an undertaking and reasonable assurances that we may reasonably require that any such advances will be repaid in the event it is ultimately determined that the director or former director was not entitled to such indemnification.

Each director’s or officer’s right to indemnification under the Amended and Restated Charter will not be exclusive of indemnification available to them by contract or otherwise. Additionally, the Amended and Restated Charter expressly permits us to indemnify persons who are not directors or officers to the fullest extent permitted by Delaware law.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Investor Services.

Common Stock Listing

The common stock is listed on the OTC Bulletin Board and trades on such market under the symbol “ASFTOB.” Upon the effectiveness of the Amended and Restated Charter, our name will become Vertical Communications, Inc., and we will seek a new trading symbol reflective of this name change.

LEGAL MATTERS

The validity of the shares of common stock offered in this offering will be passed upon for us by Andrews Kurth LLP, Dallas, Texas.

EXPERTS

The financial statements for the year ended June 30, 2005, included in this prospectus and elsewhere in the registration statement, have been audited by Vitale, Caturano & Company Ltd., registered independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of Artisoft, Inc. and its subsidiaries as of June 30, 2004, and the consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended June 30, 2004, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Artisoft, Inc. and the common stock offered in this offering, reference is made to the registration statement, schedules and exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the registration statement. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, consequently, are required to file annual and quarterly reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1.800.SEC.0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s web site is http://www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Artisoft, Inc.

We have audited the accompanying consolidated balance sheet of Artisoft, Inc. as of June 30, 2005 and the related statements of operations, changes in shareholders’ equity (deficit) and comprehensive loss, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal controls over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Artisoft, Inc. as of June 30, 2005 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

September 28, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Artisoft, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheet of Artisoft, Inc. and subsidiaries as of June 30, 2004, and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Artisoft, Inc. and subsidiaries as of June 30, 2004 and the results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Boston, Massachusetts

October 13, 2004

ARTISOFT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2004	June 30, 2005	September 30, 2005
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,747	$4,880	$4,738
Trade receivables, net of allowances of $404, $423 and $80 at September 30 and June 30, 2005 and June 30, 2004 respectively	1,334	5,887	10,843
Other receivables			211
Inventories	15	1,686	6,369
Prepaid expenses	340	737	2,882
Deferred costs	—	2,738	3,002
Restricted cash	—	1,145	1,394

Total current assets	4,436	17,073	29,439
Net property and equipment	283	1,451	2,765
Deferred costs – long term	—	7,243	6,451
Goodwill	—	13,020	22,997
Intangible assets, net of accumulated amortization	—	3,648	7,730
Other assets	379	263	146

	$5,098	$42,698	$69,528

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$486	$4,134	$5,285
Accrued liabilities	1,252	3,473	6,941
Deferred revenue	2,629	7,697	8,117
Customer deposits	179	176	176
Notes payable	—	—	11,553

Total current liabilities	4,546	15,480	32,072
Deferred revenue – long term	—	12,727	12,196
Deferred tax liability	—	257	341

Total liabilities	4,546	28,464	44,609

Shareholders’ equity:
Preferred stock, $1.00 par value per share. Authorized 11,433,600 shares; Series A preferred stock. Authorized 50,000 shares; no shares issued at September 30 and June 30, 2005 and June 30, 2004	—	—	—
Series B preferred stock. Authorized 2,800,000 shares; no shares issued at September 30 and June 30, 2005; issued 2,800,000 shares at June 30, 2004	2,800	—	—
Series C Preferred Stock. Authorized 2,627,002 shares; no shares issued at September 30 and June 30, 2005; issued 2,627,002 shares and outstanding 2,530,335 shares at June 30, 2004 (aggregate liquidation value $4 million)	2,530	—	—
Common stock, $.01 par value per share. Authorized 50,000,000 shares; issued 45,777,309 shares at September 30, issued 36,612,765 shares at June 30, 2005; issued 6,085,488 shares at June 30, 2004	61	366	458
Accumulated other comprehensive income	—	4	2
Additional paid-in capital	109,649	151,842	87,849
Accumulated deficit	(43,880)	(59,411)	(62,773)
Deferred compensation	—	(8,243)	—
Deferred Toshiba equity cost	(928)	(644)	(617)
Less treasury stock, at cost, 2,216,783 shares of common stock at June 30, 2005 and June 30, 2004 and no shares at September 30, 2005	(69,680)	(69,680)	—

Shareholders’ equity	552	14,234	24,919

	$5,098	$42,698	$69,528

See accompanying notes to consolidated financial statements.

ARTISOFT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended June 30,			Three Months Ended September 30,
	2003	2004	2005	2004	2005
				(Unaudited)	(Unaudited)
Net Revenue	$6,606	$8,991	$17,460	$2,934	$9,887
Cost of sales	236	264	3,302	365	3,646

Gross profit	6,370	8,727	14,158	2,569	6,241
Operating expenses:
Sales and marketing	5,538	5,863	12,632	1,798	3,670
Product development	3,082	3,204	8,215	873	2,610
General and administrative	4,834	2,832	6,238	1,302	1,909
Amortization of intangible assets	—	—	532	—	179
Non-cash compensation (1)	6	—	1,902	—	1,168

Total operating expenses	13,460	11,899	29,519	3,973	9,536

Loss from operations	(7,090)	(3,172)	(15,361)	(1,404)	(3,295)

Other income
Interest income	61	18	87	3	17
Income tax provision	—	—	(257)	(5)	(84)

Net loss	(7,029)	(3,154)	(15,531)	(1,406)	(3,362)

Series C preferred deemed dividend	—	(2,009)	(1,368)	(1,368)	—
Series B preferred deemed dividend	(2,006)	(1,088)	(100)	(100)	—

Loss applicable to common stock	$(9,035)	$(6,251)	$(16,999)	$(2,874)	$(3,362)

Net loss per common share—Basic and Diluted	$(2.43)	$(0.87)	$(0.58)	$(0.30)	$(0.10)
Net loss applicable to common stock—Basic and Diluted	$(3.13)	$(1.73)	$(0.64)	$(0.61)	$(0.10)
Weighted average common shares outstanding—Basic and Diluted	2,889	3,621	26,747	4,707	34,720

(1)	The following summarizes the allocation of stock-based compensation from discounted employee stock options:

Sales and marketing	$1	$—	$615	$—	$269
Product development	2	—	843	—	385
General and administrative	3	—	444	—	514
Total	$6	$—	$1,902	$—	$1,168

See accompanying notes to consolidated financial statements.

ARTISOFT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Comprehensive Loss	Preferred Stock B		Preferred Stock C		Common Stock		Accumulated Other Comprehensive Income	Additional Paid in Capital	Accumulated Deficit	Deferred Compensation	Deferred Toshiba Equity Costs	Treasury Stock	Net Stockholders Equity/ (Deficit)
		Shares	$1.00 Par Value per Share	Shares	$1.00 Par Value per Share	Shares	$.01 Par Value per share
Balance at June 30, 2002		2,800,000	$2,800	—	$—	4,861,101	$48	$—	$106,704	$(33,697)	$—	$(1,518)	$(69,784)	$4,553
Stock Offering:		—	—	—	—	—	—	—	—	—	—	—	—	—
Common stock, net issuance costs		—	—	—	—	317,466	4	—	1,852	—	—	—	—	1,856
Warrants		—	—	—	—	—	—	—	2,006	—	—	—	—	2,006
Non cash dividend paid on Series B Preferred		—	—	—	—	—	—	—	(2,006)	—	—	—	—	(2,006)
Issuance of common stock under employee stock purchase plan		—	—	—	—	27,792	—	—	47	—	—	—	—	47
Redemption of common stock		—	—	—	—	(116)	—	—	—	—	—	—	—	—
Issuance of Treasury stock		—	—	—	—	—	—	—	(98)	—	—	—	104	6
Amortization of Deferred Toshiba Equity Costs		—	—	—	—	—	—	—	—	—	—	248	—	248
Net Loss	(7,029)					—	—	—	—	(7,029)	—	—	—	(7,029)

Comprehensive Loss	(7,029)	—	—	—	—	—	—	—	—	—	—	—	—

Balance at June 30, 2003		2,800,000	$2,800	—	—	5,206,243	$52	$—	$108,505	$(40,726)	$—	$(1,270)	$(69,680)	$(319)
Exercise of Common Stock Options		—	—	—	—	5,833	—	—	17	—	—	—	—	17
Sale of Series C Preferred Stock Offering		—	—	2,627,002	2,627	—		—	696	—	—	—	—	3,323
Common Stock issued relating to Series C Financing		—	—	—	—	660,328	7	—	(7)	—	—	—	—	—
Warrants									1,088
Non cash dividend paid on Series B Preferred									(1,088)
Warrants									2,009
Non cash dividend paid on Series C Preferred									(2,009)
Common Stock issued relating to non-registration penalty		—	—	—	—	82,610	1	—	284	—	—	—	—	285
Conversion of Series C Stock to Common		—	—	(96,667)	(97)	96,667	1	—	96	—	—	—	—	—
Issuance of common stock under employee stock purchase plan		—	—	—	—	33,807	—	—	58	—	—	—	—	58
Amortization of Toshiba Deferred Equity Costs		—	—	—	—	—	—	—	—	—	—	342	—	342
Net Loss	(3,154)	—	—	—	—	—	—	—	—	(3,154)	—	—	—	(3,154)

Comprehensive Loss	(3,154)	—	—	—	—	—	—	—	—	—	—	—	—	—

See accompanying notes to consolidated financial statements.

ARTISOFT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

AND COMPREHENSIVE LOSS—(Continued)

(in thousands, except share and per share amounts)

	Comprehensive Loss	Preferred Stock B		Preferred Stock C		Common Stock		Accumulated Other Comprehensive Income	Additional Paid in Capital	Accumulated Deficit	Deferred Compensation	Deferred Toshiba Equity Costs	Treasury Stock	Net Stockholders Equity/ (Deficit)
		Shares	$1.00 Par Value per Share	Shares	$1.00 Par Value per Share	Shares	$.01 Par Value per share
Balance at June 30, 2004		2,800,000	$2,800	2,530,335	$2,530	6,085,488	$61	$—	$109,649	$(43,880)	$—	$(928)	$(69,680)	$552
Common Stock issued		—	—	—	—	24,159,468	242	—	25,559	—	—	—	—	25,801
Issuance of warrants for services related to stock purchase agreement		—	—	—	—	—	—	—	393	—	—	—	—	393
Conversion of preferred stock to common stock		(2,800,000)	(2,800)	(2,530,335)	(2,530)	5,952,555	59	—	5,271	—	—	—	—	—
Issuance of common stock under ESPP		—	—	—	—	136,397	1	—	198	—	—	—	—	199
Exercise of common stock options		—	—	—	—	278,857	3	—	627	—	—	—	—	630
Amortization of Toshiba deferred equity costs		—	—	—	—	—	—	—	—	—	—	284	—	284
Deferred compensation related to options granted to employees below fair market value		—	—	—	—	—	—	—	10,145	—	(10,145)	—	—	—
Amortization of deferred compensation		—	—	—	—	—	—	—	—	—	1,902	—	—	1,902
Foreign currency translation adjustment	4	—	—	—	—	—	—	4	—	—	—	—	—	4
Net loss	(15,531)	—	—	—	—	—	—	—	—	(15,531)	—	—	—	(15,531)

Comprehensive Loss	(15,527)	—	—	—	—	—	—	—	—	—	—	—	—

Balance at June 30, 2005		—	$—	—	$—	36,612,765	$366	$4	$151,842	$(59,411)	$(8,243)	$(644)	$(69,680)	$14,234
Common Stock issued unaudited		—	—	—	—	11,329,702	$113	—	$12,691	—	—	—	—	$12,804
Elimination of Treasury Stock (unaudited)				—	—	(2,216,783)	(22)	—	(69,658)	—	—	—	69,680	—
Exercise of common stock options (unaudited)		—	—	—	—	51,625	1	—	$49	—	—	—	—	$50
Amortization of Toshiba deferred equity costs (unaudited)		—	—	—	—	—	—	—	—	—	—	$27	—	$27
Reversal of deferred compensation recorded pursuant to APB No. 25 (unaudited)		—	—	—	—	—	—	—	(8,243)	—	8,243	—	—	—
Recognition of stock based compensation (unaudited)		—	—	—	—	—	—	—	1,168	—	—	—	—	1,168
Foreign currency translation adjustment (unaudited)
Net loss (unaudited)	2	—	—	—	—	—	—	(2)	—	—	—	—	—	(2)

Comprehensive Loss (unaudited)	(3,349)	—	—	—	—	—	—	—	—	(3,362)	—	—	—	(3,362)

Balance at September 30, 2005 (unaudited)	(3,347)	—	$—	—	$—	45,777,309	$458	$2	$87,849	$(62,773)	$—	$(617)	$—	$24,919

See accompanying notes to consolidated financial statements.

ARTISOFT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended June 30,			Three Months Ended September 30,
	2003	2004	2005	2004	2005
				(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(7,029)	$(3,154)	$(15,531)	$(1,406)	$(3,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	712	418	1,331	99	480
Amortization of deferred Toshiba equity costs	248	342	284	96	27
Deferred tax expense	—	—	257	—	80
Non-cash registration settlement costs	—	285	—	—	—
Stock based compensation expense	6	—	1,902	—	1,168
Non-cash changes in accounts receivable and rotation allowances	108	15	42	60	5
Changes in operating assets and liabilities:
Trade receivables	(88)	(511)	(803)	(1,208)	(2,014)
Inventories	(4)	3	(363)	60	(143)
Prepaid expenses	(94)	28	49	223	205
Deferred costs	—	—	(9,981)	—	528
Other assets	45	(118)	(10)	(28)	(24)
Accounts payable	20	90	(1,176)	(668)	(63)
Accrued liabilities	580	(897)	(108)	222	(214)
Deferred revenue	1,045	(139)	15,235	122	(111)
Customer deposits	—	179	(3)	(3)	—

Net cash used in operating activities	(4,451)	(3,459)	(8,875)	(2,431)	(3,010)

Cash Flows From Investing Activities:
Cash used for acquisitions, net of cash acquired	—	—	(13,234)	(13,227)	(18,633)
Capitalization of developed software	(155)	(104)	—	—	—
Purchases of property and equipment	(276)	(129)	(1,368)	(62)	(251)
Restricted cash	—	—	(1,145)	(1,000)	(99)

Net cash used in investing activities	(431)	(233)	(15,747)	(14,289)	(18,983)

Cash Flows From Financing Activities:
Proceeds from issuance of preferred stock	—	3,323	—	—	—
Proceeds from issuance of common stock, net	1,903	75	27,023	21,229	12,853
Proceeds from (repayment of) debt facilities	—	—	(272)	—	9,000

Net cash provided by financing activities	1,903	3,398	26,751	21,229	21,853

Effect of foreign currency exchange rates	—	—	4	—	(2)
Net increase (decrease) in cash and cash equivalents	(2,979)	(294)	2,133	4,509	(142)
Cash and cash equivalents, beginning of period	6,020	3,041	2,747	2,747	4,880

Cash and cash equivalents, end of period	$3,041	$2,747	$4,880	$7,256	$4,738

Supplemental Cash Flow Information:
Non cash dividend to Preferred Stockholders	$2,006	$3,097	$1,468	$1,468	$—
Conversion of Preferred Stock to Common Stock	—	—	5,330	5,330	—
Cash paid for interest	—	—	—	—	—
Cash paid for income taxes	—	—	—	—	—

See accompanying notes to consolidated financial statements.

ARTISOFT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

On September 28, 2004 the Company acquired Vertical Networks, and on September 28, 2005 the Company acquired Comdial Corporation as follows (see Note 2)

	Years Ended June 30,			Three Months Ended September 30th
	2003	2004	2005	2004	2005
				(unaudited)
Trade receivables	—	—	3,792	3,792	3,158
Inventory	—	—	1,308	1,308	4,540
Other current assets	—	—	315	315	2,248
Property and equipment	—	—	395	395	1,285
Other assets	—	—	89	89	150
Intangible assets	—	—	4,300	4,300	4,300
Goodwill	—	—	13,020	13,020	9,170
Cash used in acquisitions, net of cash acquired	—	—	(13,227)	(13,227)	(18,613)

	—	—	9,992	9,992	6,238
Note payable to Comdial Corporation	—	—	—	—	(2,500)
Accrued direct acquisition costs	—	—	(7)	(7)	(617)

Liabilities assumed	—	—	9,985	9,985	3,121

See accompanying notes to consolidated financial statements.

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(including data applicable to unaudited periods)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Artisoft, Inc., (“Artisoft”, the “Company” or the “Registrant”) develops, markets and sells computer telephony software applications and integrated computer telephony products. The Company’s principal products are TeleVantage and InstantOffice. The Company is in the process of changing its name, and is currently doing business as Vertical Communications.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Artisoft and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

UNAUDITED INTERIM FINANCIAL INFORMATION

The accompanying unaudited interim consolidated balance sheet as of September 30, 2005, the consolidated statements of operations and the cash flows for the three months ended September 30, 2005 and 2004, and the consolidated statement of stockholders’ equity for the three months ended September 30, 2005 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position as of September 30, 2005 and their results of operations and their cash flows for the three months ended September 30, 2005 and 2004. The results for the three months ended September 30, 2005 are not necessarily indicative of the results to be expected for the year ending June 30, 2006 or for any other period.

ASSET VALUATION

Asset valuation includes assessing the recorded value of certain assets, including accounts and notes receivable, inventories, goodwill and other intangible assets. The Company uses a variety of factors to assess valuation, depending upon the asset. Accounts and notes receivable are evaluated based upon the credit-worthiness of our customers, our historical experience, and the age of the receivable. The recoverability of inventories is based upon the types and levels of inventory held, forecasted demand, and pricing. Should current market and economic conditions deteriorate, our actual recovery could be less than our estimate. Our intangible assets, are evaluated using established valuation models based upon the expected period the asset will be utilized, forecasted cash flows, changes in technology and customer demand. Our goodwill resulting from our acquisition of Vertical Networks, Inc, will be independently evaluated during the 2006 fiscal year to determine if impairment has occurred since it acquisition.

USE OF ESTIMATES

The Company’s preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities during the reported periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents. As of June 30, 2005 and 2004, the Company had classified securities of $3.2 million and $2.1 million, respectively, with a maturity of less than three months as cash and cash equivalents.

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

CONCENTRATION OF CREDIT RISK, PRODUCT REVENUE AND MAJOR CUSTOMERS

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high-credit-quality financial institutions. Credit risk with respect to trade receivables is generally concentrated in well-established entities. The Company often sells its products through distributors, resellers and system integrators and, as a result, may maintain individually significant receivable balances with major customers. The Company believes that its credit evaluation, approval and monitoring processes substantially mitigate potential credit risks.

In fiscal years 2005, 2004 and 2003, one customer accounted for 19%, 37%, and 42%, respectively, of the Company’s net revenues, and in 2005 only, another customer accounted for 10% of net revenues.

At June 30, 2005 one customer accounted for approximately 49%, and another accounted for 12%, of the Company’s outstanding gross trade receivables and in 2004, one customer accounted for 31% of the Company’s outstanding gross trade receivables. The loss of any of the major systems integrators, distributors, resellers or OEMs, or their failure to pay the Company for products purchased from the Company, could have an adverse effect on the Company’s operating results.

INVENTORIES

Inventories are stated at the lower of cost or market and consist of telecommunications hardware, manuals, diskettes, CD-ROMs and packaging materials. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of one to three years for computer software, three to five years for computer hardware and other equipment, three to seven years for furniture and fixtures, and the shorter of the asset life or the life of the lease in the case of leasehold improvements.

OTHER ASSETS

Other assets are stated at cost and consist of capitalized purchased technology, recoverable security deposits on leases and development costs.

Development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established and until the products are available for sale, software development costs are capitalized and amortized over the greater of the amount computed using: (a) the ratio that current gross revenue for the product bears to the total of current and anticipated future gross revenue for that product or (b) the straight line method over the estimated economic life of the product including the period being reported on. The amortization period has been determined as the life of the product, which is generally two years. The Company capitalized $0 in 2005, $104 thousand in 2004, and $155 thousand in 2003. The amortization of capitalized development costs was $84 thousand in 2005, $113 thousand in 2004 and $98 thousand in 2003.

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

INCOME TAXES

Income taxes have been accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if, based upon the weight of all available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized.

REVENUE RECOGNITION

The Company follows the provisions of the Statement of Position (SOP) 97-2, Software Revenue Recognition as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition , with Respect to Certain Transactions, and further augmented by Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition , and Emerging Issues Task Force (“EITF”) 00-21, Revenue Arrangements with Multiple Deliverables . Generally, the Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectability is reasonably assured. The Company reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable the Company defers revenue until the product is sold to the end customer or the customer’s rights expire. As part of its product sales price, the Company provides telephone support, which is generally utilized by the customer shortly after the sale. The cost of the phone support is not significant but is accrued in the financial statements. In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue.

The Company defers revenue on shipments to Toshiba until the product is resold by Toshiba to its customers. The deferral of revenue is due to the Company’s inability to reasonably estimate potential future stock rotations resulting from future product releases and their effect on future revenue. For all other license sales, assuming that all other revenue recognition criteria have been met, revenue is recognized at the time of shipment because the Company has sufficient information, experience and history to support its ability to estimate future stock rotations.

Revenue from delivered elements of one-time charge licensed software is recognized at the inception of the license term using the residual method, provided we have vendor-specific objective evidence (“VSOE”) of the fair value of each undelivered element. Revenue is deferred for the fair value of the undelivered elements based upon the price of these elements when sold separately. Revenue is also deferred for the entire arrangement if VSOE does not exist for each undelivered contract element. Examples of undelivered elements in which the timing of delivery is uncertain include contractual elements that give customers rights to any future upgrades at no additional charge or future maintenance that is provided within the overall price. The revenue that is deferred for any contract element is recognized when all of the revenue recognition criteria have been met for that element. Revenue for annual software subscriptions is recognized ratably over the length of the software subscription. Certain contracts acquired with Vertical Networks, Inc. in September 2004 were determined to be bundled with software subscriptions with lengths of up to five years from the date of acquisition. The revenue and cost of sales of the systems sold under these contracts have been deferred and will be amortized ratably over

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

the length of the associated software subscription, as the Company does not have VSOE for these subscription agreements.

Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price, long-term service or development contracts is recognized over the contract term, using a proportional performance model, based on the percentage of services that are provided during the period compared with the total estimated services to be provided over the entire contract. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent.

Fixed price service contracts represent an immaterial part of the Company’s revenue, and no such losses have been recognized in any period presented.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company’s foreign operations (Germany) is the local currency. As a result, assets and liabilities are translated at period-end exchange rates and revenues and expenses are translated at the average exchange rates. Adjustments resulting from translation of such financial statements are classified in accumulated other comprehensive loss. Foreign currency gains and losses arising from transactions denominated in currencies other than the functional currency were included in operations in fiscal 2005 but were not significant.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards (“SFAS”) No. 130 Reporting Comprehensive Income requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. To date, the Company’s comprehensive income items include net loss and foreign translation adjustments. Comprehensive income has been included in the Consolidated Statement of Changes in Shareholder’s Equity and Comprehensive Loss for all periods.

COMPUTATION OF NET LOSS PER SHARE

Net loss per share-basic is based upon the weighted average number of common shares outstanding. Net loss per diluted share is based upon the weighted average number of common and common equivalent shares outstanding assuming dilution. Common equivalent shares, consisting of outstanding stock options, warrants and convertible preferred stock are included in the per share calculations where the effect of their inclusion would be dilutive. See also Note 16 on impact of subsequent stock offering.

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

A reconciliation of basic weighted average common shares with weighted average shares assuming dilution is as follows (in thousands):

	Years Ended June 30,			Three Months Ended September 30,
	2003	2004	2005	2004	2005
Weighted average shares, excluding shares in Treasury—basic	2,889	3,621	26,747	4,707	34,720
Net effect of dilutive potential common shares outstanding based on the treasury stock method using the average market price	—	—	—	—	—
Weighted average common shares assuming dilution	2,889	3,621	26,747	4,707	34,720
Anti-dilutive potential common shares excluded from the computation above	1,143	7,436	8,716	8,849	9,752

STOCK-BASED COMPENSATION

On July 1, 2005, the Company adopted the provisions of FASB Statement No. 123 (revised 2004) Accounting for Stock-Based Compensation (“SFAS No. 123R”) and elected to use the modified prospective transition method. The modified prospective transition method requires that compensation cost be recognized in the financial statements for all awards granted after the date of adoption as well as for existing awards for which the requisite service has not been rendered as of the date of adoption and requires that prior periods not be restated. Prior to the adoption of SFAS No. 123R, the Company used the intrinsic-value based method to account for stock options and made charges against earnings with respect to options granted.

Prior to July 1, 2005, the Company applied Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees in accounting for its stock incentive plan and accordingly, compensation cost was recognized for its stock options in the financial statements when the exercise price was below the fair market value. No stock-based compensation cost was recognized during the period ended September 30, 2004. Had the Company determined compensation cost in all periods based on the fair value at the grant date for its stock options under SFAS No. 123R, , the Company’s net loss and net loss per common equivalent share for the three months ended September 30, 2005, and 2004 would have been increased to the pro forma amounts indicated below (in thousands, except per share prices):

	Years Ended June 30,			Three Months Ended September 30,
	2003	2004	2005	2004	2005
Reported net loss applicable to common stock	$(9,035)	$(6,251)	$(16,999)	$(2,874)	$(3,362)
Stock based compensation expense determined under fair value method for all awards	6	—	1,902	(411)	(1,168)
Stock based compensation expense included in the reported net loss applicable to common stock	(2,317)	(1,676)	(3,862)	—	1,168

Pro forma net loss applicable to common stock	$(11,346)	$(7,927)	$(18,959)	$(3,285)	$(3,362)

Reported loss per share applicable to common stock	$(3.13)	$(1.73)	$(0.64)	$(0.61)	$(0.10)
Pro forma loss per share applicable to common stock	$(3.93)	$(2.19)	$(0.71)	$(0.70)	$(0.10)

The adoption of SFAS No. 123R reduced income from operations and net income for the first quarter of fiscal 2006 by $1.2 million ($.03 per basic and diluted share). The adoption of this Statement had no effect on the Statement of Cash Flows for the three months ended September 30, 2005.

Generally, options become exercisable over a four-year period commencing on the date of the grant. Options granted prior to September 28, 2004 vest 25% at the first anniversary of the grant date with the

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

remaining 75% vesting in equal monthly increments over the remaining three years of the vesting period. Options granted on September 28, 2004 vest 2.08333% monthly. The fair value of options granted was calculated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Fiscal 2003	Fiscal 2004	Fiscal 2005	Fiscal 2006
Expected dividend yield	0%	0%	0%	0%
Volatility factor	111%	118%	115%	115%
Risk free interest rate	3.3%	3.0%	3.45%	4.1%
Expected life	6 years	6 years	6 Years	6 Years

The Black Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

On March 29, 2005, the SEC issued SAB 107 which expresses the view of the SEC regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instrument issues under shares-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R in an interim period, capitalization of compensation costs related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, the modification of employee share options prior to adoption of SFAS No. 123R, and disclosures in Management’s Discussion and Analysis of Financial Condition and Results of Operations subsequent to adoption of SFAS No. 123R. The Company believes it is in compliance with the guidance set forth in SAB 107.

GOODWILL

The Company accounts for its goodwill in accordance with the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets”. This statement requires that goodwill be periodically tested for impairment, with impaired assets written down to fair value. As of September 1, 2005, the Company conducted its annual impairment test of goodwill by comparing fair value to the carrying amount of its underlying assets and liabilities. The Company determined that the fair value exceeded the carrying amount of the assets and liabilities, therefore no impairment existed as of the testing date.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets and certain identifiable intangibles, excluding software development costs, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Software development costs are reviewed for impairment annually pursuant to SFAS No. 86 Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed . Recoverability of assets to be held and used is measured by a comparison of the carrying amount of

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In fiscal 2005, 2004 and 2003, there was no impairment of long-lived assets recorded.

SEGMENTATION OF FINANCIAL RESULTS

The Company presents its financial results as a single segment related to the sale of its telecommunication solutions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, trade receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments.

(2) ACQUISITIONS AND RELATED FINANCINGS

Vertical Networks, Inc.

On September 28, 2004, the Company acquired substantially all of the assets, other than patents and patent rights, of Vertical Networks. Vertical Networks was a leading provider of distributed IP-PBX software and communications solutions to large enterprises. The Company also received a patent license for the use of all of Vertical Networks’ patents and patent applications other than Vertical Networks’ rights under specified patents that do not relate to the business we purchased. In addition, the Company assumed specific liabilities of Vertical Networks.

The purchase price for Vertical Networks consisted of: $12.5 million in cash, paid at closing, with an additional $1.0 million held in escrow to secure Vertical Networks’ indemnification obligations to us, $1.0 million in transaction costs, the assumption of most liabilities of Vertical Networks and an earnout provision of up to $5.5 million. The earnout obligation is equal to the first $5.5 million of non-refundable software license revenues collected by us from CVS Pharmacy, Inc. (“CVS”) in connection with a specific contract which provided CVS with software to be used in connection with, among other things, a rapid prescription refill project that CVS is implementing. The $1.0 million held in escrow is not included in the total purchase price in the table below. We have paid $0.75 million of the earn-out provision and accrued and additional $0.8 million of the earn-out provision to date as $1.6 million of the earn-out contingency was met by September 30, 2005, all of which is included in the purchase price table below. The balance of the potential earn-out, $3.9 million has been excluded. The $1.0 million held in escrow is presented on the Consolidated Balance Sheet as Restricted Cash. The remaining contingent payments will be recorded as a component of the purchase price if and when the related contingencies are resolved.

The acquisition was financed with a portion of the proceeds from a common stock financing completed pursuant to a stock purchase agreement executed on September 28, 2004 (the “2004 Stock Purchase Agreement”) in two tranches on September 28, 2004 and October 1, 2004 (the “2004 Equity Financing”). The Company sold a total of 24,159,468 shares of our common stock at a per share purchase price of $1.1386 per share to several investors, including M/C Venture Partners V, L.P. and its affiliates (collectively “M/C Venture Partners”), for net proceeds of $25.8 million, net of issuance costs of $1.7 million, of which $1.3 million was cash-based and $0.4 million was in the form of a warrant. The warrant was to purchase 168,542 shares of common stock, has an

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

exercise price of $2.85 per share, and expires 5 years from the date of issuance. The warrant was payment in lieu of cash for investment banking services performed during the 2004 Equity Financing. The Company recorded the fair value of the warrant, $0.4 million, as a reduction of the proceeds from the 2004 Equity Financing. The Company determined the fair value of the warrants using the Black-Scholes option pricing model with the following assumptions: no dividend yield; weighted average risk free rate of 3.45%; volatility of 115% and a contractual life of 5 years.

In connection with, or prior to the 2004 Equity Financing, the holders of all shares of our preferred stock converted those shares into common stock. Following the issuance and sale of common stock in the 2004 Equity Financing and the conversions of our preferred stock to common stock, as at September 30, 2005, M/C Venture Partners is the largest beneficial holder of our common stock, currently with a 48.5% beneficial ownership interest.

The Company agreed to register, under the Securities Act of 1933, as amended (the “Securities Act”), the shares issued and sold in the 2004 Equity Financing, for resale by the investors in this financing (the “2004 Investors”). The Company agreed to file with the SEC the registration statement with respect to this registration by November 12, 2004 and to use our best efforts to cause the registration statement to become effective on or before December 31, 2004. The Company have not yet filed the registration statement. Since the registration statement was not declared effective by the SEC prior to March 31, 2005, we were required to pay each 2004 Investor, monthly liquidated damages in an amount equal to 1% per month of the aggregate purchase price paid by each investor under the purchase agreement (not to exceed 9% of such purchase price, in the aggregate). Commencing in April, 2005, the fee resulting from each month of delay in achieving effective registration of the shares is $275,000 per month, and accordingly, the Company has recorded an expense and corresponding accrual of $1,375,000 through August 2005.

In lieu of a payment of the accrued liquidated damages under the 2004 Equity Financing, the Company issued warrants for the purchase of our common stock on September 28, 2005 to the 2004 Investors (the “New Warrants”). Each New Warrant has a term of exercise expiring on September 28, 2010. The number of shares issuable upon exercise is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. The New Warrants are exercisable at any time prior to the expiration date by delivering the warrant certificate to us, together with a completed election to exercise and payment of the exercise price, which is equal to $0.01 per share of common stock. The New Warrants contain a “net exercise” feature under which the Company does not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by us pursuant to a formula, with the result that if all holders of New Warrants elect to use the net exercise feature, we would issue an aggregate of 1,202,728 shares of common stock. Upon the filing of the certificate of amendment to effect an amendment to our Certificate of Incorporation to increase the authorized number of our common stock to 250,000,000 shares, allowing the Company to issue shares to fulfill the exercise of the New Warrants (the “Capitalization Amendment”), the New Warrants will be automatically exercised in a cashless exercise. If the Capitalization Amendment is not completed by April 15, 2006 the holders of the New Warrants will be entitled to a cash settlement in the amount of $1,375,000 in lieu of warrants. In accordance with Emerging Issues Task Force Issue 00-19 Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock we have recorded the New Warrants as an accrued liability at September 30, 2005.

The Company also made other customary agreements regarding this registration, including matters relating to indemnification; maintenance of the registration statement; payment of expenses; and compliance with state “blue sky” laws.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

The Company also agreed to several negative covenants under the 2004 Stock Purchase Agreement. Our negative covenants relate to obligations not to, without the prior consent of M/C Venture Partners, enter into a transaction involving a change in control of our company; incur indebtedness in excess of $3.0 million; create any security with an equity component unless that security is junior to the common stock or, subject to specified exceptions, issue any equity securities; transfer our intellectual property; repurchase, redeem or pay dividends on any shares of capital stock (subject to limited exceptions); grant stock options that are not authorized by a vote of the board of directors or our compensation committee; liquidate or dissolve; change the size of our board of directors; amend our certificate of incorporation or bylaws; change the nature of our business; or alter the voting rights of shares of our capital stock in a disparate manner. The Company believes that we are in compliance with all covenants other than the registration covenant described above.

The following table represents the allocation of the purchase price for our acquisition of Vertical Networks over the fair value of the assets acquired and liabilities assumed at the date of acquisition. The fair value of the identified intangible assets and the deferred revenue below were obtained using third party valuations.

Estimated Fair Values at September 28, 2004 (millions)
Cash	$0.3
Accounts Receivable, net	3.8
Inventory, net	1.3
Other Current Assets	0.3
Property and Equipment	0.4
Intangible assets	4.3
Goodwill	13.0
Accounts Payable	(4.8)
Accrued Expenses	(2.3)
Other Current Liabilities	(0.3)
Deferred Revenue	(2.6)

Total Purchase Price	$13.5

The values of current assets and liabilities were based upon their historical costs in the hands of the seller, Vertical Networks, on the date of acquisition due to their short-term nature. Property and equipment was also estimated based upon its historical cost as there was no appreciated real estate and the historical costs of the office equipment, furniture and machinery closely approximated fair value. The estimated value of deferred revenue was based upon the guidance in EITF 01-03, Accounting in a Business Combination for Deferred Revenue of an Acquiree, and was calculated as the estimated cost for us to fulfill the contractual obligations acquired under various customer contracts plus a fair value profit margin. Of the seller’s recorded deferred revenue of $6.6 million, we determined that only $2.6 million met the standard set by EITF 01-03 as representing assumed legal obligations; the balance of the deferred revenue, representing mostly customer payments with no remaining obligations, was not recorded by us. The excess purchase price was allocated to goodwill based upon the following factors: the value acquired in the form of additional scale and economies of scale resulting from the size of the combined entity, and the value of the assembled workforce, especially the engineering and sales talent personnel who have continued as part of the acquired operation. The benefits of added scale and the economics resulting there from was a primary reason for the acquisition, along with the talents of the acquired personnel and the ability to leverage existing, owned technology over the acquired products.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

The following pro forma unaudited condensed financial information gives effect to our acquisition of Vertical Networks as if it had occurred on July 1, 2005. The following information is based on historical results of our operations for the years ended June 30, 2005 and 2004 and the three months ended September 30, 2004 and of Vertical Networks for the same historical period. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations of the consolidated company that would have actually occurred had the acquisition of Vertical Networks been effected as of July 1, 2004.

	Years Ended June 30, 2005 (unaudited)				Years Ended June 30, 2004 (unaudited)
	Artisoft	Vertical Networks (a)	Pro Forma Adjustments	Pro Forma as Adjusted	Artisoft	Vertical Networks	Pro Forma Adjustment	Pro Forma as Adjusted
Net product revenue	$17,460	$3,923	$(447)	$20,936	$8,991	$28,674	$(15,091)	$22,574
Net loss after income tax	(15,531)	(1,181)	(602)	(17,314)	(3,154)	(2,027)	(8,504)	(13,685)
Loss applicable to common stock	(16,999)	(1,181)	(602)	(18,782)	(6,251)	(2,027)	(8,504)	(16,782)
Loss applicable to common stock—Basic and Diluted	(0.64)			(0.70)	(1.73)			(0.63)

	3 Months Ended September 30, 2004
	Artisoft	Vertical Networks (a)	Pro Forma Adjustment	Pro Forma as Adjusted
Net product revenue	2,934	3,923	(449)	6,408
Net loss after income tax	(1,406)	(3,148)	(744)	(5,297)
Loss applicable to common stock	(1,406)	(3,148)	(744)	(6,765)
Loss applicable to common stock—Basic and Diluted	(0.61)			(1.44)

(a)	For the period prior to the acquisition.

The following adjustments have been reflected in the above pro forma condensed financial information to adjust Vertical Network’s historical reported revenues from the sale of telephone systems to the amount that would have been reported under our revenue recognition policy:

In 2002 and 2003, Vertical Networks entered into multiple element arrangements consisting of an extended warranty arrangement, software license agreements with rights for updates and upgrades on a when and if available basis and an agreement to specify pricing of uncommitted future telephone systems. Under Vertical Networks’ policy, the extended warranty and software license arrangements were recognized over the term of the arrangements. The telephone system pricing agreement was assessed for significant and incremental discounts and future telephone systems were recognized upon shipment if all other revenue recognition criteria of SAB 104 had been met.

(i) Under our revenue recognition policy, the software license agreement for the telephone systems’ core software that provides when and if available updates and upgrades (“extended software support arrangement”) and the telephone system sales are considered multiple element arrangements. The extended software support agreement would apply to all previous and future system sales. As Vertical Networks had not historically sold extended software support separately to other customers or on a renewal basis, sufficient vendor-specific objective evidence of fair value does not exist to allocate the arrangement fee to the systems and the extended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

software support arrangement. Accordingly, the fee for previous and future system sales considered to be part of a multiple element arrangement, or combined unit of accounting, with the extended software support arrangement is recognized ratably over the term of the extended software support arrangement along with the extended support fee and related costs of these sales. The pro forma adjustment reduces revenues and net income (loss) to the amount that would have been recognized under our policy in order to provide a better indication of what the results of operations would have been had the transaction occurred at the beginning of the period presented. For historical reporting purposes the deferred revenue and related deferred costs which are approximately $16.9 million and $9.6 million, for the year ended June 30, 2005 will be amortized over a period of up to sixteen quarters or four years.

(ii) Prior to the our acquisition of Vertical Networks, Vertical Networks had deferred revenue relating to certain software licenses, extended software support arrangements and an extended hardware warranty arrangement over the terms of the support arrangements. The Company evaluated its legal obligation that would have been assumed under these contracts if the acquisition had occurred on July 1, 2003 and estimated the fair value of this assumed liability. In arriving at the pro forma adjusted numbers above, the recorded value of the deferred revenue on July 1, 2003 was reduced by $5.4 million to reflect the fair value of the deferred revenue and the related amortization to revenue was similarly reduced by $0.2 million per quarter.

(iii) The value of intangible assets we acquired as part of the acquisition of Vertical Networks was based upon an independent valuation of those assets. Three amortizable intangible assets were identified: existing technology, existing customer contracts, and other anticipated revenue from existing customers. The total amortizable intangible assets value was determined to be $4.3 million, and each of the three elements of the intangible assets were determined to have a 5 year life. Accordingly, these intangible assets will be amortized over a 5 year period starting September 28, 2004. The pro-forma adjustment reflects this amortization over the periods presented.

(iv) An income tax expense has been recorded against earnings to reflect the tax benefit received from amortizing goodwill for income tax purposes over a 15 year life. All periods presented include this tax charge.

Comdial Corporation

On September 28, 2005, the Company completed the acquisition of the Comdial Assets from Comdial, pursuant to the terms of an asset purchase agreement entered into on September 1, 2005.

The assets acquired include all of Comdial’s intellectual property, fixed assets, equipment, inventories, accounts receivable, rights under contracts and leases, cash and other current assets.

In exchange for the acquired assets, the Company (i) delivered $14.5 million in cash, (ii) executed an 8% secured promissory note in the aggregate principal amount of $2.5 million to Comdial which matures on the first anniversary of the closing date, (iii) repaid $1.7 million of debtor-in-possession financing incurred to fund operations of Comdial prior to the closing, (iv) repaid an amended and restated note dated May 25, 2005, issued by Comdial to Dialcom Acquisition, LLC, in the principal amount of $1.9 million and (v) paid $0.4 million and assumed $0.2 million of Comdial’s remaining obligations under a key employee retention plan with Comdial’s employees, as approved by an order of the Bankruptcy Court. In addition, the Company incurred approximately $0.8 million in transaction costs related to the acquisition.

The Company also assumed certain liabilities of Comdial such as post petition ordinary course trade payables outstanding as of the acquisition date, certain employee related obligations, and certain customer related obligations and liabilities related to certain assumed executory contracts. In addition, the Company assumed pre-petition and post petition obligations under remaining unfulfilled purchase orders outstanding as of the

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(including data applicable to unaudited periods)

closing date. The estimated amount of the liabilities we assumed as of September 28, 2005 was approximately $8.9 million, which includes $6.0 million in open purchase order obligations.

The following table represents the estimated allocation of the purchase price for our acquisition of Comdial over the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Estimated Fair Values at September 28, 2005 (millions)
Cash	$0.2
Accounts Receivable, net	3.2
Inventory, net	4.5
Other Current Assets	2.2
Property and Equipment	1.3
Intangible assets	4.3
Goodwill	9.2
Accounts Payable	(0.2)
Accrued Expenses	(1.0)
Other Current Liabilities	(1.9)

Net assets acquired	$21.8

The estimated values of current assets and liabilities were based upon their historical costs on the date of acquisition due to their short-term nature. Inventory was valued at estimated selling prices less the sum of (i) the cost of disposal and (ii) a reasonable profit allowance for the selling effort. Property and equipment was also estimated based upon its historical cost as there was no appreciated real estate and the historical costs of the office equipment, furniture and machinery most closely approximated fair value. The fair value of the identified intangible assets was obtained using a third party valuation analysis. The excess purchase price was recorded to goodwill based upon the following factors: the value acquired in the form of additional scale and economies of scale resulting from the size of the combined entity, the value of the assembled workforce, especially the sales, engineering and operations personnel who have continued as part of the acquired business and the ability to leverage existing, owned technology over the acquired products.

The following are the identifiable intangible assets acquired and the respective periods over which the assets will be amortized on a straight-line basis:

	Amount	Life
	(in thousands)	(in years)
Trade names/Trademarks	$200	1
Customer relationships	$3,300	10
Existing technology	800	5

	$4,300

The preliminary amounts assigned to identifiable intangible assets acquired was based on their respective fair values determined as of the acquisition date, by a third party valuation analysis, using a discounted cash flow analysis and reverse royalty methodology. The valuation is preliminary and is subject to change. The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

approximately $9.2 million. In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment annually in the fourth quarter of our fiscal year, as required by SFAS No. 142 or more often if impairment indicators arise.

The following pro forma unaudited condensed financial information gives effect to our acquisition of Comdial as if it had occurred on July 1, of each period presented. The following information is based on historical results of our operations for the three months ended September 30, 2005 and 2004 and of Comdial for the same historical period. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations of the consolidated company that would have actually occurred had the acquisition of Comdial been effected as of July 1 for each period presented. The unaudited pro forma combined financial data and related notes thereto should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations as previously filed on our Form 10-K for the year ended June 30, 2005 and the historical consolidated financial statements of Comdial as filed in our Form 8-K/A filed November 14, 2005.

	3 Months Ended September 30, 2005			3 Months Ended September 30, 2004
	Artisoft	Comdial Corporation (a)	Pro Forma Adjustments	Pro Forma as Adjusted	Artisoft	Comdial Corporation	Pro Forma Adjustment	Pro Forma as Adjusted
Net product revenue	9,899	8,969	—	18,868	2,934	11,913	—	14,847
Net loss after income tax	(3,362)	(2,806)	(336)	(6,504)	(1,406)	(632)	(348)	(2,386)
Loss applicable to common stock	(3,362)	(2,806)	(336)	(6,504)	(1,406)	(632)	(348)	(2,386)
Loss applicable to common stock—Basic and Diluted	(0.10)			(0.19)	(0.61)			(1.04)

(a)	For the period prior to the acquisition.

The pro forma adjustments include the amortization expense for the acquired identifiable intangible assets, of approximately $0.1 million per quarter, and the interest expense for the amounts borrowed to finance the acquisition of approximately $0.2 million.

(3) LIQUIDITY

The Company has incurred losses and negative cash flows from operations in every fiscal period since 1996 and have an accumulated deficit, including non-cash equity charges, of $62 million as of September 30, 2005. For the three months ended September 30, 2005 we incurred a net loss of approximately $3.3 million, which includes negative cash flows from operations of approximately $3.0 million. Our management expects that operating losses and negative cash flows will continue in the near future. The Company anticipates that, with available cash of $4.7 million at September 30, 2005, combined with increased revenues and cash-flows, we will meet our anticipated cash requirements during and through our fiscal 2006 year. The Company will also utilize available borrowing under a revolving line of credit which has been established to facilitate the Comdial Acquisition. Please see Note 11 “Debt” for details on this line of credit. The Company expects to increase our revenue and cash flows in the foreseeable future as the result of the acquisition of the Comdial Assets, including product lines and its resellers and distributors.

There can be no assurance that the available cash and increased revenues will be sufficient to meet our cash requirements. If the Company is unable to satisfy such cash requirements from these sources, our ability to continue as a going concern and to achieve our intended business objectives could be adversely affected. In such

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

case, the Company could be required to adopt one or more alternatives, such as reducing or delaying marketing and promotional activities, reducing or delaying capital expenditures, developing restructuring plans to reduce discretionary costs deemed nonessential, and selling additional shares of our capital stock. Additionally, changes in circumstances could necessitate that we seek additional debt or equity capital. There can be no assurance that any such additional financing will be available when needed or on acceptable terms to allow us to successfully achieve our operating plan or fund future investment in our TeleVantage and InstantOffice product lines.

(4) INVENTORIES

Inventories at June 30, 2005 and 2004 and September 30, 2005 consist of the following (in thousands):

	June 30,		September 30,
	2004	2005	2005
Raw Materials	$4	$156	$346
Finished Goods	11	1,530	6,023

Total Inventory	$15	$1,686	$6,369

(5) PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2005 and 2004 and September 30, 2005 consist of the following (in thousands):

	June 30,	June 30,	September 30,
	2004	2005	2005
Furniture and Fixtures	$132	$158	158
Computers, software and other equipment	3,421	5,153	6,690
Leasehold improvements	332	336	336

	3,885	5,647	7,184
Accumulated depreciation and amortization	(3,602)	(4,196)	(4,419)

	$283	$1,451	$2,765

(6) INTANGIBLE ASSETS

	June 30,		September 30
	2004	2005	2005
Acquired technology	$—	$800	$1,600
Acquired customer—Contractual/Non Contractual	—	3,100	6,400
Acquired customer—High risk	—	400	400
Acquired trademarks	—	—	200

Total intangible asset	—	4,300	8,600
Accumulated amortization	—	(652)	(870)

Net intangible assets	$—	$3,648	$7,730

Each of the components of intangible assets is being amortized over lives ranging from 1 to 10 years. Amortization expense for the year ended June 30, 2005 was $652, of which $120 was included in cost of sales. Amortized expense for the three months ended September 30, 2005 was $218, of which $39 was included in cost of sales.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

(7) OTHER ASSETS

Other assets at June 30, 2005 and 2004 and September 30, 2005 consist of the following (in thousands):

	June 30,		September 30,
	2004	2005	2005
Capitalized software development costs, net	$121	$37	$—
Purchased technology, net	123	120	145
Recoverable security deposits	133	106	1

	$379	$263	$146

(8) ACCRUED LIABILITIES

Accrued liabilities at June 30, 2005 and 2004 and September 30, 2005 consist of the following (in thousands):

	June 30,		September 30,
	2004	2005	2005
Compensation and benefits	$538	$1,080	$2,115
Payroll, sales and property taxes	25	21	22
Marketing	78	—	552
Professional fees	390	328	927
Other taxes payable	—	70	—
Earn-out obligation	—	750	806
Registration settlement fees	—	825	1,375
Warranty	118	109	731
Other	103	290	413

	$1,252	$3,473	$6,941

(9) PREFERRED STOCK

Prior to September 28, 2004, we had authorized 11,433,600 shares of preferred stock par value $1.00 per share, of which 5,427,002 shares had been issued as of June 30, 2004. On December 6, 1994, our board of directors authorized the designation and reservation of 50,000 shares of preferred stock as “Series A Participating Preferred Stock” subject to a Rights Agreement dated December 23, 1994. The reserved shares were to be automatically adjusted to reserve such number of shares as may be required in accordance with the provisions of the Series A Participating Preferred Stock and the Rights Agreement. The Rights Agreement was to expire in December 2004. In connection with the issuance of the Series B convertible preferred stock in 2001, our board of directors terminated the Rights Agreement effective December 31, 2001.

2001 Financing Series B Preferred Stock. In August and November 2001, we issued and sold an aggregate of 2,800,000 shares of our Series B convertible preferred stock to investors in a private placement at a per share price equal to $2.50. The investors also received warrants to purchase up to 466,666 shares of our common stock at an initial per share exercise price equal to $1.50 (the “2001 Warrants”). Gross proceeds from the financing were $7.0 million.

Each share of Series B preferred stock was initially convertible into one-sixth of a share of common stock, subject to adjustment. Under certain circumstances, we had the right to effect the automatic conversion of the series B preferred stock to common stock in the event the closing per share bid price of the common stock

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

exceeds $30.00 for 30 consecutive trading days. Prior to the financing transaction of September 28, 2004 all shares of Series B preferred stock were converted to common stock.

The holders of the Series B preferred stock, as a class, were also initially entitled to elect two of our directors. In August 2002, the holders of our series B preferred stock exercised this right, in part, to elect Robert J. Majteles one of our directors.

The warrants will expire on September 30, 2006. The expiration date, the per share exercise price and the number of shares issue-able upon exercise of the 2001 Warrants were initially subject to adjustment in certain events. Following the 2004 Equity Financing, the per share exercise price of the 2001 Warrants is $1.1386, and the per share exercise price and the number of shares issue-able upon exercise of the 2001 Warrants are no longer subject to adjustment. The 2001 Warrants have a call provision that provides that if the closing per share bid price of the common stock exceeds $45.00 for 30 consecutive trading days and certain other conditions are met, we have the right to require the 2001 Warrant holders to exercise their warrants for common stock.

The closing of the issuance and sale of shares of common stock in our September 2002 financing, a private placement of restricted common stock, resulted in anti-dilution adjustments to the Series B preferred stock and the 2001 Warrants. As a result of these anti-dilution adjustments, each share of Series B preferred stock was convertible into approximately 2.38 shares of common stock. Prior to the issuance and sale of shares of common stock under this agreement each share of Series B preferred stock was convertible into one share of common stock. In addition, the per share exercise price of each 2001 Warrant was reduced from $3.75 to $1.05. These adjustments resulted in a significant increase in potential common shares outstanding. Prior to the 2004 Equity Financing, the remaining outstanding Series B preferred stock was converted into common stock at a rate of approximately 1.22 shares of common stock for each share of Series B preferred stock.

2003 Financing, Series C Preferred Stock. In September 2003, we issued and sold an aggregate of 2,627,002 shares of Series C convertible preferred stock to investors in a private placement at a per share price equal to $1.50. The investors also received warrants to purchase up to 2,627,002 shares of our common stock at a per share exercise price equal to $1.88 (the “2003 Warrants”). Gross proceeds from the financing were $3.9 million.

The shares of Series C preferred stock were initially convertible into a like number of shares of common stock, subject to adjustment. Each share of Series C preferred stock generally received .8152 of a vote, subject to adjustment, when voting on matters presented for the approval of our stockholders. The holders of the Series C preferred stock, as a class, were also entitled to elect one of our directors. In September 2003, the holders of our Series C preferred stock exercised this right to elect Steven C. Zahnow as a director.

The holders of Series C preferred stock were entitled, before any distributions were made to the holders of common stock, to an amount equal to $1.50 per share, subject to adjustment. For purposes of this liquidation preference, the Series C preferred stock ranked on parity with the Series B preferred stock, which carried a similar liquidation preference in the amount of $2.50 per share.

The holders of the Series C preferred stock were entitled to receive dividends only when and if declared by our board of directors. Any such dividends were to be paid to the holders of the Series C preferred stock and Series B preferred stock prior to any distribution to holders of common stock, on a per share basis equal to the number of shares of common stock into which each share of preferred stock is then convertible.

The 2003 Warrants will expire on June 27, 2010. The expiration date, the per share exercise price and the number of shares issueable upon exercise of the 2003 Warrants were initially subject to adjustment in certain

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

events. Following the September 2004 financing, the per share exercise price of the 2003 Warrants is $1.1386, and the per share exercise price and the number of shares issue-able upon exercise of the 2003 Warrants are no longer subject to adjustment. Prior to the 2004 Equity Financing, the remaining outstanding Series C preferred stock was converted into common stock at a rate of one share of common stock for each share of Series C preferred stock.

As a result of the sale of common stock in the 2004 Equity Financing, the exercise price of all of the 2001 and 2003 Warrants was reduced to $1.1386 per share pursuant to the terms of those warrants. Immediately prior to the sale of common stock under the 2004 Stock Purchase Agreement, the exercise price of the 2001 Warrants was $1.50 per share, and the exercise price of the 2003 Warrants was $1.88 per share. The reduction of the exercise price of these warrants resulted in the recording of a non-cash deemed dividend equal to approximately $1.5 million in the first quarter of fiscal 2005. Additionally, under a consent, amendment and waiver agreement, all warrants issued in the 2001 and 2003 financings were amended to delete the price protection provisions of those warrants. Therefore, as so amended, the per share exercise price of those warrants will no longer be subject to adjustment in the event of future sales of our securities, except for customary adjustments for stock splits, dividends, recapitalizations and other similar transactions.

(10) EQUITY

On September 28, 2004 and October 1, 2004. Artisoft sold a total of 24,159,468 shares of its common stock at a per share purchase price of $1.1386 to several investors, including M/C Venture Partners, under the terms of the 2004 Stock Purchase Agreement. In connection with, or prior to the financing, the holders of all shares of our preferred stock converted those shares into common stock.

On September 28, 2005 and September 30, 2005 the Company sold a total of 11,329,785 shares of common stock at a per share purchase price for the Issued Shares of $1.1386, under the terms of a stock purchase agreement closed on September 28, 2005 (the “2005 Stock Purchase Agreement”). Following the issuance and sale of common stock in the financing and the conversions of ours preferred stock to common stock, M/C Venture Partners is now the largest beneficial holder of our common stock, with a 48.7% beneficial ownership interest.

As a result of these and previous financings the Company entered into arrangements with certain parties to register shares of our common stock pursuant to the following agreements:

•	Registration Rights Agreement, dated August 8, 2001 (the “2001 Agreement”) related to the Series B preferred equity financing;

•	Registration Rights Agreement, dated September 27, 2002 (the “2002 Agreement”);

•	Registration Rights Agreement, dated June 27, 2003, (the “2003 Agreement,” together with the 2001 Agreement and the 2002 Agreement, the “Prior Agreements”) related to the Series C preferred equity financing; and

•	the 2004 Stock Purchase Agreement.

The 2004 Investors and certain parties to the Prior Agreements (the “Prior Investors”) holding enough voting power to amend the 2004 Stock Purchase Agreement and the Prior Agreements, executed a consent, waiver, and release agreement, dated September 28, 2005, pursuant to which the 2004 Investors and the Prior Investors consented to the execution of the 2005 Stock Purchase Agreement (the “2005 Stock Purchase Agreement”) and executed agreements to amend the 2004 Stock Purchase Agreement and the Prior Agreements

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

(collectively, the “Amendments”). The Company agreed, among other things, to propose the Capitalization Amendment. The Amendments effected, among other things, the following:

•	With respect to the 2004 Stock Purchase Agreement (i) tolled the liquidated damages accrued or accruing under the 2004 Stock Purchase Agreement through September 28, 2005 by reason of our failure to file and have declared effective by the SEC a registration statement covering the resale of the shares of our common stock purchased pursuant to the 2004 Stock Purchase Agreement (the “Liquidated Damages”); (ii) amended provisions relating to rights of first refusal, issuances of equity securities and restrictions on indebtedness with respect to the entry into the agreements with SVB, solely for purposes of effecting the transactions contemplated by the 2005 Stock Purchase Agreement; (iii) changing the time frame in which we are obligated to register the shares issued in the 2004 Agreements to match the time frame for registering shares under the 2005 Stock Purchase Agreement; and (iv) in lieu of the cash payment of the Liquidated Damages, we agreed to issue the New Warrants to the 2004 Investors.

•	With respect to the Prior Agreements, amended the registration rights provisions of the Prior Agreements including, among other things, (i) releasing us from any liability and waiving in full, the application of the Prior Agreements with respect to the payment of liquidated damages and permanently, irrevocably and unconditionally waived in full, any right to the payment of the liquidated damages, whether accrued or accruing, under the Prior Agreements, and (ii) changed the time frame in which we are obligated to register the shares issued in the Prior Agreements to match the time frame for registering shares under the 2005 Stock Purchase Agreement.

Further, if (1) the Capitalization Amendment is not effective as of April 15, 2006, and (2) M/C Venture Partners and Special Situations Fund and its affiliates (collectively “SSF”) have voted their shares of common stock in favor of the Capitalization Amendment, which they are obligated to do under the terms and conditions of voting agreements each of M/C Venture Partners and SSF entered into with us (the “Voting Agreements”), then the Liquidated Damages will be paid in cash by wire transfer of immediately available funds to each of the parties and upon payment thereof, and the New Warrants issued in satisfaction of the Liquidated Damages will expire unexercised. If the Capitalization Amendment is not completed by April 15, 2006 the holders of the New Warrants will be entitled to a cash settlement in the amounts of $1,375,000 in lieu of warrants.

TOSHIBA STOCK PURCHASE AND WARRANTS

In January 2000, Artisoft entered into an agreement with Toshiba under which Toshiba acquired 16,666 shares of Artisoft common stock at a price of $41.964 per share and was issued warrants for an additional 8,333 shares of Artisoft common stock at an exercise price of $41.964 per share. The fair market value of the Artisoft common stock on the date of execution of the definitive agreement was $129 per share. The difference between the issuance price and fair market value of the Artisoft common stock, and the fair value of the warrants (which were valued based upon the Black-Scholes Options Pricing Model) amounted to $2.3 million. This cost of equity is being amortized as a reduction of product revenues in proportion to revenue recognized relating to the OEM and Reseller Agreement. The unamortized portion of this amount is reported as “Deferred Toshiba Equity Costs” in the shareholders equity section of the consolidated balance sheets.

STOCK INCENTIVE PLANS

On October 20, 1994, the Company’s shareholders approved the Company’s 1994 Stock Incentive Plan (the “1994 Plan”). The 1994 Plan provides for the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights (Tandem and Free-standing), Restricted Stock, Deferred Stock, Performance Units

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

and Performance Shares to officers, key employees, non-employee directors and certain consultants of the Company. This Plan was replaced by the 2004 Stock Incentive Plan (the “2004 Plan”) that was approved by the Company’s shareholders on March 15, 2004.

The 2004 Plan initially provided that the maximum number of options that could be granted would be 2,000,000 shares, plus the lesser of 150,000 shares of Common Stock or 1.5% of the number of shares of common stock issued and outstanding as of July 1 of each year commencing on July 1, 2004 (the “Evergreen” clause). On September 28, 2004, the 2004 Plan was amended to provide that the maximum number of options that can be granted would be increased to 8,236,255 shares and the Evergreen clause was removed from the plan so that the maximum number of shares that could be granted would no longer increase automatically each year. The maximum number of shares available for grant each year shall include all previously ungranted options plus all expired and cancelled options. With the exception of options granted on September 28, 2004, stock options are generally granted at a price not less than 100% of the fair market value of the common shares at the date of grant. Generally, options become exercisable over a four-year period commencing on the date of grant and vest 25% at the first anniversary of the date of grant with the remaining 75% vesting in equal monthly increments over the remaining three years of the vesting period. No 2004 Plan options may be exercised more than ten years from the date of grant. At June 30, 2005, there were 387,723 remaining shares available for grant under the 2004 Plan and none were available for grant under the 1994 Plan.

As previously discussed, at the end of September 2004, the Company completed a common stock financing whereby 24,159,468 shares of common stock for aggregate gross proceeds of $27.5 million were sold. The per share purchase price for all shares of common stock purchased under the agreement was $1.1386. In connection with the financing, the Company issued 5,208,480 options to its employees , exercisable at a price not less than 85% of the price the Company received in the stock financing. Based on the $2.85 over-the-counter trading value as the proxy for the fair market value of the Company’s stock, a deferred compensation charge of $10.145 million was recorded to Stockholders’ equity, and is being amortized ratably to income over the vesting period of four years. In 2005, a non-cash compensation charge of $1.9 million was recorded as an expense. Effective July 1, 2005 the Company adopted SFAS 123R. Accordingly, the options are now accounted for based upon their grant date fair value.

Stock option activity during the last three fiscal years is as follows:

	Total
	Number of Shares	Weighted Average Exercise Price
BALANCE AT JUNE 30, 2002	338,751	38.94
Granted	90,995	2.96
Exercised	—	—
Forfeited	(35,804)	25.67

BALANCE AT JUNE 30, 2003	393,942	38.94
Granted	1,945,996	2.52
Exercised	(5,833)	3.00
Forfeited	(33,803)	34.54

BALANCE AT JUNE 30, 2004	2,300,302	6.29
Granted	6,704,250	1.16
Exercised	(278,857)	2.26
Forfeited	(727,605)	2.75

BALANCE AT JUNE 30, 2005	7,998,090	2.13

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

The following table summarizes information about the stock options outstanding at June 30, 2005:

Range of Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$0.97 - $1.81	6,228,480	9.34	$1.11	1,008,505	$0.97
$2.16 - $3.00	1,567,724	8.69	2.56	503,590	2.58
$3.20 - $9.90	19,995	7.98	4.52	8,812	4.82
$11.70 - $12.75	46,020	5.71	11.83	42,886	11.84
$15.56 - $24.75	61,914	4.10	21.04	61,900	21.04
$26.25 - $50.63	45,265	4.59	43.15	45,265	43.15
$52.88 -$129.00	28,692	4.57	76.77	28,692	76.77

$0.97 - $129.00	7,998,090	9.10	2.13	1,699,650	4.87

At June 30, 2005, 2004 and 2003 the number of options exercisable was 1,699,650, 276,936, and 231,938 respectively, and the weighted average exercise price of those options was $2.13, $32.32, and $37.12 respectively.

On October 20, 1994, the shareholders approved the establishment of an Employee Stock Purchase Plan. The total number of shares authorized under the plan was 150,000 shares of common stock. The 1994 Plan was replaced by the 2004 Plan, which became effective on January 1, 2004 and made 250,000 shares available for purchase by eligible employees. During the fiscal years ended June 30, 2005, 2004, and 2003, 136,397, 33,807, and 27,792 shares of common stock were purchased, respectively, at prices ranging from $1.35 to $18.67 per share. At June 30, 2005 there were no remaining shares of common stock available for issuance under the plan. The plan provides for eligible participants to purchase common stock semi-annually at the lower of 85% of the market price at the beginning or end of the semi-annual period.

(11) DEBT

The Company financed a portion of the purchase price for the Comdial Assets (the “2005 Debt Financing”) by entering into a loan agreement with SVB on September 28, 2005 (the “SVB Loan Agreement”). The SVB Loan Agreement terms provide the Company with a revolving line of credit in an amount not to exceed $7,000,000 (the “Revolving Loan”), as well as a $2,000,000 term loan (the “Term Loan”). The Company will make monthly payments of all outstanding and accrued interest on the Revolving Loan beginning on September 30, 2005. The Revolving Loan matures and the principal balance thereof is payable in full, on September 27, 2006. The Term Loan is payable in monthly principle installments of $133,333.33 plus interest, due beginning July 31, 2006 through and until the maturity date of September 26, 2007. Borrowing availability under the Revolving Loan is based on the amount of the Company’s and Acquisition Sub’s accounts receivable.

For both the Term Loan and the Revolving Loan, interest shall accrue at a rate per annum equal to the “Prime Rate” in effect from time to time, plus 1.50% per annum. However during the period beginning on September 28, 2005 and continuing until September 30, 2006, interest under the Term Loan interest shall accrue a rate per annum equal to the “Prime Rate” in effect from time to time plus 2.00% per annum. Thereafter, interest shall accrue on the Term Loan at a rate equal to the “Prime Rate” in effect from time to time, plus (a) 2.00% per annum if the Company’s previous quarter’s Fixed Charge Coverage Ratio (“FCCR”) is less than or equal to 2.00 to 1.00, or (b) 1.50% per annum if the Company’s previous quarter’s FCCR is greater than or equal to 2.00 to 1.00, each as determined by SVB in accordance with generally accepted accounting principles. Pricing adjustments shall be effective no later than three business days after SVB’s receipt of satisfactory financial

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

reporting and shall remain effective until receipt by SVB of financial statements for such next successive quarter. Interest in all circumstances shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the greater of (i) 6.50%, or (ii) the rate announced from time to time by SVB as its “prime rate;” it is a base rate upon which other rates charged by SVB are based, and it is not necessarily the best rate available at SVB. The interest rate applicable to the outstanding obligations shall change on each date there is a change in the Prime Rate. Regardless of the amount of obligations that may be outstanding from time to time under the SVB Loan Agreement, the Company is obligated to make minimum monthly interest payments to SVB equal to $15,000 during the term of this Agreement.

The Company’s obligations under the SVB Loan Agreement are secured by all of the assets of the Company and Acquisition Sub, including the Comdial Assets. These include accounts receivable, inventory, equipment, intellectual property, all claims, credit balances, proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), and all products, books and records related to such assets.

On September 28, 2005 (the “Closing Date”) we also executed a secured promissory note in the aggregate principal amount of $2,500,000. The Comdial Note bears interest at the rate of 8% per annum and matures on the first anniversary of the Closing Date. The Comdial Note is secured by all our assets, and is junior in interest to any security interest granted with respect to any current or future indebtedness of the Company owed to SVB, including, without limitation, amounts owing under the 2005 Debt Financing, up to $9,000,000 plus principal amounts in connection with any existing cash secured credit extensions (including letters of credit and cash management services) in an amount not to exceed $500,000.

The Company has determined that it was in violation of one of the covenants of the SVB Loan agreement at September 30 and October 31, 2005, and believes that it will be determined to be in violation of the covenant on November 30, 2005. The Company tentatively identified the violation upon completion of an analysis of the covenant following the completion of the purchase accounting for the acquisition of the assets of Comdial Corporation, which occurred on September 28, 2005. The Company has entered into discussion with Silicon Valley Bank, the originator of the loan in question, to amend the loan agreement and modify the covenant to insure that the Company is not in violation of the loan agreements covenants. In the meantime, the Company has reclassified all long term debt under the loan agreement as current debt, because the Silicon Valley Bank can require the Company to repay the loan until the violation is eliminated.

(12) EMPLOYEE BENEFIT PLANS

The Company has a qualified 401(k) profit-sharing plan (defined contribution plan) which became effective July 1, 1991. The plan covers substantially all employees having at least six months of service. Participants may voluntarily contribute to the plan up to the maximum limits imposed by Internal Revenue Service regulations. The Company will match up to 50% of the participants’ annual contributions up to 3% of the participants’ compensation. Participants are immediately vested in the amount of their direct contributions and vest over a five-year period, as defined by the plan, with respect to the Company’s contribution.

The Company’s contribution to the profit-sharing plan was approximately $154,000, $123,000, and $98,000 for the fiscal years ended June 30, 2005, 2004 and 2003, respectively.

(13) INCOME TAXES

No income tax expense (benefit) was recorded in fiscal years 2005, 2004 and 2003 as the Company incurred net losses for all periods. However, the Company recorded a deferred tax provision and corresponding liability arising from the timing differences associated with amortizing goodwill for income tax purposes over a 15 year

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

life Income tax expense (benefit) differs from the amount computed by applying the combined statutory income tax rate to the loss before income taxes as follows (in thousands):

	2005	2004	2003
Computed “expected” tax benefit	$(5,248)	$(1,073)	$(2,390)
Losses not benefited	5,505	1,073	2,390

Total income tax expense	$257	$—	$—

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2005 and 2004 are presented below (in thousands):

	June 30,
	2005	2004
Deferred tax assets:
Purchased technology	$115	$139
Allowances for doubtful accounts and returns	16	32
Allowances for inventory obsolescence	78	91
Accrued compensation and benefits	368	54
Other accrued liabilities	612	1,364
Depreciation and amortization	—	32
Prepaid expenses	65	—
Federal and state net operating loss and credit carryforwards	29,604	23,100

Total gross deferred tax assets	$30,858	$24,812
Less valuation allowance	(31,013)	(24,733)

Deferred tax assets	(155)	79
Deferred tax liabilities
Prepaid expenses	—	(79)
Depreciation and amortization	155	—
Goodwill and intangibles	(257)	—

Net deferred tax liabilities	$(257)	$—

Total valuation allowance increased/decreased by $ 6.3 million and $1.1 million for the fiscal years ended June 30, 2005 and 2004, respectively. The Company has evaluated the ability to realize its deferred tax assets and based on an evaluation of all of the evidence, both objective and subjective, including the existence of operating losses in recent years, it has concluded that it is more likely than not that the deferred tax assets will not be realized.

The Company believes that as a result of the equity financing activity that has that taken place, a change in control has occurred for purposes of the Internal Revenue Code section 382, which places limitations on utilization of loss carryforwards. If a section 382 change in control had not occurred, the company would have had $76.5 million in loss carryforwards for federal income tax purposes at June 30, 2005 and $46.5 million in loss carryforwards for state purposes at June 30, 2005. The Company expects that a substantial portion of these loss carryforwards will expire unutilized as a result of the application of section 382.

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

(14) COMMITMENTS

Operating Leases

The Company leases officespace and equipment under non-cancelable operating lease agreements expiring through 2010. These leases contain renewal options and the Company is responsible for certain executory costs, including insurance, maintenance, taxes and utilities. Total rent expense for these operating leases was approximately $1,730,000, $1,166,000, $1,225,000 for the fiscal years ended 2005, 2004 and 2003, respectively. In September 2005, the Company relocated to new office facilities, and the new minimum lease obligations are reflected in the below table.

The approximate minimum rental commitments under noncancelable operating leases that have remaining noncancelable lease terms in excess of one year at June 30, 2005 are as follows (in thousands):

Years Ending June 30	Future Minimum Lease Payments
2006	$946
2007	830
2008	448
2009	463
2010	478

Total	$3,165

Royalty Agreements

Artisoft licenses software from several software developers for inclusion with its products and use by its customers. These licenses are subject to royalty agreements. As of June 30, 2005 minimum royalty obligations of $220,000 existed based on royalty agreements expiring within one year.

(15) CONTINGENCIES, GUARANTEES AND INDEMNIFICATIONS

The Company is subject to lawsuits and other claims arising in the ordinary course of its operations. In the opinion of management, based on consultation with legal counsel. Except as noted in the following paragraph, the effect of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

On September 27, 2005 we delivered a claim to Consolidated IP Holdings, Inc. (“CIPH”), the former Vertical Networks, Inc., making claims against the escrow established as a part of the acquisition of the assets of Vertical Networks on September 28, 2004. We have asserted claims that $0.6 million of the $1 million escrow should be retained by us as a result of a failure by CIPH to meet certain terms and conditions under the Asset Purchase Agreement entered into September 23, 2004. We received a Response to Claim notice from CIPH, wherein they dispute our claims. After attempts to work with CIPH in good faith to resolve this dispute, we received notice on November 29, 2005 that CIPH had initiated legal action against us and U.S. Bank, N.A. (the “Escrow Agent”) in the United States District Court of Massachusetts on November 10, 2005. CIPH is requesting declaratory relief and specific performance arising out of our alleged breach of and failure to perform our obligations under the Asset Purchase Agreement and the escrow agreement between us, CIPH, and the Escrow Agent on September 28, 2004, which include a demand upon the Escrow Agent to disburse the $0.6 million we claim under the indemnification provisions of the Asset Purchase Agreement and demanding we produce certain

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

documentation relating to the payments we have received from CVS Pharmacy Inc. since the closing of the Asset Purchase Agreement.

As part of our agreement to acquire the assets of Vertical Networks, we entered into a separate agreement with Vertical Networks on September 28, 2004 (the “License Agreement”). The License Agreement, among other things, granted us the license to use certain patents held by Vertical Networks (the “Licensed Patents”). On November 4, 2005, we received a notice from CIPH claiming that we have materially breached certain terms of the License Agreement. We provided CIPH with a response disputing this claim with the hope of amicably resolving this dispute. We received a letter dated December 8, 2005 from CIPH claiming that we had failed to remedy this alleged breach in the time specified under the License Agreement and notifying us that CIPH was terminating the License Agreement for the Licensed Patents. We are investigating their claim and intend to vigorously defend all of our rights under the License Agreement. However, should CIPH prevail in their claim that we have materially breached the License Agreement and that this breach resulted in their ability to so terminate the License Agreement, we could be precluded from using the Licensed Patents. Our inability to use the Licensed Patents would limit our ability to produce and sell our InstantOffice products, or might necessitate licensing or developing alternate technology, any of which would have a material adverse effect on our financial condition and results of operation.

The Company enters into standard indemnification agreements in our ordinary course of business. Pursuant to these agreements, we indemnify, hold harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally our business partners or customers, in connection with any patent or any copyright or other intellectual property infringement claim by any third party with respect to our products.

The term of these indemnification agreements is generally perpetual. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. Accordingly, we have no liabilities recorded for these agreements.

The Company warrants that our software products will perform in all material respects in accordance with our standard published specifications in effect at the time of delivery of the licensed products to the customer for 90 days. We warrant that our maintenance services will be performed consistent with generally accepted industry standards through completion of the agreed upon services. Additionally, we warrant that our InstantOffice hardware products will perform in all material respects in accordance with our standard published specifications in effect at the time of delivery of the products to the customer for one year, with the exception of shipments to one customer which was offered warranties that expire sixteen months after the date of shipment, and there is an extended warranty agreement with another customer that allows that customer to submit warranty claims after the initial one-year period. This agreement terminated on December 1, 2005. We have no liabilities recorded for this agreement since any warranty claims will be expensed as they occur to match the associated deferred revenue amortization. The Company provides for the estimated cost of hardware product warranties based on specific warranty claims and claim history. If necessary, we would provide for the estimated cost of the software and services warranties based on specific warranty claims and claim history, however, we have never incurred any significant expenses under our product or service warranties.

The Company has agreed to indemnify each of the selling stockholders from and against any losses, claims, damages or liabilities to which a selling stockholder may become subject under the Securities Act or other applicable law, if such losses, claims, damages or liabilities arise from any of the following:

•	any untrue statement of a material fact contained in this prospectus at the time of effectiveness;

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

•	any omission of a material fact required to be stated in this prospectus or necessary to make the statements in this prospectus not misleading; or

•	any failure by our company to fulfill any undertaking included in this prospectus, as amended, at the time of effectiveness.

The Company has also indemnified certain investors in connection with the Company’s acquisitions of Vertical Networks and Comdial, as discussed in Notes 9 and 10 and the 2005 Debt Financing. Generally, these indemnifications protect the indemnified parties against losses, claims, damages or liabilities arising from a breach of any representation, warranty or covenant made in the 2005 Stock Purchase Agreement. The indemnification does not cover indirect, punitive, exemplary, consequential or special damages.

The term of these indemnifications is one year. The potential amounts of future payment we could be required to make under these indemnifications is limited to the extent of direct damages. We have not recorded any liabilities associated with these agreements.

(16) DOMESTIC AND INTERNATIONAL OPERATIONS

A summary of domestic and international net sales for fiscal years 2005, 2004 and 2003, respectively, is shown below. Substantially all of the Company’s assets reside in the United States.

	2003	2004	2005
Domestic revenue	$5,844	$7,675	$16,000
International revenue	762	1,316	$1,460

Net sales	$6,606	$8,991	$17,460

Domestic and international net sales for quarter ended September 30, 2005 and 2004, respectively, is shown below.

	2004	2005
Domestic revenue	$2,611	$9,534
International revenue	323	353

Net sales	$2,934	$9,887

(16) SUPPLEMENTAL FINANCIAL INFORMATION

A summary of additions and deductions related to the allowances for accounts receivable and inventories for the fiscal years ended June 30, 2005, 2004 and 2003 are as follows:

	Balance at Beginning of Year	Acquired With Vertical Networks	Additions	Usage/ Adjustments	Balance at End of Year
Allowance for Doubtful Accounts and Rotation Reserves:
Year Ended June 30, 2005	80	301	49	(7)	423
Year Ended June 20, 2004	182	—	64	(166)	80
Year Ended June 30, 2003	258	—	175	(251)	182

ARTISOFT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(including data applicable to unaudited periods)

(17) QUARTERLY RESULTS (UNAUDITED)

The following tables present selected unaudited quarterly operating results for the Company’s eight quarters ended June 30, 2005 and June 30, 2004 for continuing operations (in thousands). The Company believes that all necessary adjustments have been made to present fairly the related quarterly results, except per share data.

Fiscal 2004	First Quarter	Second Quarter		Third Quarter		Fourth Quarter	Total
Net revenue	$1,967	$1,970		$2,494		$2,560	$8,991
Total gross profit	1,909	1,923		2,422		2,472	8,727
Operating loss	(996)	(994)		(332)		(852)	(3,172)
Net loss	(991)	(990)		(327)		(848)	(3,154)
Loss applicable to common shares	(4,088)	(990)		(327)		(848)	(6,251)
Basic and diluted net
Loss per common share	(1.30)	(.27)		(.09)		(.22)	(1.73)

Fiscal 2005	First Quarter	Second Quarter re-stated		Third Quarter re-stated		Fourth Quarter	Total
Net revenue	$2,934	$4,668		$4,182		$5,676	$17,460
Total revenue	2,934	4,668		4,182		5,675	17,460
Operating loss	(1,404)	(3,743	)(1)	(5,301	)(1)	(4,913)	(15,361)
Net loss	(1,406)	(3,804	)(1)	(5,355	)(1)	(4,966)	(15,531)
Loss applicable to common shares	(2,874)	(3,804	)(1)	(5,355	)(1)	(4,966)	(16,999)
Basic and diluted net
Loss per common share	(0.61)	(0.11	)(1)	(0.16	)(1)	(0.16)	(0.58)

(1)	Amounts Restated for change in non-cash compensation expense.

ITEM 9B.	OTHER INFORMATION

None.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses in connection with the issuance and distribution of the securities being registered hereby other than the underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees.

Securities and Exchange Commission registration fee	$8,096
Legal fees and expenses (other than Blue Sky fees and expenses)	$100,000
Blue Sky fees and expenses	—
Printing and engraving expenses	$15,000
Accounting fees and expenses	$50,000
Transfer Agent and Registrar fees and expenses	$5,000
Miscellaneous	$5,000
Total	$183,096

We will bear all of the foregoing fees and expenses.

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in our certificate of incorporation.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Registrant’s Current Certificate of Incorporation. Article TENTH of the Registrant’s current certificate of incorporation provides that we have the power to indemnify, and to purchase and maintain insurance for, our directors and officers and shall indemnify our directors and officers against all liability, damage and expense arising from or in connection with service for, employment by or other affiliation with the Registrant to the maximum extent and under all circumstances permitted by law.

Article VIII of the Registrant’s bylaws contains provisions relating to the indemnification of our directors and officers which are consistent with Section 145 of the Delaware General Corporation Law. It provides that a director of officer of the Registrant (a) shall be indemnified by us against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any suit, action or proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by us against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of our company brought against him by virtue of his position as a director or officer of our company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of our company, except that no indemnification shall be made with respect to any matter as which such person shall have been adjudged to be liable to our company, unless a court determines that, despite such adjudication but in view of all of the circumstances of the case, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any action suit or proceeding described above, he is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met.

Registrant’s Amended and Restated Certificate of Incorporation. The Amended and Restated Charter provides that the Registrant will indemnify its directors and officers to the fullest extent permitted under Delaware law. Such indemnification will be provided in connection with suits or proceedings arising by reason of the directors’ or officers’ service for the Registrant or any of its subsidiaries or any other entity at its request. The directors and officers will be indemnified against all expense, liability and loss in respect of such proceedings where:

•	the director or officer acted in good faith and in a manner the director reasonably believed to be in the best interests of the Registrant;

•	in a criminal matter, the director or officer had no reasonable cause to believe that the director’s or officer’s behavior was illegal; and

•	the proceeding (or part thereof) was not initiated without our consent against the Registrant, its subsidiaries, or certain of its affiliates or agents.

The right to indemnification will include advancement of certain expenses, subject to our receipt of an undertaking and reasonable assurances that the Registrant may reasonably require that any such advances will be repaid in the event it is ultimately determined that the director or former director was not entitled to such indemnification.

Each director’s or officer’s right to indemnification under the Amended and Restated Charter will not be exclusive of indemnification available to them by contract or otherwise. Additionally, the Amended and Restated Charter expressly permits the Registrant to indemnify persons who are not directors or officers to the fullest extent permitted by Delaware law.

Director and Officers’ Insurance. The Registrant purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 15.	Recent Sales of Unregistered Securities.

On September 28, 2005, pursuant to the terms of the 2005 Stock Purchase Agreement, the Registrant sold an aggregate of 11,329,785 shares of its common stock at a per share cash purchase price of $1.1386. The Registrant received gross proceeds from the sale of approximately $12.9 million, which were used in part to satisfy the purchase price of the Comdial assets. In addition, on September 28, 2005, the Registrant issued the New Warrants to the 2004 Investors in lieu of the Liquidated Damages, representing the right to purchase an aggregate of 1,218,675 shares of our common stock. Each New Warrant has a term of exercise expiring on September 28,

2010. The number of shares issuable upon exercise is subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification or merger or consolidation. The New Warrants are exercisable at any time prior to the expiration date by delivering the warrant certificate to the Registrant, together with a completed election to exercise and payment of the exercise price, which is equal to $0.01 per share of common stock. The New Warrants contain a “net exercise” feature under which the Registrant does not receive any cash, but rather, the number of shares issued upon exercise is net of the number of shares withheld by the Registrant pursuant to a formula, with the result that if all holders of New Warrants elect to use the net exercise feature, the Registrant would issue an aggregate of 1,202,728 shares of common stock. Upon the filing of the certificate of amendment to effect the Amended and Restated Charter, the New Warrants will be automatically exercised in a cashless exercise.

On September 28, 2004, pursuant to the terms of a stock purchase agreement described under the heading, “Certain Relationships and Related Party Transactions—September 2004 Financing” above, the Registrant sold an aggregate of 19,768,110 shares of common stock at a per share cash purchase price of $1.1368. The Registrant received gross proceeds from the sale of $22.5 million. On October 1, 2004, the Registrant sold the remaining 4,391,358 shares of common stock to be sold under the stock purchase agreement at a per share cash purchase price of $1.1368 in a private placement to M/C Venture Partners. The Registrant received gross proceeds from that sale of $5.0 million.

In addition, on September 28, 2004, the Registrant issued to ThinkEquity Partners LLC a warrant to purchase up to 168,542 shares of common stock at a per share exercise price of $2.85 in a private placement as payment, in part, for ThinkEquity Partners’ fee for services to the Registrant in connection with the stock purchase agreement. The warrant has a term of exercise expiring on September 28, 2009.

On December 16, 2003, the Registrant entered into an agreement to issue an aggregate of 82,610 shares of common stock and warrants to purchase an aggregate of 82,610 shares of common stock to affiliates of Austin W. Marxe and David M. Greenhouse. The Registrant issued these securities as payment in full of the Registrant’s obligation to pay liquidated damages under the registration rights agreement dated September 27, 2002 by and among the Registrant and these affiliates with respect to the registration of shares of common stock issued in September 2002.

On June 27, 2003 the Registrant entered into a purchase agreement with several investors, including affiliates of Steven C. Zahnow, Jon D. Gruber, Perkins Capital Management, Inc., Whitebox Advisors and Constable Advisors, LLC. Under the purchase agreement, the Registrant agreed to issue and sell an aggregate of 2,627,002 shares of Series C preferred stock at a per share purchase price equal to $1.50 and warrants to purchase an aggregate of 2,627,002 shares of common stock at an initial per share price equal to $1.88. The Registrant completed this financing on September 10, 2003. The Registrant received gross proceeds from the issuance and sale of Series C preferred stock in this financing in the amount $3,940,503.

On September 27, 2002, the Registrant issued and sold an aggregate of 1,904,800 shares of common stock at a per share cash purchase price of $1.05 to the following investors: Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. To the Registrant’s knowledge, each of these investors is in the business of making investments in companies and used cash funds available to their businesses in order to purchase the shares of common stock acquired by them in the transaction. Special Situations Fund III, L.P. purchased 1,034,000 shares of common stock, Special Situations Cayman Fund, L.P. purchased 344,700 shares of common stock, Special Situations Private Equity Fund, L.P. purchased 344,700 shares of common stock and Special Situations Technology Fund, L.P. purchased 181,400 shares of common stock.

In August and November 2001, the Registrant issued and sold an aggregate of 2,800,000 shares of Series B preferred stock to investors in a private placement at a per share price equal to $2.50. The investors also received warrants to purchase up to 466,666 shares of common stock at an initial per share exercise price equal to $1.50. Gross proceeds from the financing were $7.0 million.

All transactions described above were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of such act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

3.1	Artisoft’s certificate of incorporation, as amended was filed with the Commission on September 18, 2003 as an exhibit to Artisoft’s Current Report on Form 8-K dated September 10, 2003 and is incorporated herein by reference.

3.2	Artisoft’s Bylaws were filed with the Commission as an exhibit to Artisoft’s Quarterly Report on Form 10-Q dated November 14, 2001 and are incorporated herein by reference.

3.3	Form of Proposed Amended and Restated Certificate of Incorporation.

4.1	Specimen Certificate representing shares of Artisoft’s common stock, $0.01 par value per share was filed with the Commission on September 18, 2003 as an exhibit to Artisoft’s Current Report on Form 8-K dated September 10, 2003 and is incorporated herein by reference.

4.2	Registration Rights Agreement dated August 8, 2001 by and among Artisoft and the Investors set forth therein was filed with the Commission on October 5, 2001 as an exhibit to Artisoft’s Registration Statement on Form S-3 (File No. 333-71014) and is incorporated herein by reference.

4.2.1	Amendment No. 1 dated September 28, 2004 to Registration Rights Agreement originally dated August 8, 2001 by and among Artisoft and the Investors set forth therein was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

4.3	Form of Warrant issued to the Investors party to the agreements filed as Exhibit 10.12 hereto was filed with the Commission on October 5, 2001 as an exhibit to Artisoft’s Registration Statement on Form S-3 (File No. 333-71014) and is incorporated herein by reference.

4.4	Registration Rights Agreement dated September 27, 2002 by and among Artisoft and the Investors set forth therein was filed with the Commission on September 30, 2002 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and is incorporated herein by reference.

4.5	Registration Rights Agreement dated September 10, 2003 by and among Artisoft and the Investors set forth therein was filed with the Commission on September 18, 2003 as an exhibit to Artisoft’s Current Report on Form 8-K dated September 10, 2003 and is incorporated herein by reference.

4.5.1	Amendment No. 1 dated September 28, 2005 to Registration Rights Agreement originally dated September 10, 2003 by and among Artisoft and the Investors set forth therein was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

4.6	Form of Warrant issued to the Investors party to the agreements filed as Exhibits 10.16 and 10.17 hereto was filed with the Commission on September 18, 2003 as an exhibit to Artisoft’s Current Report on Form 8-K dated September 10, 2003 and is incorporated herein by reference.

4.7	Form of Warrant to purchase shares of the Company’s common stock, dated September 28, 2005, issued by Artisoft, Inc. with schedule of warrant holders attached was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

4.8	Voting Agreement, dated September 28, 2005, by and among Artisoft, Inc. and the Investors set forth therein with schedule of stockholders to Voting Agreement attached was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

5.1	Opinion of Andrews Kurth LLP (to be filed by amendment).

10.1	1991 Director Option Plan was filed with the Commission on January 6, 1995 as an exhibit to Artisoft’s Current Report on Form 8-K dated December 23, 1994 and is incorporated herein by reference.

10.2	1994 Stock Incentive Plan was filed with the Commission on March 1, 1995 as an exhibit to Artisoft’s Current Report on Form 8-K dated February 10, 1995 and is incorporated herein by reference.

10.3#	Severance Agreement dated November 1, 2000 between Artisoft and Steve Manson was filed with the Commission on September 30, 2002 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and is incorporated herein by reference.

10.4#	Severance Agreement dated November 1, 2000 between Artisoft and Chris Brookins was filed with the Commission on September 30, 2002 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and is incorporated herein by reference.

10.5#	Letter Agreement and General Release of Claims dated June 30, 2003 between Artisoft and Paul G. Burningham filed with the Commission on September 29, 2003 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and is incorporated herein by reference.

10.6#	Letter Agreement and General Release of Claims dated March 12, 2003 between Artisoft and Michael O’Donnell filed with the Commission on September 29, 2003 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and is incorporated herein by reference.

10.7	Asset Purchase Agreement dated June 2, 2000 between Artisoft., Triton Technologies, SpartaCom Technologies and Spartacom Inc. (For Purposes of Articles IV, VI, XI and XIII Thereof) was filed with the Commission on September 22, 2000 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and is incorporated herein by reference.

10.8	First Amendment to Asset Purchase Agreement between Artisoft, Triton Technologies, SpartaCom Technologies and SpartaCom, Inc. was filed with the Commission on September 22, 2000 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and is incorporated herein by reference.

10.9+	OEM/Reseller Agreement, dated January 18, 2000, between Artisoft, Inc., and Toshiba America Information Systems, Inc. was filed with the Commission on September 28, 2001 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and is incorporated herein by reference.

10.10	Second Addendum to OEM/Reseller Agreement dated January 18, 2000 by and between Artisoft and the Telecommunication Systems Division of Toshiba America Information Systems, Inc. was filed with the Commission on February 10, 2003 as an exhibit to Amendment No. 2 Artisoft’s Registration Statement on Form S-3 (File No. 333-100756) and is incorporated herein by reference.

10.11	Patent License Agreement between Lucent Technologies GRL Corporation and Artisoft effective as of June 30, 2002 was filed with the Commission on December 20, 2002 as an exhibit to Amendment No. 1 Artisoft’s Registration Statement on Form S-3 (File No. 333-100756) and is incorporated herein by reference.

10.12	Consent, Waiver and Amendment Agreement dated June 27, 2003 among Artisoft, the holders of Artisoft’s Series B preferred stock and certain holders of Artisoft’s common stock was filed with the Commission on September 18, 2003 as an exhibit to Artisoft’s Current Report on Form 8-K dated September 10, 2003 and is incorporated herein by reference.

10.13	Purchase Agreement dated June 27, 2003 among Artisoft and the Investors set forth therein, as amended was filed with the Commission on September 18, 2003 as an exhibit to Artisoft’s Current Report on Form 8-K dated September 10, 2003 and is incorporated herein by reference.

10.14	Agreement dated December 16, 2003 among Artisoft, Inc. and the Investors set forth therein (including the form of warrant) was filed with the Commission on December 19, 2003 as an exhibit to Artisoft’s Current Report on Form 8-K dated December 19, 2003 and is incorporated herein by reference.

10.15	Asset Purchase Agreement, dated as of September 23, 2004, between Artisoft, Inc. and Vertical Networks Incorporated was filed with the Commission on September 29, 2004 as an exhibit to Artisoft’s Current Report on Form 8-K dated September 29, 2004 and is incorporated herein by reference.

10.16	2004 Stock Incentive Plan, as amended, was filed with the Commission on October 13, 2004 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and is incorporated herein by reference.

10.17	Stock Purchase Agreement dated September 28, 2004 among Artisoft and the Investors set forth therein, was filed with the Commission on October 4, 2004 as an exhibit to Artisoft’s Current Report on Form 8-K dated October 4, 2004 and is incorporated herein by reference.

10.17.1	Amendment No. 1 dated September 28, 2005 to Stock Purchase Agreement, originally dated September 28, 2004, by and among Artisoft, Inc. and the Investors set forth therein was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.18	Consent, Waiver and Amendment dated September 25, 2004 among Artisoft and the shareholders of Artisoft set forth therein, was filed with the Commission on October 4, 2004 as an exhibit to Artisoft’s Current Report on Form 8-K dated October 4, 2004 and is incorporated herein by reference.

10.19	Sublease, dated January 7, 2000, by and between Vertical Networks, Inc. and MMC Networks, Inc. was filed with the Commission as an exhibit to Artisoft’s Quarterly Report on Form 10-Q, dated January 25, 2005 and is incorporated herein by reference.

10.20+	Software Purchase Agreement, dated August 20, 2004 by and between Vertical Networks Inc. and CVS Pharmacy Inc. was filed with the Commission as an exhibit to Artisoft’s Quarterly Report on Form 10-Q, dated January 25, 2005 and is incorporated herein by reference.

10.21	Asset Purchase Agreement, dated as of September 1, 2005, between Comdial Corporation and Vertical Communications Acquisition Corp filed as Exhibit 2.1 to Artisoft’s Current Report on Form 8-K, dated September 1, 2005 and is incorporated herein by reference.

10.22	Lease dated August 31, 2005, by and between Artisoft, Inc. and One Memorial Drive Sublease, LLC for One Memorial Drive, Cambridge, Massachusetts 02142 was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.23	Lease dated June 6, 2005, by and between Artisoft, Inc. and SRI Mission Towers II LLC for Suite 400, 3979 Freedom Circle Drive, Santa Clara, California was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.24	Secured Subordinated Promissory Note, dated September 28, 2005, issued by Artisoft, Inc. to Comdial Corporation was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.25	Security Agreement, dated September 28, 2005, by and among Comdial Corporation, Artisoft, Inc. and Vertical Communications Acquisition Corp. was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.26	Stock Purchase Agreement, dated September 28, 2005, by and among Artisoft, Inc. and certain Investors set forth therein was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.27	Consent, Waiver and Release Agreement, dated September 28, 2005, by and among the Artisoft, Inc. and the Investors set forth therein was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.28	Loan and Security Agreement, dated September 28, 2005, by and between Artisoft, Inc. and Silicon Valley Bank was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.29	Subordination Agreement, dated September 28, 2005, by and among Artisoft, Inc., Comdial Corporation and Silicon Valley Bank was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.30	Intellectual Property Security Agreement, dated September 28, 2005, by and between Artisoft, Inc. and Silicon Valley Bank was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.31	Form of Agreement dated September 28, 2005, by and between Artisoft, Inc. and certain holders of options to purchase shares of Artisoft, Inc.’s common stock with schedule of option holders was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.32	Lease Agreement, dated September 28, 2005, by and between DMB Sarasota I, L.P., as Landlord and Vertical Communications Acquisition Corp., as Tenant for Fruitville Business Park, Sarasota, Florida was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

10.33	Intellectual Property Security Agreement, dated September 28, 2005, by and between Vertical Communications Acquisition Corp. and Silicon Valley Bank was filed with the Commission on October 13, 2005 as an exhibit to Artisoft’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and is incorporated herein by reference.

21.1	Subsidiaries of Artisoft.

23.1	Consent of Vitale, Caturano & Company, Ltd.

23.2	Consent of KPMG LLP

+	Confidential materials omitted and filed separately with the Commission.
#	Management contract or compensation plan or arrangement required to be filed as an exhibit pursuant to Item 14(c) of Form 10-K.

Item 17.	Undertakings.

(a)	Rule 415 offering. The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(h) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on December 12, 2005.

ARTISOFT, INC.

By:	/s/ William Y. Tauscher
William Y. Tauscher
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents that each individual whose signature appears below constitutes and appoints Mr. William Y. Tauscher and Duncan G. Perry, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ William Y. Tauscher William Y. Tauscher	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 12, 2005

/s/ Duncan G. Perry Duncan G. Perry	Chief Financial Officer (Principal Financial and Accounting Officer)	December 12, 2005

/s/ Michael P. Downey Michael P. Downey	Director	December 12, 2005

/s/ John W. Watkins John W. Watkins	Director	December 12, 2005

/s/ Francis E. Girard Francis E. Girard	Director	December 12, 2005

/s/ Matthew J. Rubins Matthew J. Rubins	Director	December 12, 2005

/s/ Robert J. Majteles Robert J. Majteles	Director	December 12, 2005

/s/ R. Randy Stolworthy R. Randy Stolworthy	Director	December 12, 2005